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                                                                     Exhibit 2.1

                                                                  EXECUTION COPY

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                             CONTRIBUTION AGREEMENT

                                  by and among

                                   ONEOK, INC.

                         NORTHERN BORDER PARTNERS, L.P.

                                       and

                NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP

                                February 14, 2006

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

                                TABLE OF CONTENTS

SECTION 1.  CONTRIBUTION...................................................    1
   1.1      Contribution to Northern Border................................    1
   1.2      Issuance of the Units..........................................    2
   1.3      The Closing....................................................    2
   1.4      GP Contribution and Dropdown To NBILP..........................    3
   1.5      Working Capital Adjustment.....................................    3

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF ONEOK........................    5
   2.1      Organization and Authority of ONEOK............................    5
   2.2      Organization, Authority and Qualification of the Entities......    6
   2.3      Capital of Companies; Beneficial Ownership.....................    6
   2.4      Subsidiaries...................................................    7
   2.5      Financial Statements...........................................    7
   2.6      Taxes..........................................................    8
   2.7      Absence of Certain Changes.....................................    9
   2.8      Ordinary Course................................................   10
   2.9      Intellectual Property..........................................   10
   2.10     Contracts......................................................   11
   2.11     Compliance.....................................................   12
   2.12     Litigation.....................................................   12
   2.13     Insurance......................................................   12
   2.14     Related Transactions...........................................   13
   2.15     Employee Benefit Matters.......................................   13
   2.16     Environmental Matters..........................................   14
   2.17     Securities Act.................................................   14
   2.18     Regulatory Matters.............................................   15
   2.19     Operating Assets...............................................   15
   2.20     Brokers' Fees..................................................   16
   2.21     Books and Records..............................................   16
   2.22     Indebtedness...................................................   16
   2.23     Disclaimer.....................................................   16

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE NBP PARTNERSHIPS.........   17
   3.1      Organization and Authority of the NBP Partnerships.............   17
   3.2      Capitalization.................................................   18
   3.3      Litigation.....................................................   19
   3.4      Compliance.....................................................   19
   3.5      Employee Matters...............................................   19
   3.6      Environmental Matters..........................................   20
   3.7      Absence of Certain Changes.....................................   21
   3.8      Securities Act.................................................   21
   3.9      SEC Filings....................................................   21
   3.10     Brokers' Fees..................................................   22
   3.11     Opinion of Financial Adviser...................................   22

   3.12     Registration Rights............................................   22
   3.13     Disclaimer.....................................................   22

SECTION 4.  COVENANTS OF ONEOK.............................................   23
   4.1      Conduct of the Entities........................................   23
   4.2      Cash Management................................................   25

SECTION 5.  COVENANTS OF THE NBP PARTNERSHIPS..............................   25
   5.1      Books and Records..............................................   25
   5.2      Approval of Issuance of Common Units Upon Conversion Units.....   26

SECTION 6.  COVENANTS OF ONEOK AND THE NBP PARTNERSHIPS....................   26
   6.1      Access to Information..........................................   26
   6.2      Commercially Reasonable Efforts................................   27
   6.3      Regulatory and Other Authorizations; Notices and Consents......   27
   6.4      Public Announcements...........................................   28
   6.5      Notices of Certain Events......................................   29
   6.6      Entity Guarantees..............................................   29
   6.7      Intercompany Accounts..........................................   29
   6.8      Shared Contracts and Drop-Down Contracts.......................   29
   6.9      ONEOK Marks....................................................   30
   6.10     Indebtedness for Borrowed Money................................   31
   6.11     Conversion Transactions........................................   31
   6.12     Interim Financial Statements...................................   31
   6.13     Cooperation Regarding Audits...................................   31
   6.14     Insurance Matters..............................................   32

SECTION 7.  CONDITIONS TO CLOSING..........................................   32
   7.1      Conditions to the Obligations of ONEOK.........................   32
   7.2      Conditions to the Obligations of the NBP Partnerships..........   34

SECTION 8.  TERMINATION OF AGREEMENT; RIGHTS TO PROCEED....................   36
   8.1      Termination....................................................   36
   8.2      Effect of Termination..........................................   37

SECTION 9.  INDEMNIFICATION................................................   37
   9.1      Survival of Representations and Warranties, Etc................   37
   9.2      Indemnification................................................   37
   9.3      Threshold; Cap.................................................   38
   9.4      Exclusive Remedy; Sole Recourse................................   40
   9.5      No Contribution................................................   40
   9.6      Setoff.........................................................   40
   9.7      Third Party Claims.............................................   40

SECTION 10. TAX MATTERS....................................................   41
   10.1     Retention of Records...........................................   41
   10.2     Cooperation....................................................   41


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
   10.3     Transfer Taxes.................................................   42
   10.4     Tax Returns....................................................   42
   10.5     Allocation of Taxes............................................   43
   10.6     Tax Indemnity..................................................   45
   10.7     Contests.......................................................   46
   10.8     Amended Tax Returns............................................   47
   10.9     Miscellaneous..................................................   47
   10.10    Allocation of Value among the Contributed Entities; Book Ups...   47

SECTION 11. MISCELLANEOUS..................................................   48
   11.1  Fees and Expenses.................................................   48
   11.2  Governing Law.....................................................   48
   11.3  Notices...........................................................   48
   11.4  Entire Agreement..................................................   50
   11.5  Assignability; Binding Effect.....................................   50
   11.6  Captions and Gender...............................................   50
   11.7  Execution in Counterparts.........................................   50
   11.8  Amendments........................................................   50
   11.9  Publicity and Disclosures.........................................   50
   11.10 Severability......................................................   51
   11.11 Waiver of Jury Trial..............................................   51
   11.12 Arbitration.......................................................   51
   11.13 Time of the Essence...............................................   51
   11.14 Remedies Cumulative; Specific Performance.........................   51
   11.15 Further Assurances................................................   52
   11.16 Third Party Beneficiaries.........................................   52
   11.17 Audit Committee Authority.........................................   52
   11.18 Certain Definitions...............................................   52
   11.19 Other Defined Terms...............................................   60

Exhibit A - Companies/Company Subsidiaries
Exhibit B - Form of Amendment
Exhibit C - ONEOK Guaranty Agreement
Exhibit D - Target Working Capital
Exhibit E - Services Agreement


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

                             CONTRIBUTION AGREEMENT

     This CONTRIBUTION AGREEMENT (this "Agreement") is entered into as of February 14, 2006 by and among ONEOK, Inc., an Oklahoma corporation ("ONEOK"), Northern Border Partners, L.P., a Delaware limited partnership ("Northern Border"), and Northern Border Intermediate Limited Partnership ("NBILP", and together with Northern Border, the "NBP Partnerships ") (each a "Party" and together, the "Parties"). Capitalized terms used but not defined shall have the meaning given in Section 11.18.

                                   WITNESSETH

     WHEREAS, ONEOK owns all of the issued and outstanding Equity Interests (the "Shares") of each of the Persons listed on Exhibit A hereto under the heading "Companies" (the "Companies", and each, individually, a "Company");

     WHEREAS, the Companies and their Subsidiaries, all of which are listed on Exhibit A under the heading "Company Subsidiaries", own and operate natural gas gathering, processing, fractionating, transportation, storage, pipelines and natural gas liquids assets located in Kansas, Oklahoma and Texas (the "Business"); and

     WHEREAS, ONEOK wishes to contribute the Shares to the NBP Partnerships and the NBP Partnerships wish to accept the contribution of the Shares, upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

SECTION 1. CONTRIBUTION

          1.1 CONTRIBUTION TO NORTHERN BORDER. Immediately before Closing, ONEOK shall deliver or cause to be delivered to Northern Plains Natural Gas Company, LLC ("Northern Plains") and Pan Border Gas Company, LLC ("Pan Border", and collectively, the "Contributing NBP General Partners"), good and sufficient instruments of transfer transferring the NBP GP Shares and the NBILP GP Shares to the Contributing NBP General Partners. At the Closing, ONEOK and the Contributing NBP General Partners shall deliver or cause to be delivered to Northern Border good and sufficient instruments of transfer transferring the NBP Shares and the NBP GP Shares, respectively, to Northern Border. Such instruments of transfer shall effectively vest in Northern Border good and marketable title to the NBP Shares and the NBP GP Shares free and clear of all Liens other than transfer restrictions imposed by applicable securities laws. The contribution of the NBP GP Shares by the Contributing NBP General Partners will be made in order to comply with the NBP General Partners' obligations to maintain general partner capital accounts in accordance with Section 4.2 of the Northern Border Partnership Agreement and NBP acknowledges that the contribution of the NBP GP Shares by the Contributing NBP general Partners is sufficient to maintain the aggregate general partner capital accounts in NBP required by Section 4.2 of the Northern Border Partnership Agreement.

          1.2 ISSUANCE OF THE UNITS. As consideration for the NBP Shares, Northern Border will, at Closing, issue to ONEOK 36,494,126 units representing limited partnership interests in Northern Border with the rights and preferences contained in the form of amendment (the "Amendment") to the Amended and Restated Agreement of Limited Partnership of Northern Border, dated as of October 1, 1993 (the "Northern Border Partnership Agreement"), attached hereto as Exhibit B (the "Units"), which Units shall be convertible, as set forth in the Amendment, into common units representing limited partnership interests in Northern Border ("Common Units;" and the Common Units into which the Units are convertible, the "Conversion Units").

          1.3 THE CLOSING.

               (a) Subject to the provisions of Section 8, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gable & Gotwals, 100 W. 5th Street, Tulsa, OK 74103, commencing at 10:00 a.m. local time on the first business day of the calendar month immediately following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties shall take at the Closing itself, including without limitation, conditions in Section 7.1(h) and 7.2(h) herein) or such other date as Northern Border and ONEOK may mutually determine (the "Closing Date").

               (b) At the Closing, ONEOK will deliver the following documents and deliverables to Northern Border:

                    (i) Good and sufficient instruments of transfer transferring all of the Shares to Northern Border free and clear of all Liens other than transfer restrictions imposed by applicable securities laws;

                    (ii) An executed copy of a Services Agreement substantially in the form attached hereto as Exhibit E (the "Services Agreement");

                    (iii) A certificate certifying that the transactions contemplated hereby are exempt from withholding under Code Section 1445 executed in accordance with the requirements of the Treasury regulations promulgated thereunder;

                    (iv) Resignations of the officers, directors and managers identified prior to Closing by Northern Border;

                    (v) An executed copy of a Guaranty substantially in the form attached hereto as Exhibit C (the "ONEOK Guaranty Agreement");

                    (vi) An executed copy of a Payment, Performance, Indemnity and Support Agreement substantially in the form attached hereto as Schedule 1.3(b)(vi);

                    (vii) A written opinion from legal counsel to ONEOK addressed to Northern Border substantially in the form attached hereto as
Schedule 1.3(b)(vii); and


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

                    (viii) Such other certificates, instruments of conveyance, and documents as may be reasonably requested by Northern Border prior to the Closing Date to carry out the intent and purposes of this Agreement.

               (c) At the Closing, Northern Border will deliver the following documents and deliverables to ONEOK:

                    (i) Certificates (or appropriate evidence of a book entry transfer to the account designated by ONEOK) representing the Units;

                    (ii) An executed copy of the Services Agreement;

                    (iii) An Agreement and Guaranty with respect to each of the equipment leases relating to ONEOK Bushton Processing, Inc., in a form reasonably acceptable to ONEOK and Northern Border, and such other agreements, certificates and assurances necessary in connection with the transfer of ONEOK Bushton Processing, Inc. to Northern Border;

                    (iv) An executed copy of a Payment, Performance, Indemnity and Support Agreement substantially in the form attached hereto as Schedule 1.3(b)(vi);

                    (v) A written opinion from legal counsel to Northern Border addressed to ONEOK substantially in the form attached hereto as Schedule 1.3(c)(v); and

                    (vi) Such other certificates, instruments, and documents as may be reasonably requested by ONEOK prior to the Closing Date to carry out the intent and purposes of this Agreement.

          1.4 GP CONTRIBUTION AND DROPDOWN TO NBILP. At the Closing and immediately following the contribution set forth in Section 1.1, (i) Northern Border shall deliver to NBILP good and sufficient instruments of transfer transferring the NBP Shares and the NBP GP Shares to NBILP, and (ii) ONEOK shall cause the Contributing NBP General Partners to deliver to NBILP good and sufficient instruments of transfer transferring the NBILP GP Shares to NBILP. Such instruments of transfer shall effectively vest in NBILP good and marketable title to the Shares free and clear of all Liens other than transfer restrictions imposed by applicable securities laws. The contribution of the NBILP GP Shares by the Contributing NBP General Partners will be made in order to comply with the NBP General Partners' obligations to maintain general partner capital accounts in accordance with Section 4.2 of the Amended and Restated Agreement of Limited Partnership of NBILP, dated as of October 1, 1993 (the "NBILP Partnership Agreement") and NBILP acknowledges that the contribution of the NBILP GP Shares by the Contributing NBP General Partners is sufficient to maintain the aggregate general partner capital accounts in NBILP required by
Section 4.2 of the NBILP Partnership Agreement.

          1.5 WORKING CAPITAL ADJUSTMENT.

               (a) As soon as practicable, but in no event later than 60 days following the Closing, ONEOK shall prepare and deliver to Northern Border a calculation (the "Closing Working Capital Statement") of the Net Working Capital of the Entities, on a consolidated basis, as of the close of business on the last day of the month immediately preceding the Closing Date (the "Closing Working Capital"). The Closing Working Capital Statement shall be prepared in accordance with the principles set forth in the definition of Net Working Capital.

               (b) ONEOK shall deliver a copy of the Closing Working Capital Statement to Northern Border promptly after it has been prepared. After receipt of the Closing Working Capital Statement, Northern Border shall have 30 days to review the Closing Working Capital Statement, together with the work papers used in the preparation thereof. ONEOK shall (i) provide Northern Border and its Representatives reasonable access during normal business hours to all relevant personnel, work papers, trial balances and other financial information to the extent necessary or useful to complete their review of the Closing Working Capital Statement, and (ii) cooperate with Northern Border's and its Representatives' reasonable requests with respect to the review of the Closing Working Capital Statement, including by providing on a timely basis all information necessary or useful in reviewing the Closing Working Capital Statement. Unless Northern Border delivers written notice to ONEOK on or prior to the 30th day after Northern Border's receipt of the Closing Working Capital Statement specifying in reasonable detail the amount, nature and basis of all disputed items, Northern Border shall be deemed to have accepted and agreed to the calculation of the Closing Working Capital. If Northern Border (or one of its Representatives) notifies ONEOK of an objection to the calculation of the Closing Working Capital, ONEOK and Northern Border shall, within 20 days (or such longer period as the Parties may agree in writing) following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive (other than as a result of manifest error or fraud).

               (c) If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then such amounts remaining in dispute shall be submitted to a nationally recognized public accounting firm agreed by Northern Border and ONEOK (the "Neutral Auditors"). Northern Border and ONEOK shall execute, if requested by the Neutral Auditors, a reasonable engagement letter, including customary indemnities. The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Section 1.5(c) and the presentations by ONEOK and Northern Border, and not by independent review, only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days of the dispute being submitted for their determination, shall be set forth in a written statement delivered to ONEOK and Northern Border and shall be final, non-appealable and binding on the Parties hereto, absent manifest error or fraud. A judgment of a court of competent jurisdiction may be entered upon the Neutral Auditors' determination. The Neutral Auditors shall have exclusive jurisdiction over, and resort to the Neutral Auditors as provided in this Section 1.5(c) shall be the only recourse and remedy of the Parties against one another with respect to, any disputes arising out of or relating to the adjustments pursuant to this Section 1.5(c). The fees, costs and expenses of the Neutral Auditors shall be borne by Northern Border, on the one hand, and by ONEOK, on the other, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Northern Border claims that the Closing Working Capital is $1,000 less than the amount determined by ONEOK, and ONEOK contests only $500 of the amount claimed by Northern Border, and if the Neutral Auditors ultimately resolve the dispute by awarding Northern Border $300 of the $500 contested, then the costs and expenses of the Neutral Auditors will be allocated 60% (i.e., 300 / 500) to ONEOK and 40% (i.e., 200 / 500) to Northern Border. The term "Final Closing

Working Capital" shall mean the definitive Closing Working Capital agreed to (or deemed to be agreed to) by Northern Border and ONEOK in accordance with Section 1.5(b) hereof or resulting from the determinations made by the Neutral Auditors in accordance with this Section 1.5(c) (in addition to those items theretofore agreed to by ONEOK and Northern Border).

               (d) In the event the Final Closing Working Capital

                    (i) exceeds the Target Working Capital, Northern Border shall pay the excess in cash to ONEOK; or

                    (ii) is less than the Target Working Capital, ONEOK shall pay the difference in cash to Northern Border (the payments contemplated by this Section 1.5(d) are referred to as the "Net Working Capital Adjustment").

     All payments made pursuant to this Section 1.5 shall be made by wire transfer of immediately available funds within five (5) days of the determination of the Final Closing Working Capital to an account designated in writing by the applicable Party.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF ONEOK

     Except as set forth in the disclosure schedules delivered by ONEOK (the "ONEOK Disclosure Schedules") to Northern Border on the date hereof (it being agreed that any matter disclosed in a particular Schedule of the Disclosure Schedules delivered by ONEOK shall be deemed to have been disclosed with respect to any other Sections of this Agreement to the extent that the relevance of such matter to such other Section is readily apparent from the information disclosed), ONEOK represents and warrants to Northern Border that the statements contained in this Section 2 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing, except in each case to the extent that such statements are expressly made only as of a specified date, in which case ONEOK represents and warrants that such statements are true, correct and complete as of such specified date.

          2.1 ORGANIZATION AND AUTHORITY OF ONEOK.

               (a) ONEOK is a corporation duly incorporated, validly existing and in good standing under the laws of Oklahoma.

               (b) ONEOK has all requisite right, authority and power to enter into this Agreement and each Related Agreement to be executed and delivered by ONEOK and to carry out the transactions contemplated hereby and thereby.

               (c) The execution, delivery and performance by ONEOK of this Agreement and each Related Agreement have been duly authorized by all necessary action of ONEOK and no other action on the part of ONEOK is required in connection therewith.

               (d) This Agreement and each Related Agreement to be executed and delivered by ONEOK constitutes, or when executed and delivered will constitute, valid and binding obligations of ONEOK enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws from time to time in effect which affect the enforcement of creditors' rights generally.

               (e) The execution, delivery and performance by ONEOK of this Agreement and each Related Agreement to be executed and delivered by ONEOK, with or without the giving of notice or the passage of time, or both:

                    (i) do not and will not conflict with or violate any provision of the organizational documents of ONEOK or any Entity;

                    (ii) do not and will not conflict with or violate any Legal Requirements applicable to ONEOK or any of the Entities, or, except as set forth in Schedule 2.1(e)(ii) and any filings required to be made under the HSR Act, require ONEOK or any Entity to obtain any approval, consent or waiver of, or make any filing with, any Governmental Authority that has not been obtained or made;

                    (iii) do not and will not require the consent, approval or waiver of any Person (other than any Governmental Authority), except as set forth in Schedule 2.1(e)(iii), or except for any such consents, approvals or waivers as have been obtained or the failure of which to be obtained would not, individually or in the aggregate, have a Material Adverse Effect; and

                    (iv) does not and will not breach any Material Contract or result in or permit the termination of any such Material Contract.

          2.2 ORGANIZATION, AUTHORITY AND QUALIFICATION OF THE ENTITIES. Each Company and each Subsidiary thereof (each, a "Company Subsidiary" and, together with the Companies, each an "Entity" and, collectively, the "Entities") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, as set forth on Exhibit A, and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each Entity is duly licensed or qualified to do business and is in good standing (to the extent applicable) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect. All material actions taken by the Entities have been duly authorized, and no Entity has taken any action that in any material respect conflicts with, constitutes a material default under or results in a material violation of the organizational documents of such Entities. True and correct copies of the organizational documents of each Entity, each as in effect on the date hereof, have previously been made available to Northern Border.

          2.3 CAPITAL OF COMPANIES; BENEFICIAL OWNERSHIP.

               (a) All of the issued and outstanding shares of capital stock of each of the Companies that is a corporation are validly issued, fully paid and nonassessable and are owned beneficially and of record, directly or indirectly, by ONEOK, and all of the limited liability company interests in each of the Companies that is a limited liability company are validly issued, fully paid and nonassessable and are owned beneficially and of record, directly or indirectly, by ONEOK, in each case free and clear of all Liens.

               (b) There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class or limited liability company interests, as the case may be, of any Company which would entitle the holders thereof to an interest in or rights in respect of that Company, and there are no agreements of any kind that may obligate ONEOK or any of its Affiliates (including the Companies) to sell, issue, purchase, redeem or otherwise transfer any Shares to any Person. There are no voting agreements, proxies or other similar agreements or understandings with respect to the Shares.

          2.4 SUBSIDIARIES.

               (a) Exhibit A lists, for each Company Subsidiary, its name, type of entity, jurisdiction of its incorporation, formation or organization and the percentage Equity Interest owned by a Company. Except as set forth in Schedule 2.4(a), the Companies own, directly or indirectly, all of the issued and outstanding Equity Interests of each Company Subsidiary, free and clear of all Liens other than transfer restrictions imposed by applicable securities laws, and the owner beneficially and of record of each Company Subsidiary is either a Company or a Company Subsidiary, as applicable, and all Equity Interests of each Company Subsidiary are validly issued, fully paid and nonassessable. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests of the Company Subsidiaries or that may obligate the Company Subsidiaries to issue or sell any Equity Interests of any Company Subsidiary, and there are no agreements of any kind that may obligate any Company to sell, issue, purchase, redeem or otherwise transfer any Equity Interests in any Company Subsidiary to any Person. There are no voting agreements, proxies or other similar agreements or understandings with respect to the Equity Interests of the Company Subsidiaries.

               (b) Other than the Company Subsidiaries, no Entity owns any Equity Interest in any Person except as set forth in Schedule 2.4(b). The Entities own, directly or indirectly, 50% of the outstanding Equity Interests in Fox Plant, L.L.C. and 10.1765% of the Equity Interests in Venice Energy Services Company, L.L.C., in each case free and clear of all Liens, other than transfer restrictions imposed by applicable securities laws.

          2.5 FINANCIAL STATEMENTS.

               (a) ONEOK has delivered to Northern Border true, correct and complete copies of a consolidated unaudited balance sheet of the Entities (the "Balance Sheet") as of December 31, 2005 (the "Balance Sheet Date") and an unaudited statement of income of the Acquired Entities for the 12 months then ended (together, the "Financial Statements") copies of which are attached hereto as Schedule 2.5(a). The long-term Indebtedness listed in the Financial Statements under the caption "Long-term Debt, excluding current maturities" is all owed to ONEOK or its Affiliates.

               (b) Except (i) to the extent set forth in or reserved against in the Balance Sheet or as identified in Schedule 2.5(b) hereto, (ii) for current liabilities (determined in accordance with GAAP) incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date, and
(iii) for immaterial Liabilities, none of the Entities has any Liabilities of


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

the type that would be required to be disclosed on a balance sheet of that Entity (or the notes thereto) prepared in accordance with GAAP.

               (c) The Financial Statements have been prepared in accordance with GAAP (except as disclosed herein) during the periods covered thereby, are complete and correct in all material respects, and present fairly in all material respects the financial condition of the applicable Entities at the dates of said statements and the results of their operations for the periods covered thereby, except for normal year or period end adjustments and the absence of footnotes.

          2.6 TAXES.

               (a) The Entities have (giving effect to extensions) (x) duly and timely filed (or there has been filed on their behalf) with the appropriate Governmental Authority all income and other material Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects and (y) timely paid or accrued on the their books, or there has been paid on their behalf, all material Taxes due and payable.

               (b) The Entities have complied in all material respects with all applicable Tax Laws relating to the payment and withholding of Taxes.

               (c) There are no Liens that arose in connection with Taxes upon the assets or properties of the Entities except for Liens described in clause
(a) of the definition of "Permitted Liens".

               (d) The Entities have not requested (nor has any request been made by any Person on behalf of any of the Entities) in writing any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding written waivers or comparable written consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Entities.

               (e) To the Knowledge of ONEOK, no U.S. federal, state, local or foreign audits, reviews or other administrative proceedings or court proceedings ("Audits") are ongoing or have been initiated with regard to any Taxes or Tax Returns of the Entities, and the Entities have not received any written notice of any such Audits.

               (f) None of the Entities has agreed or is required to make any adjustment by reason of a change in accounting method that would affect any taxable year ending after the Closing Date, and no Tax Authority has proposed any such adjustment or change in accounting method that would affect any taxable year ending after the Closing Date. None of the Entities have an application pending with any Tax Authority requesting permission for any change in accounting method that relates to their business or operations and that would affect any taxable year ending after the Closing Date.

               (g) Each of the Entities is classified as a partnership or a disregarded entity for U.S. federal income tax purposes, except for those Entities listed in Schedule 2.6.

               (h) No written claim has been made, and to the Knowledge of ONEOK there has been no oral or threatened claim, by any Tax Authority in a jurisdiction where an Entity does not file a Tax Return that it is or may be subject to Tax in that jurisdiction.

               (i) None of the Entities is a party to any Tax allocation or sharing agreement or has any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 or similar law, as a transferee, successor, by contract or otherwise.

               (j) ONEOK is a United States person within the meaning of the Code.

               (k) The unpaid Taxes of the Companies (A) did not, as of the Balance Sheet Date, exceed the reserves established on the Financial Statements, and (B) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Entities in filing their Tax Returns.

               (l) None of the assets or properties of the Entities (A) secures any debt the interest on which is tax-exempt under Code Section 103(a), (B) is "tax-exempt use property" within the meaning of Code Section 168(h), (C) is "tax exempt bond financed property" within the meaning of Code Section 168(g)(5), (D) is "limited use property" within the meaning of Revenue Procedure 76-30 or (E) will be treated as owned by another Person pursuant to the provisions of Code
Section 168(f)(8).

               (m) The transactions contemplated herein are not subject to tax withholding pursuant to the provisions of Section 3406 or Subchapter A of Chapter 3 of the Code or any other Legal Requirement.

          2.7 ABSENCE OF CERTAIN CHANGES. As of the date hereof, except as identified on Schedule 2.7, since the Balance Sheet Date there has not been:

               (a) any change in the financial condition, properties, assets, Liabilities, business or operations of the Entities that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

               (b) any contingent Liability incurred by any of the Entities as guarantor or otherwise with respect to the obligations of others (other than any other Entity) in excess of $500,000, or any cancellation of any material debt or claim owing to any Entity, or waiver of any right that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

               (c) other than Permitted Liens, any Lien placed on any of the material properties of the Entities, that remain in existence on the date hereof and that will remain in existence on the Closing Date;

               (d) any material obligation or Liability of any nature incurred by any of the Entities, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, other than obligations and Liabilities incurred in the ordinary course of business consistent with past practice and in accordance with the terms of this Agreement;

               (e) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the material properties or assets of any Entity other than in the ordinary course of business consistent with past practice and in accordance with the terms of this Agreement;

               (f) any material change in accounting principles, methods or practices used by any Entity;

               (g) any loss, damage, destruction or other casualty to any Entity's property, plants, equipment or inventories (whether or not covered by insurance) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

               (h) any material change in the compensation levels of any Entity's senior executives, any material changes in the manner in which other employees are generally compensated or any provision of additional or supplemental benefits for its employees generally, except, in each case, normal periodic increases or promotions effected in the ordinary course of business consistent with past practice;

               (i) any material commitment, guarantee, contractual obligation, capital expenditure or transaction entered into by any Entity, other than in the ordinary course of business consistent with past practice, or any borrowing or other incurrence, assumption or guarantee of Indebtedness by any Entity other than short term Indebtedness owed to ONEOK or its Affiliates; or

               (j) any agreement or understanding whether in writing or otherwise, for any Entity to take any of the actions specified in paragraphs (a) through (i) above.

     For purposes of this Section 2.7, materiality, as to any matter, shall be determined with respect to all the Entities, taken as a whole.

          2.8 ORDINARY COURSE. Since the Balance Sheet Date, the Entities have conducted their respective businesses in the ordinary course of business consistent with past practices.

          2.9 INTELLECTUAL PROPERTY. Each Entity owns or has the right to use all Intellectual Property Assets necessary for or used in the conduct of its business as currently conducted ("Entity Intellectual Property Assets"), and all such Entity Intellectual Property Assets owned by any Entity are free and clear of all Liens (other than Permitted Liens). Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach or termination of, or cancellation or reduction in rights of any Entity under any Contract providing for the license of any Entity Intellectual Property Assets to such Entity, except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have a Material Adverse Effect. No Entity is infringing or otherwise violating in any material respect the Intellectual Property Assets of any other Person.

          2.10 CONTRACTS.

               (a) As of the date hereof, Schedule 2.10(a) contains a true and complete listing of the following Contracts to which any Entity is a party (collectively, the "Material Contracts"):

                    (i) except for any intercompany Indebtedness that will be cancelled prior to Closing, each Contract for Indebtedness or the borrowing of money, or securing Indebtedness or the borrowing of money, by any Entity involving an obligation in excess of $500,000;

                    (ii) each natural gas transportation, storage, gathering or processing Contract that individually involves revenues of the Entities in excess of $500,000 for the year to date period ended on the Balance Sheet Date;

                    (iii) each executory Contract for the purchase of any fixed asset or service for a price in excess of $500,000, whether or not such purchase is in the ordinary course of business;

                    (iv) each Contract involving a remaining commitment by the Entities to pay capital expenditures in excess of $500,000;

                    (v) each Contract for lease of personal property or real property involving aggregate payments in excess of $500,000 in any calendar year;

                    (vi) each employment Contract and each Contract providing retention, severance or project bonus payments, in each case that have not been paid in full as of the date of this Agreement;

                    (vii) each Contract with any union, trade organization or bargaining unit representative;

                    (viii) each material acquisition, divestiture or merger agreement;

                    (ix) each joint venture or partnership agreement;

                    (x) except for Contracts otherwise described in this Section 2.10, each Contract between ONEOK or any of its Affiliates (other than the Entities) or any officer, director or manager of any Entity, on the one hand, and any Entity on the other hand, involving payments by or to Entities in excess of $500,000 in any calendar year;

                    (xi) each Contract that provides for a limit on the ability of an Entity or its Affiliates to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

                    (xii) each Shared Contract involving payments by or to Entities in excess of $500,000 in any calendar year;

                    (xiii) each Drop-Down Contract involving payments by or to Entities in excess of $500,000 in any calendar year; and

                    (xiv) each Contract not otherwise listed above involving aggregate payments (contingent or otherwise), by or to the Entities in excess of $500,000 in any future calendar year that cannot be terminated by the Entities upon 60 days or less notice without penalty.

               (b) True and complete copies of all Material Contracts have been made available to Northern Border.

               (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Material Contract is in full force and effect and represents the legal, valid and binding obligation of the Entity that is a party thereto and, to the Knowledge of ONEOK, represents the legal, valid and binding obligation of the other parties thereto, and (ii) the Entities are not and, to the Knowledge of ONEOK, no other party is in material breach of any Material Contract, and neither ONEOK nor any Entity has received any written or, to the Knowledge of ONEOK, oral notice of termination or breach of any Material Contract. For purposes of this Section 2.10(c) only, "Material Contracts" shall also include all Contracts of the types described in Section 2.10(a) above entered into by any Entity between the date hereof through and including the Closing Date.

          2.11 COMPLIANCE. Each Entity is, and at all times since January 1, 2001 has been, in material compliance with all applicable Legal Requirements, except for such instances of non-compliance that, individually or in the aggregate would not have a Material Adverse Effect. Since January 1, 2001, none of ONEOK or any Entity has received any written notice from any Governmental Authority regarding any actual or possible material violation of or material failure by any Entity to comply with any Legal Requirement that has resulted, or would reasonably be expected to result, in any material fine, penalty or Liability. Each Entity holds all Permits necessary for it to own and operate its assets and for the conduct of the Business as now being conducted, other than any Permits, the failure of which to hold would not, individually or in the aggregate, have a Material Adverse Effect and there is no suspension or cancellation of any such Permits pending or, to the Knowledge of ONEOK, threatened.

          2.12 LITIGATION. Except as disclosed in Schedule 2.12, there are no Legal Proceedings pending or, to the Knowledge of ONEOK, threatened (a) that (i) seeks more than $1,000,000 in damages for which any Entity could be liable, (ii) seeks injunctive relief against any Entity, its assets or its activities or
(iii) is, or seeks to be certified as, a class or similar representative action and involves any Entity or the material assets of any Entity, or (b) that challenges or otherwise seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated hereby. No Entity (nor any of the material assets of any Entity) is subject to any outstanding Governmental Order.

          2.13 INSURANCE. Schedule 2.13 identifies all insurance policies maintained by, at the expense of or for the benefit of any Entity and identifies any material unresolved claims made thereunder. ONEOK has previously made available to Northern Border accurate and complete copies of the insurance policies identified on Schedule 2.13. Each of such insurance policies is in full force and effect, and the Entities have paid all premiums due thereunder. Since January 1, 2005, no Entity has received any written notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

          2.14 RELATED TRANSACTIONS. Except as set forth on Schedule 2.14, and other than through ownership of the Shares, no Related Party (a) has any direct or indirect ownership interest in any material asset used in or otherwise relating to the Business; (b) is indebted to any Entity in an amount exceeding $500,000; (c) has any direct or indirect financial interest in any Material Contract; and (d) has any claim against any Entity in excess of $500,000 (other than rights to receive compensation for services performed as an employee of the Entity or its Subsidiaries). Each of the following shall be deemed to be a "Related Party": (i) ONEOK and its Affiliates (other than the Entities); (ii) each individual who is an officer or director of ONEOK, its Affiliates or any Entity; (iii) each member of the immediate family of each of the individuals referred to in clause "(ii)" above; and (iv) any trust or other entity (other than ONEOK or any Entity, Northern Border and any Subsidiary of Northern Border) in which any one of the individuals referred to in clauses "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a controlling voting, proprietary or equity interest.

          2.15 EMPLOYEE BENEFIT MATTERS. Except as set forth on Schedule 2.15:

               (a) All of the employees engaged in running and operating the Business are employees of ONEOK or its Affiliates (other than the Entities). None of the Entities have any employees or any Liabilities under any current or former Employee Benefit Plan.

               (b) No Entity has any Liabilities in respect of Employee Benefit Plans or employment matters relating to current or former employees of such Entity or any current or former ERISA Affiliate of such Entity.

               (c) Neither ONEOK or any of its Affiliates (including the Entities) is a party to, or bound by, any collective bargaining agreement, Contract or other understanding with a labor union with respect to any employees who perform services in connection with the businesses of the Entities, and, to the Knowledge of ONEOK, there are not any union organizing efforts underway with respect to any such employees. There are no unfair labor practice or labor arbitration proceedings pending or, to the Knowledge of ONEOK, threatened against any Entity.

               (d) Each Entity is in compliance, in all material respects, with all applicable Legal Requirements respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no Entity has or would reasonably be expected to have any Liability arising out of any failure of ONEOK or its Affiliates (other than the Entities) to comply with any such Legal Requirements.

               (e) None of the Entities is obligated to make any payments, or is party to any agreement that could obligate it to make any payments, that would not be deductible under Code section 162(m) or 280G of the Code, or would be considered a payment under a nonqualified deferred compensation plan, as contemplated in Code section 409A.

          2.16 ENVIRONMENTAL MATTERS. Notwithstanding any other provision in this Agreement, this Section 2.16 contains the exclusive representations of ONEOK concerning Environmental Matters. Except as set forth on Schedule 2.16:

               (a) Each Entity is, and at all times since January 1, 2001 has been, in material compliance with all applicable Environmental Laws;

               (b) There have been no releases of Hazardous Materials from, at, on or under any property now owned or leased (or formerly owned or leased) by any Entity which are required by applicable Environmental Laws to be remediated (or would, upon discovery, be required to be remediated) by any Entity, except for any releases that have been fully remediated or that would not, individually or in the aggregate, have a Material Adverse Effect;

               (c) Neither ONEOK nor any Entity has received any written request for information or written notification that it is a potentially responsible party under CERCLA or any similar state Legal Requirement with respect to any on-site or off-site location for which liability is currently being asserted against them with respect to the activities or operations of the Entities and no Entity has sent or contributed waste to any facility that is subject to a potential claim under CERCLA or any similar state Legal Requirement;

               (d) There are no material writs, injunctions, decrees, notices of violation, Governmental Orders or judgments outstanding, or any Legal Proceedings pending or, to ONEOK's Knowledge, threatened, involving any Entity relating to (i) its compliance with any Environmental Law or (ii) the release, discharge, spill, treatment, storage or disposal of Hazardous Materials into the environment at any location that could reasonably be expected to result in any Entity incurring any material Liability under Environmental Law;

               (e) Each Entity has obtained, currently maintains and is in material compliance with all Environmental Permits, and all such Environmental Permits are in effect and no Legal Proceeding is pending with respect to any such Environmental Permit;

               (f) Except as otherwise disclosed in the Balance Sheet, no material expenditures, capital improvements or changes in operation are, or, to the Knowledge of ONEOK, will be, necessary to achieve or maintain compliance with any Environmental Permit or Environmental Law, or will be necessary as a condition or result of the renewal, amendment or necessary modification of any Environmental Permit; and

               (g) ONEOK has provided or made available to Northern Border all information relevant to the environmental compliance and condition of the Entities and all of their respective Business Facilities, and the estimated or reasonably anticipated remediation costs related thereto.

          2.17 SECURITIES ACT. ONEOK is acquiring the Units solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. ONEOK acknowledges that the Units are not registered under the Securities Act or any applicable state securities law, and that such Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable. ONEOK acknowledges that each certificate representing the Units shall bear a legend in substantially the following form:

     THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS ("ACTS"). THE UNITS HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE UNITS UNDER THE ACTS OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT SUCH REGISTRATION IS NOT REQUIRED.

          2.18 REGULATORY MATTERS. No Entity is a "public utility company," "holding company" or "subsidiary" or "affiliate" of a holding company as such terms are defined in the Public Utility Holding Company Act of 1935 (the "1935 Act"). Each Entity that is a "Natural Gas Company" as that term is defined in
Section 2 of the Natural Gas Act ("NGA") is in compliance, in all material respects, with all provisions of the NGA and all rules and regulations promulgated by FERC pursuant thereto. Each such Natural Gas Company is in compliance, in all material respects, with all orders issued by FERC that pertain to material terms and conditions and material rates charged for services. No approval of (a) the SEC under the 1935 Act or (b) FERC under the NGA or the Federal Power Act is required in connection with the execution of this Agreement by ONEOK or the transactions contemplated hereby with respect to ONEOK or the Entities. The Form No. 2 Annual Reports filed by each Natural Gas Company with FERC for the years ended December 31, 2004 and December 31, 2003 were true, correct and complete, in all material respects, as of the dates thereof and since December 31, 2004 no Natural Gas Company has become subject to any proceeding under Section 5 of the NGA or any general rate case proceeding commenced under Section 4 of the NGA by reason of a filing made with the FERC after December 31, 2004. Except as set forth on Schedule 2.18, no approvals of state Governmental Authorities are required in connection with the execution of this Agreement by ONEOK or the transactions contemplated hereby with respect to ONEOK or the Entities.

          2.19 OPERATING ASSETS.

               (a) Except as identified to the contrary in Schedule 2.19(a), (i) except for the Drop-Down Contracts and the Shared Contracts and except as would not reasonably be expected to have a Material Adverse Effect, the Entities own or have the right to use the pipelines, storage facilities, gas processing facilities, fractionators, plants, equipment and related facilities and assets ("Operating Assets") necessary to enable them to conduct their business in the manner currently being conducted and the Entities own or have the right to use the Operating Assets that are reflected as being owned or leased by such Entities on the Financial Statements; (ii) the Operating Assets are free and clear of Liens other than Permitted Liens; (iii) each Entity has good and indefeasible title to the real property it owns in fee, free and clear of all Liens other than Permitted Liens; and (iv) each Entity has title to its rights-of-way and easements (A) free and clear of all Liens and claims of those claiming by, through or under ONEOK or its Affiliates

(other than the Entities), other than Permitted Liens; and (B) sufficient to allow such Entity to conduct its business in substantially the same manner as such business is currently being conducted.

               (b) Except as identified to the contrary in Schedule 2.19(b), the Operating Assets are in good operating condition and repair, ordinary wear and tear excepted, are free of material defects and are suitable for the use for which such assets are currently used.

          2.20 BROKERS' FEES. Except for UBS Investment Bank (the fees of which shall be paid solely by ONEOK), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by ONEOK or any of its Affiliates.

          2.21 BOOKS AND RECORDS. The respective books of account, minute books, stock or other equity record books and other records of each Entity, all of which have been made available to Northern Border, are complete and correct.

          2.22 INDEBTEDNESS. No Entity has any Indebtedness to any Person other than Indebtedness owed to the other Entities or to ONEOK or its other Affiliates.

          2.23 DISCLAIMER.

               (a) Except as and to the extent expressly set forth in Section 2,
(i) ONEOK makes no representations or warranties, express or implied, and (ii) ONEOK expressly disclaims all Liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Northern Border or any of its Subsidiaries, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection or advice that may have been provided to Northern Border by any officer, director, employee, agent, consultant, representative or advisor of ONEOK or any of its Affiliates).

               (b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN SECTION 2, ONEOK EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AS TO (I) TITLE TO ANY OF THE PROPERTIES OR OTHER ASSETS OF ANY OF THE ENTITIES, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM OR REPORT RELATING TO THE PROPERTIES OR OTHER ASSETS OF ANY OF THE ENTITIES, (III) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE PROPERTIES OR OTHER ASSETS OF ANY OF THE ENTITIES, (IV) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE PROPERTIES OR OTHER ASSETS OF ANY OF THE ENTITIES, OR (V) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO NORTHERN BORDER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR

WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN SECTION 2, NORTHERN BORDER SHALL BE DEEMED TO BE OBTAINING PIPELINES, STORAGE FACILITIES, PLANTS, EQUIPMENT AND RELATED FACILITIES AND OTHER ASSETS IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" WITH ALL FAULTS AND THAT NORTHERN BORDER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS IT DEEMS APPROPRIATE.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE NBP PARTNERSHIPS

     Except as set forth in the disclosure schedules (the "NBP Partnerships Disclosure Schedules") delivered by the NBP Partnerships to ONEOK on the date hereof (it being agreed that any matter disclosed in a particular Schedule of the NBP Partnerships Disclosure Schedules shall be deemed to have been disclosed with respect to any other Sections of this Agreement to the extent that the relevance of such matter to such other Section is readily apparent from the information disclosed), the NBP Partnerships represent and warrant to ONEOK that the statements contained in this Section 3 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing, except in each case to the extent that such statements are expressly made only as of a specified date, in which case the NBP Partnerships represent and warrant that such statements are true, correct and complete as of such specified date.

          3.1 ORGANIZATION AND AUTHORITY OF THE NBP PARTNERSHIPS.

               (a) The NBP Partnerships are limited partnerships duly organized, validly existing and in good standing under the laws of Delaware.

               (b) The NBP Partnerships have all requisite right, authority and power to enter into this Agreement and each Related Agreement to be executed and delivered by Northern Border and to carry out the transactions contemplated hereby.

               (c) The Partnership Policy Committee and the Audit Committee of Northern Border have each approved the execution, delivery and performance of this Agreement and each of the other Northern Border Transaction Agreements, and the Audit Committee has determined that the Northern Border Transaction is fair and reasonable to Northern Border. Except as contemplated by this Agreement, the execution, delivery and performance by the NBP Partnerships of this Agreement and each of the other Northern Border Transaction Agreements have been duly authorized by all necessary action of the NBP Partnerships and no other action on the part of the NBP Partnerships is required in connection therewith.

               (d) This Agreement and each Related Agreement (including, without limitation, the Amendment) executed and delivered by the NBP Partnerships constitutes, or when executed and delivered will constitute, valid and binding obligations of the NBP Partnerships enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws from time to time in effect which affect the enforcement of creditors' rights generally.

               (e) The execution, delivery and performance by the NBP Partnerships of this Agreement and each Related Agreement (including, without limitation, the Amendment) executed and delivered by the NBP Partnerships, with or without the giving of notice or the passage of time, or both, and the issuance of the Units or the Conversion Units, as applicable:

                    (i) do not and will not conflict with or violate any provision of the organizational documents of the NBP Partnerships;

                    (ii) do not and will not conflict with or violate any Legal Requirements applicable to the NBP Partnerships or, except as set forth in
Schedule 3.1(e)(ii) and any filings required to be made under the HSR Act, require the NBP Partnerships to obtain any approval, consent or waiver of, or make any filing with, any Governmental Authority that has not been obtained or made, except for such violations or failures to obtain such approval, consent or waiver would not, individually or in the aggregate, have a material adverse effect on the ability of the NBP Partnerships to perform its obligations hereunder and consummate the transactions contemplated hereby on the Closing Date;

                    (iii) except as set forth on Schedule 3.1(e)(iii), do not and will not require the consent, approval or waiver of any Person (other than any Governmental Authority), except for the approval of the issuance of the Conversion Units by the holders of the Common Units and except for any such consents, approvals or waivers as have been obtained or the failure of which to be obtained would not, individually or in the aggregate, have a material adverse effect on the ability of the NBP Partnerships to perform their obligations hereunder and consummate the transactions contemplated hereby on the Closing Date;

                    (iv) does not and will not breach any contract material to the business or operations of the NBP Partnerships or result in or permit the termination of any such contract; and

                    (v) except for issuance of the Conversion Units, do not require the consent or approval of the holders of Common Units.

               (f) The Northern Border Partnership Agreement and the NBILP Partnership Agreement are in full force and effect and are binding on all the partners thereto. After the Closing, the Amendment will be effective to amend the Northern Border Partnership Agreement in accordance with the provisions and terms of the Amendment.

          3.2 CAPITALIZATION.

               (a) As of the date hereof, Northern Border has 46,397,214 Common Units issued and outstanding and the partnership interests in Northern Border are as described in the Northern Border Partnership Agreement. Except as set forth on Schedule 3.2(a), there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the partnership interests of Northern Border or obliging

Northern Border to issue or sell any partnership interests of Northern Border. NBILP has a 1.0101% general partner interest issued and outstanding. All of the limited partner interests in NBILP are held by Northern Border. Except as set forth on Schedule 3.2(a), there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the partnership interests in NBILP or obligating NBILP to issue or sell any partnership interests of NBILP.

               (b) All of the Units and Conversion Units issuable to ONEOK pursuant to this Agreement, when issued, will at time of such issuance or conversion, as applicable, be duly authorized, validly issued, fully paid, and nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof, except as such non-assessability and absence of personal liability may be affected by section 18-607 of the Delaware Revised Limited Partnership Act. At the Closing, Northern Border will deliver to ONEOK good and valid title to the Units, and, upon conversion, to the Conversion Units, in each case, free and clear of any Liens, other than those imposed by section 18-607 of the Delaware Revised Limited Partnership Act, applicable securities laws or the Northern Border Partnership Agreement.

          3.3 LITIGATION. Except as disclosed in Schedule 3.3, there are no Legal Proceedings pending or, to the Knowledge of the NBP Partnerships, threatened (a) that (i) seeks more than $1,000,000 in damages for which the NBP Partnerships or any of their Subsidiaries could be liable, (ii) seeks injunctive relief against the NBP Partnerships or any of their Subsidiaries or any of their respective assets or activities or (iii) is, or seeks to be certified as, a class or similar representative action involving the NBP Partnerships or any of their Subsidiaries or any of their respective assets, or (b) that challenges or otherwise seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated hereby. Neither of the NBP Partnerships nor any of their Subsidiaries (nor any of their material assets) is subject to any outstanding Governmental Order.

          3.4 COMPLIANCE. Except as set forth on Schedule 3.4, the NBP Partnerships and their Subsidiaries are, and at all times since January 1, 2001 have been, in material compliance with all applicable Legal Requirements, except for such instances of non-compliance that, individually or in the aggregate would not have a Northern Border Material Adverse Effect. Except as set forth on
Schedule 3.4, since January 1, 2001, neither of the NBP Partnerships nor any of their Subsidiaries have received any written notice from any Governmental Authority regarding any actual or possible material violation of or material failure to comply with any Legal Requirement that has resulted, or would reasonably be expected to result, in any material fine, penalty or Liability. Except as set forth on Schedule 3.4, the NBP Partnerships and their Subsidiaries hold all Permits necessary for the conduct of their business as now being conducted, other than any Permits the failure of which to hold would not, individually or in the aggregate, have a Northern Border Material Adverse Effect, and there is no suspension or cancellation of any such Permits pending or, to the Knowledge of the NBP Partnerships, threatened.

          3.5 EMPLOYEE MATTERS. Except for the Black Mesa Companies:

               (a) Neither of the NBP Partnerships nor any of their Subsidiaries has at any time maintained, sponsored or been obligated to contribute to any Employee Benefit Plan.

               (b) There are no liabilities owed by the NBP Partnerships or any of their Subsidiaries in respect of current or former employees or employment related matters, other than to employees or former employees of ONEOK or its Affiliates who provide services primarily to one or more of the Entities.

               (c) Neither of the NBP Partnerships nor any of their Subsidiaries is a party to, or bound by, any collective bargaining agreement, Contract or other understanding with a labor union. There are no unfair labor practice or labor arbitration proceedings pending or, to the Knowledge of the NBP Partnerships, threatened in writing against the NBP Partnerships or any of their Subsidiaries.

          3.6 ENVIRONMENTAL MATTERS. Notwithstanding any other provision in this Agreement, this Section 3.6 contains the exclusive representations of the NBP Partnerships concerning Environmental Matters. Except as set forth on Schedule 3.6:

               (a) The NBP Partnerships and their Subsidiaries are, and at all times since January 1, 2005 have been, in material compliance, with all applicable Environmental Laws;

               (b) There have been no releases of Hazardous Materials at, on or under any property now owned or leased (or formerly owned or leased) by the NBP Partnerships or any of their Subsidiaries which are required by applicable Environmental Laws to be remediated by the NBP Partnerships or any of their Subsidiaries, except for any releases that have been fully remediated or that would not, individually or in the aggregate, have a Northern Border Material Adverse Effect;

               (c) Neither of the NBP Partnerships nor any of their Subsidiaries has received any written request for information or written notification that it is a potentially responsible party under CERCLA or any similar state Legal Requirement with respect to any on-site or off-site location for which liability is currently being asserted against them with respect to the activities or operations of the NBP Partnerships and their Subsidiaries and neither of the NBP Partnerships nor any of their Subsidiaries has sent or contributed waste to any facility that is subject to a potential claim under CERCLA or any similar state Legal Requirement;

               (d) There are no material writs, injunctions, decrees, notices of violation, Governmental Orders or judgments outstanding, or any Legal Proceedings pending or, to the Knowledge of the NBP Partnerships, threatened, involving the NBP Partnerships or any of their Subsidiaries relating to (i) its compliance with any Environmental Law or (ii) the release, discharge, spill, treatment, storage or disposal of Hazardous Materials into the environment at any location that could reasonably be expected to result in the NBP Partnerships or any of their Subsidiaries incurring any material Liability under Environmental Law;

               (e) The NBP Partnerships and each of their Subsidiaries has obtained, currently maintains and is in material compliance with all Environmental Permits, and all such Environmental Permits are in effect and no Legal Proceeding is pending with respect to any such Environmental Permit; and

               (f) Except to the extent set forth in or reserved against in the consolidated financial statements of Northern Border contained in the Northern Border SEC Documents, no material expenditures, capital improvements or changes in operation are, or, to the Knowledge of the NBP Partnerships, will be, necessary to achieve or maintain compliance with any Environmental Permit or Environmental Law, or will be necessary as a condition or result of the renewal, amendment or necessary modification of any Environmental Permit.

          3.7 ABSENCE OF CERTAIN CHANGES. As of the date hereof, since September 30, 2005 (a) there has not been any Northern Border Material Adverse Effect and
(b) the business of Northern Border and its consolidated Subsidiaries has been conducted in all material respects only in the ordinary course consistent with past practice.

          3.8 SECURITIES ACT. The NBP Partnerships are acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. The NBP Partnerships acknowledge that the Shares are not registered under the Securities Act or any applicable state securities law, and that such Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

          3.9 SEC FILINGS.

               (a) The NBP Partnerships have made available to ONEOK true and complete copies of all SEC Documents filed by Northern Border with the SEC since January 1, 2004 (the "Northern Border SEC Documents"), which are all of the documents (other than preliminary material) that Northern Border was required to file with the SEC since such date. As of their respective dates, the Northern Border SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder. None of the Northern Border SEC Documents, including, without limitation, any exhibits, financial statements or schedules included therein, at the time filed contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes and schedules) of Northern Border included in the Northern Border SEC Documents comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by the rules of the SEC) and fairly present in accordance with the applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which will be material), the consolidated financial position of Northern Border and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Northern Border and its consolidated Subsidiaries for the periods presented therein.

               (b) Except (i) to the extent set forth in or reserved against in the consolidated financial statements of Northern Border contained in the Northern Border SEC Documents, (ii) for current liabilities (determined in accordance with GAAP) incurred in the ordinary course of business consistent with past practices since the date of the most recent consolidated financial statements of Northern Border contained in the Northern Border SEC Documents and
(iii) except
for immaterial Liabilities, Northern Border has no Liabilities of the type that would be required to be disclosed on a balance sheet of Northern Border (or the notes thereto) prepared in accordance with GAAP.

          3.10 BROKERS' FEES. Except for the fees payable to the financial advisor referenced in Section 3.11 herein (the fees of which shall be paid solely by Northern Border), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Northern Border or any of its Affiliates.

          3.11 OPINION OF FINANCIAL ADVISER. Lehman Brothers Inc. has provided the Audit Committee of Northern Border (with a copy to the Partnership Policy Committee of Northern Border) with its opinion that, as of the date hereof and based upon and subject to the matters set forth therein, the net consideration involved in the Northern Border Transaction is fair to Northern Border from a financial point of view.

          3.12 REGISTRATION RIGHTS. The Units and the Conversion Units, when issued, will be Partnership Securities (as such term is used in the Northern Border Partnership Agreement) and ONEOK will be entitled to exercise all of the registration rights provided for in Section 6.14 of the Northern Border Partnership Agreement with respect to the Units and the Conversion Units.

          3.13 DISCLAIMER.

               (a) Except as and to the extent expressly set forth in Section 3,
(i) the NBP Partnerships make no representations or warranties, express or implied, and (ii) the NBP Partnerships expressly disclaim all Liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to ONEOK or any of its Affiliates, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection or advice that may have been provided to ONEOK by any officer, director, employee, agent, consultant, representative or advisor of the NBP Partnerships or any of their Subsidiaries).

               (b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN SECTION 3, THE NBP PARTNERSHIPS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AS TO (I) TITLE TO ANY OF THE PROPERTIES OR OTHER ASSETS OF THE NBP PARTNERSHIPS OR ANY OF THEIR SUBSIDIARIES, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM OR REPORT RELATING TO THE PROPERTIES OR OTHER ASSETS OF THE NBP PARTNERSHIPS OR ANY OF THEIR SUBSIDIARIES, (III) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE PROPERTIES OR OTHER ASSETS OF THE NBP PARTNERSHIPS OR ANY OF THEIR SUBSIDIARIES, (IV) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE PROPERTIES OR OTHER ASSETS OF THE NBP PARTNERSHIPS OR ANY OF THEIR SUBSIDIARIES, OR (V) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE

AVAILABLE OR COMMUNICATED TO ONEOK OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT.

SECTION 4. COVENANTS OF ONEOK

          4.1 CONDUCT OF THE ENTITIES. Except as set forth on Schedule 4.1, during the period from the date of this Agreement until the Closing (the "Pre-Closing Period"), ONEOK agrees that, except as otherwise contemplated by this Agreement, the ONEOK Disclosure Schedules, or as Northern Border shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned):

               (a) Ordinary Course. ONEOK shall cause the Entities to, (i) conduct their Business in the ordinary course consistent with past practice and
(ii) use commercially reasonable efforts to (A) preserve intact their current business organization, (B) preserve the relationships of the Entities with customers, suppliers, landlords, creditors, employees and other Persons having business dealings with the Entities, (C) preserve and maintain in force all of the insurance policies of the Entities and each of the Permits of the Entities,
(D) maintain and repair all property material to the operation of the Business in a manner consistent with past practice, (E) make the capital expenditures identified in the budget previously provided to Northern Border and (F) make payments to all employees, vendors and other trade creditors in a timely manner consistent with past practice.

               (b) Governing Documents. ONEOK shall cause each Entity not to amend or waive any rights under the organizational documents of such Entity, other than amendments or waivers necessary to execute, deliver and perform the transactions contemplated by this Agreement including, without limitation, pursuant to Section 6.12.

               (c) Issuance of Securities. ONEOK shall cause each Entity not to issue, transfer, sell or dispose of, or authorize or agree to the issuance, transfer, sale or disposition of (whether through the issuance or granting of options, rights, warrants, or otherwise), any Equity Interests of any Entity or any options, rights, warrants or other securities convertible into or exchangeable or exercisable for any Equity Interests of any Entity or amend any of the terms of any securities or agreements relating to such Equity Interests outstanding on the date hereof.

               (d) Reclassifications. ONEOK shall cause each Entity not to split, combine or reclassify any Equity Interests of any Entity, or redeem, purchase or otherwise acquire or offer to acquire any such Equity Interests of any Entity.

               (e) No Acquisitions. ONEOK shall cause each Entity not to form any Subsidiary or acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or any of the assets of, any Person; provided, however, that, subject to Section

4.1(h), the foregoing shall not restrict ONEOK or any Entity from purchasing assets in the ordinary course of operating the Entities.

               (f) No Dispositions. ONEOK shall cause each Entity not to transfer, sell, lease, license, encumber or otherwise dispose of or agree to transfer, sell, lease, license, encumber or otherwise dispose of, any of their respective assets other than (i) in the ordinary course of business consistent with past practice, (ii) pursuant to existing contractual obligations, (iii) the imposition of Permitted Liens and (iv) the transfer of assets among the Entities.

               (g) Material Contracts. ONEOK shall cause each Entity not to enter into, or permit any of the material assets owned or used by Entity to become bound by or modify, amend or prematurely terminate, or waive any material right or remedy under:

                    (i) any Contract containing covenants limiting the freedom of any of the Entities, Northern Border or any of its Subsidiaries or their assignees or successors to compete in any line of business or with any Person or in any geographic area during any period of time following the Closing;

                    (ii) any Contract for the borrowing of money or related to Indebtedness of any Entity in excess of $500,000;

                    (iii) any Contract with any officer, employee, director of any Entity or ONEOK or any of their respective Affiliates;

                    (iv) any Contract with any union, trade organization or bargaining unit representative; or

                    (v) any acquisition, divestiture, merger, joint venture or partnership agreement that is material to the Business.

               (h) Capital Expenditures. ONEOK shall cause each Entity not to make, authorize or enter into commitments to make capital expenditures in an amount that, when added to all other capital expenditures made during the Pre-Closing Period on behalf of any Entity, exceeds $500,000, other than any capital expenditures contemplated by the budget previously provided to Northern Border.

               (i) Indebtedness. ONEOK shall cause each Entity not to (i) lend money to any Person (except that any Entity may make routine advances to employees in the ordinary course of business) or (ii) incur, assume, guarantee or otherwise become liable in respect of any Indebtedness.

               (j) Accounting. ONEOK shall cause each Entity not to change any of its methods of accounting or accounting practices in any material respect except as may be required by any Legal Requirement or GAAP.

               (k) Tax Elections. ONEOK shall cause each Entity not to make any Tax election, other than (A) any Tax election made consistent with prior practice of the Entity, (B) a Tax election that would not adversely affect Northern Border or any Entity for any taxable period or portion thereof beginning after the Closing Date or (C) a Tax election to effect a Conversion Transaction as contemplated by Section 6.11.

               (l) Proceedings. ONEOK shall cause each Entity not to settle any material Legal Proceeding if, as a result of the settlement, the Entity would be liable after the Closing for settlement payments in excess of $5,000,000 or subject to any injunctive or similar equitable relief or otherwise be subject to any ongoing obligations following the payment of any settlement amounts.

               (m) Regulatory Actions. ONEOK shall cause each Entity not to, other than routine compliance filings, make any filings or submit any documents or information to FERC or any other Governmental Authority, other than routine compliance filings, without prior consultation with Northern Border.

               (n) Agreements to Take Action. ONEOK shall cause each Entity not to agree or commit to take any of the actions described in clauses "(b)" through "(m)" above.

          4.2 CASH MANAGEMENT. Nothing contained in this Agreement shall prevent or limit the ability of any Entity to distribute, dividend or otherwise transfer any cash to ONEOK, any other Entity or any other Affiliate of ONEOK during the Pre-Closing Period.

SECTION 5. COVENANTS OF THE NBP PARTNERSHIPS

          5.1 BOOKS AND RECORDS.

               (a) No later than ten (10) days after Closing, ONEOK will make available to the NBP Partnerships or their designee, at ONEOK's sole cost and expense, originals of all files, records, information and data (in all formats) owned by or primarily relating to the Entities that are in the possession or control of ONEOK or its Affiliates (together with all ONEOK's and its Affiliate's contractual rights to request other such files, records, information and data from any third party).

               (b) For a period of five (5) years from the Closing Date:

                    (i) The NBP Partnerships shall not dispose of or destroy any of the material books and records relating to the Business for periods prior to the Closing (the "Books and Records") without first offering to turn over possession thereof to ONEOK by written notice from the NBP Partnerships to ONEOK at least 60 days prior to the proposed date of such disposition or destruction. Within 30 days after receipt of such notice from the NBP Partnerships, ONEOK may notify the NBP Partnerships that it wishes to receive such Books and Records, and the NBP Partnerships shall deliver such Books and Records (to the extent such Books and Records are not subject to an attorney-client or similar privilege or other confidentiality obligation) to a designated Representative of ONEOK upon receipt by the NBP Partnerships of a written agreement in form and substance reasonably satisfactory to the NBP Partnerships in which ONEOK agrees to maintain the confidentiality of such Books and Records. If ONEOK does not notify the NBP Partnerships within 30 days of receipt of such notice, the NBP Partnerships may dispose of or destroy the Books and Records.

                    (ii) The NBP Partnerships shall, on reasonable notice and at reasonable times at Northern Border's principal place of business or at any location where any Books and Records are stored, allow ONEOK and its agents reasonable access to all Books and Records that are not subject to attorney-client or similar privilege or other confidentiality obligation, to the extent such access is requested for any legitimate purpose related to ONEOK's prior ownership of the Entities and provided that the NBP Partnerships have received a written agreement in form and substance reasonably satisfactory to the NBP Partnerships in which ONEOK agrees to maintain the confidentiality of such Books and Records. ONEOK shall have the right, at its own expense, to make copies of any such Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the Business.

                    (iii) The NBP Partnerships shall make available to ONEOK upon reasonable notice to ONEOK and at reasonable times and upon written request the personnel of the NBP Partnerships to assist ONEOK in locating and obtaining any Books and Records.

          5.2 APPROVAL OF ISSUANCE OF COMMON UNITS UPON CONVERSION UNITS. Northern Border shall, as soon as reasonably practicable following the Closing (but in any event prior to the one year anniversary of the Closing Date), (i) take action to call and hold a meeting of holders of the Common Units for the purposes of approving the issuance of the Conversion Units to ONEOK upon the conversion of the Units by ONEOK and approving the amendment to the Northern Border Partnership Agreement in the manner contemplated by the Parties in the Amendment, (ii) actively solicit proxies in favor of the proposals described in subsection 5.2(i) above, and (iii) take such other actions as may be reasonably necessary and appropriate in order to obtain all requisite approvals for the resolutions described above in this Section 5.2.

SECTION 6. COVENANTS OF ONEOK AND THE NBP PARTNERSHIPS

     The parties hereto agree that:

          6.1 ACCESS TO INFORMATION. During the Pre-Closing Period

               (a) ONEOK will, and will cause each Entity to, (i) give the NBP Partnerships and their Representatives reasonable access during normal business hours and on reasonable notice to the officers, personnel, properties, Tax Returns, books, records and work papers of and relating to any Entity, (ii) furnish to the NBP Partnerships and their Representatives such financial and operating data and copies of such Tax Returns, books, records, work papers and other documents and information with respect to any Entity, as such Persons may reasonably request, and (iii) instruct their respective Representatives to cooperate with the NBP Partnerships in their investigation of the Entities. The Parties agree that any information provided, or caused to be provided, by the Entities pursuant to this Section 6.1(a) shall be kept confidential and not disclosed to any third party, except to the extent required by any Legal Requirement. ONEOK shall cooperate to ensure that the provision of access hereunder to the NBP Partnerships and their authorized Representatives shall comply in all respects with the Federal Energy Regulatory Commission's ("FERC") Standards of Conduct for Transmission Providers set forth in 18 C.F.R. Part 37, et al.

               (b) The NBP Partnerships will (i) give ONEOK and its Representatives reasonable access during normal business hours and on reasonable notice to the officers, personnel, properties, Tax Returns, books, records and work papers of and relating to the NBP Partnerships and their Subsidiaries, (ii) furnish to ONEOK and its Representatives such financial and operating data and copies of such Tax Returns, books, records, work papers and other documents and information with respect to Northern Border and its Subsidiaries, as such Persons may reasonably request, and (iii) instruct its Representatives to cooperate with ONEOK in its investigation of the NBP Partnerships and their Subsidiaries. The Parties agree that any information provided, or caused to be provided, by the NBP Partnerships and their Subsidiaries pursuant to this
Section 6.1(b) shall be kept confidential and not disclosed to any third party, except to the extent required by any Legal Requirement. The NBP Partnerships shall cooperate to ensure that the provision of access hereunder to ONEOK and its authorized Representatives shall comply in all respects with the FERC Standards of Conduct for Transmission Providers set forth in 18 C.F.R. Part 37, et al.

          6.2 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement and applicable Legal Requirements, each of the Parties hereto shall act in good faith and use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as soon as practicable, including such actions or things as the other Parties may reasonably request in order to cause any of the conditions to such other Party's or Parties' obligation to consummate the transactions contemplated by this Agreement to be fully satisfied.

          6.3 REGULATORY AND OTHER AUTHORIZATIONS; NOTICES AND CONSENTS.

               (a) Each of the Parties shall use commercially reasonable efforts to obtain promptly all authorizations, consents, orders and approvals of all Governmental Authorities (including by making, or causing to be made, all appropriate filings of notifications or reports) necessary for its execution and delivery of, and the performance of its obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement (such authorizations, consents, orders and approvals, "Governmental Approvals"). ONEOK and the NBP Partnerships shall, and ONEOK shall cause the Entities to, cooperate in promptly seeking to obtain the Governmental Approvals.

               (b) Neither ONEOK nor the NBP Partnerships shall intentionally take any action that would be reasonably expected to delay, impair or impede the receipt of any Governmental Approvals. ONEOK and the NBP Partnerships agree to make, or to cause to be made, all appropriate filings of notifications and reports required to obtain the Governmental Approvals promptly after the date of this Agreement and to supply promptly any additional information and documentary material that may be requested by Governmental Authorities responsible therefor. As defined further below, the parties shall cooperate in making any such filings. ONEOK and the NBP Partnerships agree to use their commercially reasonable efforts to avoid or eliminate each and every impediment under any Legal Requirement that may be asserted by any Governmental Authority in connection with the Governmental Approvals so as to enable the Parties to expeditiously close the transactions contemplated by this Agreement. ONEOK and the NBP Partnerships agree to use commercially reasonable efforts to vacate or lift any order relating to the Governmental Approvals that would have the effect of making any of the transactions contemplated by this Agreement illegal or otherwise prohibiting their consummation. Notwithstanding any other terms or provisions of this Agreement, in no event shall the NBP Partnerships or their Subsidiaries be deemed to have any obligation to dispose of any assets or properties (including any assets or properties of the Entities) or to enter into any agreement with any Person in order to obtain early termination or expiration of the waiting period under the HSR Act or to obtain any other Governmental Approvals.

               (c) Each Party shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement, including any filing, investigation or inquiry, and, subject to applicable Law, permit the other Parties to review in advance any proposed communication by such Party to, or filing by such party with, any Governmental Authority. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, affords the other Parties the reasonable opportunity to attend and participate. Each Party will coordinate and cooperate fully with the other Parties in exchanging such information and providing such assistance as such other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or in connection with any other Governmental Approvals. Each Party will provide the other Parties with copies of all correspondence, filings or communications between such Party or any of its Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, including with respect to the Party hereto making a filing, providing copies of all such documents to the non-filing Parties and their Representatives prior to filing (except that no Party hereto shall be under an obligation of any kind to provide the other Parties with documents, material or other information relating to such Party's valuation of the Business).

               (d) The NBP Partnerships and ONEOK shall (and shall each cause their respective Affiliates to) use commercially reasonable efforts to obtain all consents, authorizations, waivers and approvals of third parties that any of the Parties or their respective Affiliates (including the Entities) are required to obtain in order to consummate the transactions contemplated hereby.

               (e) Northern Border shall use commercially reasonable efforts to list the Common Units to be issued to ONEOK pursuant to this Agreement on the New York Stock Exchange, prior to the Closing Date or immediately upon conversion of the Units into Conversion Units, subject to official notice of issuance.

               (f) The Parties agree to cooperate and assist in the filing of proxy solicitation materials relating to matters contemplated hereby requiring a vote of the holders of the outstanding Common Units of Northern Border, as promptly as practicable after the date hereof.

          6.4 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, the Parties shall consult with each other before issuing any press release or making any public statement with respect to the transactions contemplated hereby and, except as may be required by applicable

Legal Requirements or stock exchange rules and regulations, shall not issue any such press release or make any such public statement unless the text of such statement shall first have been agreed to by the parties.

          6.5 NOTICES OF CERTAIN EVENTS. Each Party hereto shall promptly notify the other Parties hereto (i) following the receipt of any notice of any Legal Proceeding commenced or, to the Knowledge of ONEOK, or the Knowledge of the NBP Partnerships, as applicable, threatened against it that relates to or seeks to prohibit the consummation of the transactions contemplated hereby, (ii) upon its discovery that any of its representations or warranties in this Agreement contain any inaccuracies or that such Party has breached or otherwise failed to perform its obligations, covenants and agreements contained herein or (iii) upon its discovery of any development that is reasonably likely to result in a failure of a condition to the Closing.

          6.6 ENTITY GUARANTEES.

               (a) The NBP Partnerships and ONEOK shall use commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to ONEOK, on or before the Closing, valid and binding written releases of ONEOK and its Affiliates (other than the Entities), as applicable, from any liability or obligation, whether arising before, on or after the Closing Date, under any Entity Guarantees in effect as of the Closing. If any Entity Guarantee has not been released as of the Closing Date, then the NBP Partnerships shall continue to use commercially reasonable efforts after the Closing to cause each such unreleased Entity Guarantee to be released promptly.
Schedule 6.6 to the ONEOK Disclosure Schedules contains a true, correct and complete list of all of the Entity Guarantees.

               (b) Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, any of ONEOK and its Affiliates may, in its sole discretion, take any action to terminate, obtain release of or otherwise limit its liability under any and all outstanding Entity Guarantees.

               (c) The NBP Partnerships shall indemnify and hold harmless ONEOK and its Affiliates from and after the Closing Date for any and all Damages arising out of or relating to any Entity Guarantees.

          6.7 INTERCOMPANY ACCOUNTS. Except for amounts related to normal operational sales and cost of sales and fuel, prior to Closing ONEOK will settle all Intercompany Accounts and intercompany arrangements between any Entity, on the one hand, and ONEOK and its Affiliates (other than an Entity), on the other hand, and the Entities will not have any Liability whatsoever with respect to such settled intercompany arrangements and Intercompany Accounts. ONEOK shall be solely liable for any contractual or other Liabilities, express or implied, arising out of the termination, cancellation and elimination of any of the foregoing.

          6.8 SHARED CONTRACTS AND DROP-DOWN CONTRACTS.

               (a) Schedule 6.8(a) contains a true and complete listing of all Shared Contracts and Drop-Down Contracts. Commencing on the date hereof, (i) Northern Border and ONEOK shall use commercially reasonable efforts to cause the Shared Contracts to be replaced with separate Contracts that provide that each Entity receive only such rights and obligations under a replacement Contract substantially and materially similar to those contract rights and obligations utilized by it in the conduct of its business immediately prior to the date hereof and (ii) Northern Border and ONEOK shall use commercially reasonable efforts to cause the Drop-Down Contracts to be assigned to one or more Entities, as applicable, or, if any such Drop-Down Contracts are not assignable or if ONEOK is not able to obtain any consent required to so assign such Drop-Down Contracts, use commercially reasonable efforts to cause such Drop-Down Contracts to be replaced with separate Contracts that provide that the Entity receives the rights and obligations under a replacement Contract as are substantially and materially similar to those contract rights and obligations of ONEOK under such Drop-Down Contracts immediately prior to the date hereof. The administrative costs and expenses arising from the separation, replacement or assignment of a Shared Contract or Drop-Down Contract (excluding any costs incurred under the payment terms under any such Contract or any replacement Contract) shall be borne by ONEOK.

               (b) If the Parties are not able to effect the separation and replacement of a Shared Contract or to effect the assignment or replacement of a Drop-Down Contract prior to the Closing, then, from the Closing until such Contract is separated and replaced (in the case of a Shared Contract), assigned or replaced (in the case of a Drop-Down Contract) or expires by its terms, to the extent permissible under any Legal Requirement and under the terms of such Contract, ONEOK shall, and Northern Border shall cause each Entity to, (i) assume and perform the liabilities and obligations under such Contract relating to its respective business (and shall promptly reimburse the other Party for any expenses relating thereto incurred by the other Party or its Affiliates), (ii) hold in trust for the benefit of the other Party, and shall promptly forward to the other Party, any monies or other benefits received pursuant to such Shared Contract relating to the business of the other Party (or its Affiliates) and
(iii) endeavor to institute alternative arrangements intended to put the Parties in substantially the same economic position as if such Contract were separated and replaced (in the case of a Shared Contract) or assigned or replaced (in the case of a Drop-Down Contract).

          6.9 ONEOK MARKS. Northern Border shall obtain no right, title, interest, license or any other right whatsoever to use the word "ONEOK" or any Trademarks containing or comprising the foregoing, or any Trademark confusingly similar thereto or dilutive thereof (collectively, the "ONEOK Marks"). Notwithstanding the preceding sentence, effective upon the Closing Date, ONEOK, on behalf of itself and its Affiliates hereby grants to the Entities and Northern Border a nonexclusive, nontransferable, royalty-free license, without right to sublicense, to use, solely in the Entities' businesses as they are presently conducted, any and all of the ONEOK Marks solely to the extent appearing on existing advertising materials and property of the Companies (such as signage, vehicles, and equipment) for a period of 6 months from the Closing Date ("License Period"); provided, however, that with respect to pipeline and gas storage signage the License Period shall be deemed to be a period of 12 months from the Closing Date. Northern Border and the Entities may use such existing inventory, advertising materials and property during the License Period, but shall not create new inventory, advertising materials or property using the ONEOK Marks. Northern Border and the Entities shall promptly replace or remove all ONEOK Marks on inventory, advertising materials and other assets, provided that all such use shall cease no later than the end of the License Period. As promptly as practicable and no later than 60 days after the Closing Date, Northern Border shall change the name of any Entity that contains a reference to "ONEOK", to a name that does not contain such reference. The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 6.9 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity.

          6.10 INDEBTEDNESS FOR BORROWED MONEY. Immediately prior to the Closing, (i) ONEOK shall repay or otherwise settle any Indebtedness due to the Entities from ONEOK or its Affiliates (other than the Entities) and (ii) ONEOK shall cause the repayment or settlement of any Indebtedness due from the Entities to ONEOK or its Affiliates (other than the Entities), in each case, including interest and other amounts accrued thereon or due in respect thereof, other than any Indebtedness fully reflected in the Closing Working Capital.

          6.11 CONVERSION TRANSACTIONS. ONEOK shall, prior to the Closing Date, subject to having obtained any and all necessary approvals and consents from Governmental Authorities, (a) cause each of the Converting Companies to convert from corporations into an Eligible Person under the laws of the jurisdiction in which each is organized on the date of this Agreement (the "Conversion Transactions") (and use its best efforts, after consulting with Northern Border, to form such Eligible Person as instructed by Northern Border) and (b) cause each of the Companies and Company Subsidiaries that is not on the date hereof treated as a partnership or an entity disregarded from its owner for United States federal income tax purposes to be so treated on or before the Closing Date and (c) cause each such Company and Company Subsidiary described in subsections 6.11(a) or (b) above to be continuously treated as a partnership or a disregarded entity from its owner for United States federal income tax purposes from the date it becomes so treated through the Closing Date.

          6.12 INTERIM FINANCIAL STATEMENTS. From time to time after the date hereof, ONEOK will deliver to Northern Border copies of the monthly and quarterly financial statements (which shall include a balance sheet and a statement of income) for the Entities for all periods after the Balance Sheet Date through and including the Closing Date (collectively, the "Interim Financial Statements"). The Interim Financial Statements will be prepared on the same basis as the Financial Statements and will present fairly in all material respects the financial position, results of operations and cash flows of the Entities as of such dates and for the periods then ended (subject to normal year-end audit adjustments consistent with prior periods).

          6.13 COOPERATION REGARDING AUDITS. ONEOK acknowledges and understands that Northern Border may be required to obtain certain information relating to the Entities including, but not limited to, audited or unaudited financial statements of the Entities, and disclose such information in registration statements and other documents filed with the Securities and Exchange Commission under the federal securities laws or in disclosure documents given to investors in certain securities offerings, including in connection with the third-party financing required to satisfy Northern Border's obligations under Section 1.2 of the Northern Border Purchase Agreement. At Northern Border's cost, ONEOK agrees to use commercially reasonable efforts to cooperate, and shall cause its Affiliates, accountants, counsel and other agents and representatives to cooperate, with Northern Border in connection therewith with respect to the Entities for periods prior to the Closing, including the execution and delivery of any customary audit representation letters, consents or comfort letters and representation letters for such periods presented to ONEOK by Northern Border and its auditors for execution in connection therewith.

          6.14 INSURANCE MATTERS. The Parties acknowledge that the facilities owned by Venice Energy Services Co., L.L.C. ("VESCO") were damaged by Hurricane Katrina in 2005 and that ONEOK VESCO Holdings, L.L.C. ("VESCO Holdings"), a wholly-owned subsidiary of ONEOK, holds 10.1765% of the outstanding equity interests in VESCO. The Parties further acknowledge that VESCO Holdings has contributed approximately $2,500,000 to VESCO as the pro rata amount that VESCO's partnership committee required the partners in VESCO to contribute for the repair costs for such facilities. In addition to such prior contribution, ONEOK shall pay or reimburse Northern Border for its pro rata share of any additional amounts the VESCO partnership committee requires the partners in VESCO to contribute to VESCO with respect to such hurricane damage occurring in 2005. As a result, the Parties acknowledge and agree that ONEOK shall receive and retain all proceeds of any casualty loss insurance that may relate to such facilities for the period prior to the Closing. With respect to any "business interruption" or similar insurance coverage that may relate to the interest of ONEOK or its Affiliates in VESCO, ONEOK or its Affiliates (other than the Entities) shall retain or be paid that portion of any such insurance proceeds that may be paid covering the period prior to Closing, and the Entities shall retain or be paid that portion of any such insurance proceeds covering the period on or after Closing. To the extent either Party receives any insurance proceeds that are payable to the other Party as set forth in this Section 6.14, then such proceeds shall be promptly paid to such other Party.

SECTION 7. CONDITIONS TO CLOSING

          7.1 CONDITIONS TO THE OBLIGATIONS OF ONEOK. The obligation of ONEOK to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent unless waived by ONEOK in its sole discretion:

               (a) Accuracy of Representations and Warranties.

                    (i) All representations and warranties made by the NBP Partnerships (other than those set forth in Section 3.9 (SEC Filings)) herein and in any Related Agreement shall be true and correct when made and on and as of the Closing, except for representations and warranties that are made as of a specific date or time, which shall be true and correct only as of such specific date or time, except for such failures of such representations and warranties to be true and correct (without giving effect to any limitation or qualification as to Northern Border Material Adverse Effect or "materiality" (including the word "material") set forth therein) as would not, individually or in the aggregate, have a material adverse effect on the ability of the NBP Partnerships to perform their obligations hereunder and consummate the transactions contemplated hereby on the Closing Date;

                    (ii) The representations and warranties made by Northern Border in Section 3.9 (SEC Filings) shall be true and correct in all material respects when made and on and as of the Closing, with the same force and effect as if made on and as of the Closing, except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects only as of such specific date or time.

               (b) Compliance with Covenants. The NBP Partnerships shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement and any Related Agreements to be performed or complied with by it prior to or on the Closing.

               (c) No Material Change. Since the date hereof, there shall not have occurred any event, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Northern Border Material Adverse Effect.

               (d) Certificate from Officers. The NBP Partnerships shall have delivered to ONEOK a certificate of Northern Border's Chief Financial and Accounting Officer dated as of the Closing to the effect that the statements set forth in paragraphs (a), (b) and (c) above in this Section 7.1 are true and correct.

               (e) No Injunction. At the time of Closing there shall be no effective injunction, writ or preliminary restraining order or any Governmental Order of any nature issued by a Governmental Authority of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as herein provided, and no proceeding or lawsuit shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such injunction, writ or preliminary restraining order.

               (f) Hart-Scott-Rodino. All required filings under the HSR Act shall have been completed and all applicable time limitations under such Act shall have expired without a request for further information by the relevant Governmental Authorities under such Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the Act shall have occurred without the objection of such federal authorities.

               (g) Governmental Approvals. The consent of (i) Kansas Corporation Commission for transfer of Certificates of Convenience and Necessity and transfer of tariffs related to Mid-Continent Marketing Center ("KCC Consent") and (ii) Oklahoma Corporation Commission for the sale of ONEOK Gas Transportation, L.L.C. ("OCC Consent"), shall have been obtained.

               (h) Other Transactions. The transactions contemplated by the Purchase and Sale Agreement by and between ONEOK, Northern Border and NBILP, dated concurrently with this Agreement (the "Northern Border Purchase Agreement"), the Purchase and Sale Agreement between TransCan Northwest Border Ltd and Northern Plains Natural Gas Company, LLC (the "GP Purchase Agreement") and the Partnership Interest Purchase and Sale Agreement by and between NBILP and TC PipeLines Intermediate Limited Partnership, dated February __, 2006 (the "TransCanada Agreement" and, together with the Northern Border Purchase Agreement and the GP Purchase Agreement, the "Other Transaction Agreements"), shall have been consummated on the Closing Date (the transactions contemplated by the GP Purchase Agreement shall be consummated immediately prior to the Closing and ONEOK or its Affiliates shall, immediately following such consummation, own 100% of the general partnership interests in Northern Border, the transactions contemplated by the Northern Border Purchase Agreement shall be consummated simultaneously with the Closing and the transactions contemplated by the TransCanada Agreement shall be consummated immediately following the Closing).

               (i) Amendment to Credit Facility. An amendment to each of (A) the Credit Agreement dated as of September 17, 2004 by and among ONEOK, Bank of America, N.A., and the financial institutions therein named as Lenders, as amended, and (B) the Credit Agreement dated June 27, 2005 among ONEOK, Inc., as Borrower, Citibank, N.A., as Administrative Agent, and the Lenders party thereto, as amended, shall have been executed and delivered by the parties thereto in form and substance reasonably satisfactory to ONEOK that permits ONEOK to enter into and perform its obligations under this Agreement.

               (j) Delivery of Deliverables. Each of the deliveries set forth in
Section 1.3(c) shall have been made.

               (k) Bushton Consents. Written consents and agreements from the trustees, owner participants, noteholders and other parties as may reasonably be necessary in connection with the transfer of ONEOK Bushton Processing, Inc. ("OBPI") to Northern Border, and in connection with the conversion of OBPI to a limited liability company, shall have been obtained.

          7.2 CONDITIONS TO THE OBLIGATIONS OF THE NBP PARTNERSHIPS. The obligation of the NBP Partnerships to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent unless waived by the NBP Partnerships in writing in their sole discretion:

               (a) Accuracy of Representations and Warranties. All representations and warranties made by ONEOK herein and in any Related Agreement shall be true and correct when made and on and as of the Closing, except for representations and warranties that are made as of a specific date or time, which shall be true and correct only as of such specific date or time except for such failures of such representations and warranties to be true and correct (without giving effect to any limitation or qualification as to "materiality" (including the word "material") or "Material Adverse Effect" set forth therein) as would not, individually or in the aggregate, have a Material Adverse Effect.

               (b) Compliance with Covenants. ONEOK shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement and any Related Agreements to be performed or complied with by it prior to or on the Closing.

               (c) No Material Change. Since the date hereof, there shall not have occurred any event, development or circumstance with respect to ONEOK or the Entities that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of ONEOK to perform its obligations hereunder and consummate the transactions contemplated hereby on the Closing Date.

               (d) Certificate from Officers. ONEOK shall have delivered to Northern Border a certificate of ONEOK's Chief Financial Officer dated as of the Closing to the effect that the statements set forth in paragraphs (a), (b) and (c) above in this Section
7.2 are true and correct.

               (e) No Injunction. At the time of Closing there shall be no effective injunction, writ or preliminary restraining order or any Governmental Order of any nature issued by a Governmental Authority of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as herein provided, and no proceeding or lawsuit shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such injunction, writ or preliminary restraining order.

               (f) Hart-Scott-Rodino. All required filings under the HSR Act shall have been completed and all applicable time limitations under such Act shall have expired without a request for further information by the relevant Governmental Authorities under such Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the Act shall have occurred without the objection of such federal authorities.

               (g) Governmental Approvals. The KCC Consent and the OCC Consent shall have been obtained.

               (h) Other Transactions. The transactions contemplated by the Other Transaction Agreements shall have been consummated on the Closing Date (the transactions contemplated by the GP Purchase Agreement shall be consummated immediately prior to the Closing and ONEOK or its Affiliates shall, immediately following such consummation, own 100% of the general partner interests in Northern Border, the transactions contemplated by the Northern Border Purchase Agreement shall be consummated simultaneously with the Closing and the transactions contemplated by the TransCanada Agreement shall be consummated immediately following the Closing).

               (i) Conversion Transactions. The Conversion Transactions shall have been completed in form and substance satisfactory to Northern Border.

               (j) Amendment of Certain Debt Agreements. Amendments to (i) that certain Revolving Credit Agreement, dated as of May 16, 2005, by and among Northern Border, the lenders named therein and Citibank, N.A., and (ii) that certain Revolving Credit Agreement, dated as of May 16, 2005, by and among Northern Border Pipeline Company, the lenders named therein, and Citibank N.A., (the "Northern Border Credit Agreements") as are reasonably necessary to permit Northern Border to enter into and consummate the transactions contemplated by the Northern Border Transaction Agreements without violating the terms of, or causing a default under, either such credit agreement (the "Northern Border Credit Agreement Amendments"), shall have been executed and delivered by the parties thereto.

               (k) Delivery of Deliverables. Each of the deliveries set forth in
Section 1.3(b) shall have been made.

               (l) Waiver Under Viking Indenture. A waiver by the holders of a majority of the principal amount of the notes outstanding under the Amended and Restated Indenture Agreement dated as of November 30, 2004 (the "Viking Indenture") between Viking Gas Transmission Company and Wells Fargo Bank, National Association, as Trustee as are reasonably necessary to permit Northern Border to enter into and consummate the transactions contemplated by the Northern Border Transaction Agreements without violation of the terms thereof or causing default thereunder shall have been obtained.

               (m) Bushton Consents. Written consents and agreements from the trustees, owner participants, noteholders and other parties as may reasonably be necessary in connection with the transfer of OBPI to Northern Border, and in connection with the conversion of OBPI to a limited liability company, shall have been obtained.

SECTION 8. TERMINATION OF AGREEMENT; RIGHTS TO PROCEED

          8.1 TERMINATION.

               (a) This Agreement may be terminated on or prior to the Closing Date only as follows:

                    (i) by mutual written consent of the Parties to this Agreement;

                    (ii) at the election of any Party, if the Closing shall not have occurred on or prior to June 30, 2006; provided that no Party shall be entitled to terminate this Agreement pursuant to this Section 8.1(a)(ii) if such Party's failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date; and provided further that upon the occurrence of a request for additional information being received from a Governmental Authority pursuant to the HSR Act such date shall be extended to September 30, 2006;

                    (iii) by any Party, if a Governmental Authority shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree or ruling shall have become final and nonappealable, provided that the terminating Party has satisfied its obligations under Section 6 in response to actions or requests of such Governmental Authority;

                    (iv) by ONEOK, if ONEOK is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant, or agreement of the NBP Partnerships contained in this Agreement such that any of the conditions set forth in Section
7.1 would not be satisfied at or prior to the Closing, and, if such breach is of a character that it is capable of being cured, such breach has not been cured by the NBP Partnerships within 15 days after written notice thereof from ONEOK; or

                    (v) by the NBP Partnerships, if the NBP Partnerships are not in material breach of their obligations under this Agreement and there has been a breach of any representation, warranty, covenant, or agreement of ONEOK contained in this Agreement such that any of the conditions set forth in Section
7.2 would not be satisfied at or prior to the Closing, and, if such breach is of a character that it is capable of being cured, such breach has not been cured by ONEOK within 15 days after written notice thereof from the NBP Partnerships.

               (b) The termination of this Agreement shall be effectuated by the delivery of a written notice of such termination from the party terminating this Agreement to the other party.

          8.2 EFFECT OF TERMINATION. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 8.1; provided, however, that (i) the provisions of this Section 8, Section 6.1 (solely with respect to confidentiality obligations) and Section 11 hereof shall survive any termination of this Agreement, and (ii) nothing herein shall relieve any party from any Liability for any intentional breach (including any "efficient breach") of this Agreement or a failure to comply with any of its covenants, conditions or agreements contained herein.

SECTION 9. INDEMNIFICATION

          9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. The representations and warranties of ONEOK and the NBP Partnerships contained in this Agreement shall survive the Closing and expire on the second anniversary of the Closing Date; provided, however, that (i) the representations and warranties of ONEOK in Sections 2.1 (Organization and Authority of ONEOK), 2.2 (Organization, Authority and Qualification of the Entities), 2.3 (Capital of Companies; Beneficial Ownership) and 2.4 (Subsidiaries) shall survive indefinitely, (ii) the representations and warranties of ONEOK in Section 2.16 (Environmental Matters) shall survive the Closing and expire on the fourth anniversary of the Closing Date, (iii) the representations and warranties of ONEOK in Section 2.6 (Taxes) shall survive the Closing and expire on the 60th day following the expiration of the applicable statute of limitations relating thereto and (iv) the representations and warranties of the NBP Partnerships in Sections 3.1 (Organization and Authority of the NBP Partnerships) and 3.2 (Capitalization) shall survive indefinitely. No Northern Border Indemnitee shall be entitled to indemnification for a breach of a representation or warranty under this Section 9 unless it shall have given ONEOK written notice that it seeks indemnification (which notice may be, in the case of third-party Claims, notice under Section 9.7) on or before the expiration of such representation or warranty. No ONEOK Indemnitee shall be entitled to indemnification for a breach of a representation or warranty under this Section 9 unless it shall have given the NBP Partnerships written notice that it seeks indemnification (which notice may be, in the case of third-party Claims, notice under Section 9.7) on or before the expiration of such representation or warranty. Each notice delivered under the preceding two sentences shall include a good faith estimate of the amount claimed and a detailed description of the circumstances surrounding the Damages in respect of which indemnification is claimed. The terms of this Agreement that by their nature are intended to survive the Closing shall survive the Closing indefinitely (or for their respective terms, if any).

          9.2 INDEMNIFICATION.

               (a) From and after the Closing, ONEOK shall hold harmless and indemnify the Northern Border Indemnitees from and against, and shall compensate and reimburse each of the Northern Border Indemnitees for, (i) any Damages which are directly or indirectly suffered or incurred by any of the Northern Border Indemnitees or to which any of the Northern Border Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party Claim) as a result of, caused by or arising out of (including any allegations by a third party): (A) other than in connection with Section 2.16 of this Agreement (which is covered under Section 9.2(a)(ii) below), any inaccuracy in or breach of any representation or warranty of ONEOK set forth in this Agreement (without giving effect to any limitation or qualification as to "materiality" (including the word "material" or "Material Adverse Effect") contained or incorporated directly or indirectly in such representation or warranty); (B) any breach of any covenant or obligation of ONEOK under this Agreement; (C) the litigation matters commonly known as "Woody's/Decor" and "Smith", each of which is described in greater detail on Schedule 9.2(a) hereto; or (ii) any Damages with respect to any inaccuracy in or breach of any representation or warranty of ONEOK set forth in Section 2.16 of this Agreement (without giving effect to any limitation or qualification as to "materiality" (including the word "material" or "Material Adverse Effect") or the "Knowledge of ONEOK" contained or incorporated directly or indirectly in such representation or warranty), in each case in this subsection (ii) except for Damages that arise out of matters discovered by or on behalf of the NBP Partnerships or their Subsidiaries as a result of a Phase II, Phase III or similar environmental subsurface investigation undertaken voluntarily after Closing by or on behalf of the NBP Partnerships or any of their Subsidiaries, including the Entities, and except for remediation costs and expenses for matters that are not required to be remediated under applicable law.

               (b) From and after the Closing, the NBP Partnerships shall hold harmless and indemnify the ONEOK Indemnitees from and against, and shall compensate and reimburse each of the ONEOK Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the ONEOK Indemnitees or to which any of the ONEOK Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party Claim) as a result of, caused by or arising out of: (i) any inaccuracy in or breach of any representation or warranty of the NBP Partnerships set forth in this Agreement (without giving effect to any limitation or qualification as to "materiality" (including the word "material" or "Northern Border Material Adverse Effect") contained or incorporated directly or indirectly in such representation or warranty); or (ii) any breach of any covenant or obligation of Northern Border under this Agreement; provided, however, that no ONEOK Indemnitee shall have any claim or recourse against the NBP Partnerships, and the NBP Partnerships shall have no obligation to indemnify any ONEOK Indemnitee under the terms of this Agreement, with respect to any breach by the NBP Partnerships of any representation or warranty of the NBP Partnerships set forth in this Agreement if to the Knowledge of ONEOK, the NBP Partnerships are in breach of any representation or warranty on the date hereof. For purposes of this Section 9.2(b) only, the term "Knowledge of ONEOK" shall include the actual knowledge of David Kyle.

               (c) To the extent that ONEOK or its Affiliates (other than the Entities) has the right to seek indemnification from third parties for the benefit of the Entities or their assets, and the Entities are not entitled to seek such indemnification on their own accord, ONEOK, upon Northern Border's written request, shall assign such indemnification rights to Northern Border or, if such rights cannot be assigned, assert (at Northern Border's cost) a claim relating to such matter against such third party on behalf of the applicable Entities, and provide to Northern Border all benefits of such indemnification as, when and if provided by such third party. Notwithstanding the foregoing, neither ONEOK nor its Affiliates shall be obligated to make any additional payments or to take any action that would cause them to incur or be subject to any additional liabilities or costs with respect to any actions taken under this
Section 9.2(c).

          9.3 THRESHOLD; CAP.

               (a) ONEOK shall not be required to make any indemnification payment in respect of any claim or series of substantially related claims made pursuant to Section 9.2(a)(i)(A) or (B) or Section 9.2(a)(ii) of this Agreement, or pursuant to Section 9.2(a)(i)(A) or (B) or Section 9.2(a)(ii) of the Northern Border Purchase Agreement, unless the amount of any Damages that have been directly or indirectly suffered or incurred by any one or more of the Northern Border Indemnitees or to which any one or more of the Northern Border Indemnitees has or have otherwise become subject with respect to such claim (or such substantially related claims) exceeds $100,000 (the "Minimum Claim Amount"). In addition, ONEOK shall not be required to make any indemnification payment pursuant to Section 9.2(a)(i)(A) or (B) or Section 9.2(a)(ii) of this Agreement, or pursuant to Section 9.2(a)(i)(A) or (B) or Section 9.2(a)(ii) of the Northern Border Purchase Agreement, until such time as the total amount of all individual claims exceeding the Minimum Claim Amount (such total amount, the "Aggregate Northern Border Damages") exceeds $45,000,000 in the aggregate (the "Indemnity Threshold"). If the total amount of such Aggregate Northern Border Damages exceeds the Indemnity Threshold, then, subject to Section 9.3(b), the Northern Border Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all Aggregate Northern Border Damages in excess of the Indemnity Threshold. The NBP Partnerships shall not be required to make any indemnification payment in respect of any claim (or series of substantially related claims) made pursuant to Section 9.2(b) of this Agreement or pursuant to
Section 9.2(b) of the Northern Border Purchase Agreement unless the amount of any Damages that have been directly or indirectly suffered or incurred by any one or more of the ONEOK Indemnitees or to which any one or more of the ONEOK Indemnitees has or have otherwise become subject with respect to such claim (or such substantially related claims) exceeds the Minimum Claim Amount. In addition, the NBP Partnerships shall not be required to make any indemnification payment pursuant to Section 9.2(b) of this Agreement or pursuant to Section 9.2(b) of the Northern Border Purchase Agreement until such time as the total amount of all individual claims exceeding the Minimum Claim Amount (such total amount, the "Aggregate ONEOK Damages") exceeds the Indemnity Threshold. If the total amount of such Aggregate ONEOK Damages exceeds the Indemnity Threshold, then, subject to Section 9.3(b), the Northern Border Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all Aggregate ONEOK Damages in excess of the Indemnity Threshold.

               (b) The maximum liability of ONEOK under Section 9.2(a)(i)(A) or
(B) and Section 9.2(a)(ii) of this Agreement and under Section 9.2(a)(i)(A) or
(B) or Section 9.2(a)(ii) of the Northern Border Purchase Agreement, taken in the aggregate, shall be $360,000,000 (the "ONEOK Indemnity Cap"). The maximum liability of the NBP Partnerships under Section 9.2(b) of this Agreement and under Section 9.2(b) of the Northern Border Purchase Agreement, taken in the aggregate, shall be $198,000,000 (the "Northern Border Indemnity Cap").

               (c) The limitations set forth in Section 9.3(a) and Section 9.3(b) shall not apply to any of the matters described in Sections 1.5 (Working Capital Adjustment), 2.1 (Organization and Authority of ONEOK), 2.2 (Organization, Authority and Qualification of the Entities), 2.3 (Capital of Companies; Beneficial Ownership), 2.4 (Subsidiaries), 3.1 (Organization and Authority of Northern Border) and 3.2 (Capitalization).

          9.4 EXCLUSIVE REMEDY; SOLE RECOURSE. With the exception of claims based upon fraud or intentional misrepresentation, from and after the Closing, the indemnification provisions set forth in this Section 9 and the Tax indemnification provisions set forth in Section 10.6 shall be the sole and exclusive remedy of both the Northern Border Indemnitees and the ONEOK Indemnitees for Damages under this Agreement (it being understood that nothing in this Section 9.4 or elsewhere in this Agreement shall affect the Parties' rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement to be performed after the Closing).

          9.5 NO CONTRIBUTION. ONEOK shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any Entity in connection with any indemnification obligation or any other Liability to which it may become subject under or in connection with this Agreement.

          9.6 SETOFF. Notwithstanding anything herein to the contrary, Damages shall be calculated net of any insurance or indemnification proceeds and Tax Benefits actually received by an Indemnitee or its Affiliates in connection with the facts giving rise to the right of indemnification (net of any fees, costs or expenses incurred in enforcing such Indemnitee's rights to recover such insurance proceeds).

          9.7 THIRD PARTY CLAIMS.

               (a) Upon receipt by any Person seeking to be indemnified pursuant to Section 9.2 (the "Indemnitee") of notice of any third-party claim, (each a "Claim") against it which has or is expected to give rise to a claim for Damages, the Indemnitee shall give prompt written notice thereof to the Person from which it seeks to be indemnified (the "Indemnitor"), indicating the nature of such Claim and the basis therefor; provided, however, that any delay or failure by the Indemnitee to give notice to the Indemnitor shall relieve the Indemnitor of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure.

               (b) The Indemnitor shall have 30 days (or such shorter period as may be required by applicable Legal Requirements) after receipt of the Indemnitee's notice to elect, at its option, to assume the defense of, at its own expense and by its own counsel, any such Claim. If the Indemnitor desires to undertake to defend any such Claim, it shall promptly notify the Indemnitee of its intention to do so. Notwithstanding an election by the Indemnitor to assume the defense of such Claim, (i) the Indemnitee shall have the right to employ separate counsel and to participate in the defense of such Claim, and the Indemnitor shall bear the reasonable fees, costs and expenses of such separate counsel if (A) the Indemnitee shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnitor inappropriate, (B) the Indemnitee shall have determined in good faith that the Damages in respect of such Claim may exceed the remaining balance of the applicable Indemnity Cap, or (C) the Indemnitor shall have authorized the Indemnitee to employ separate counsel at the Indemnitor's expense, and (ii) the Indemnitee shall have the right at any time after the Indemnitor assumes the defense of such Claim to assume the defense of such Claim if (y) the Indemnitor subsequently determines that it does not believe the Claim is one for which the Indemnitee is entitled to indemnification, compensation or reimbursement under this

Section 9.7 and requests that the Indemnitee assume the defense of such Claim (in which case the Indemnitee may, but shall not be obligated to, retain the legal counsel previously retained by the Indemnitor to assist in the defense of such Claim) or (z) any Damages in respect of such Claim are reasonably likely to exceed the remaining balance of the applicable Indemnity Cap available to such Indemnitee (in which case the Indemnitor shall bear the reasonable fees, costs and expenses of Indemnitee's counsel, subject to the applicable Indemnity Cap, as applicable). The Indemnitee and Indemnitor and their counsel shall cooperate fully in the compromise or defense of any Claim subject to this Section 9.7 and keep one another informed of all developments relating to any such Claims, and provide copies of all relevant correspondence and documentation relating thereto. If an Indemnitor receiving a notice of Claim does not elect to defend such Claim within the time period referred to above, the Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnitor's expense, subject to the Indemnity Cap, as applicable, to defend such Claim. The Indemnitee's defense of, or participation in the defense of, any such Claim shall not in any way diminish or lessen the obligations of the Indemnitor under this Section 9.7. In no event may an Indemnitor or an Indemnitee settle or compromise any Claim without the consent of the other (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, that an Indemnitor may settle or compromise a claim without the consent of the Indemnitee so long as (i) the relief consists solely of money damages in an amount greater than the Indemnity Threshold and less than the remaining balance of the applicable Indemnity Cap with respect to the Indemnitor and includes a provision whereby the plaintiff or claimant in the matter releases the Indemnitor and the Indemnitee from all liability with respect thereto, and (ii) such Indemnitor acknowledges the Indemnitee is entitled to indemnification, compensation and reimbursement under this Section 9.7). If remediation is required in connection with any Claims for which the Northern Border Indemnitees are entitled to indemnification under Section 9.2(a)(ii) above, ONEOK shall have the right to conduct, control and direct such remediation; provided, however, that any remediation activities undertaken by ONEOK shall be conducted (i) in compliance with all applicable Legal Requirements and any health and safety plan or other reasonable plans or guidelines imposed by the NBP Partnerships on Persons entering its properties, and (ii) in a manner that minimizes any short or long-term interference with the operations of the NBP Partnerships. ONEOK shall consult with the NBP Partnerships in its determination of the appropriate remediation standard to which remediation will be performed, and any institutional controls that ONEOK intends to employ to meet such remediation standard.

SECTION 10. TAX MATTERS

          10.1 RETENTION OF RECORDS. Each of Northern Border and ONEOK shall retain, and Northern Border shall cause each of the Entities to retain, all Tax Records in its possession for all open Tax Periods ending on or before or including the Closing Date, until 6 months following the expiration of the statute of limitations (and any extensions thereof) of the respective Tax Periods. "Tax Records" means any Tax Return, Tax Return workpapers, documentation relating to any Audit, and any other books of account or records (whether on paper, computer disk or any other medium) required or advisable to be maintained under the applicable Tax law or under any record retention agreement with any Tax Authority.

          10.2 COOPERATION. Northern Border and ONEOK covenant and agree that subsequent to the Closing, upon reasonable notice and during normal business hours, they and their Affiliates will (i) give the other Party and its Representatives information, books and records (or copies thereof) relevant to the Entities, to the extent necessary to enable the other Party to prepare its Tax Returns (and any Tax Returns for which it has preparation or filing responsibility hereunder) or determine the amount of any refund, credit or other amount the amount of which the requesting Party may be entitled to receive pursuant to this Agreement, and (ii) provide the other Party and its Representatives with such information, books and records (or copies thereof) as may reasonably be requested in connection with any Tax Return, inquiry, election, Audit or other examination by any Tax Authority, or judicial or administrative proceedings relating to liability for Taxes. ONEOK and Northern Border also shall make available to each other, as reasonably requested, and at the expense of the requesting Party, knowledgeable employees or advisors of the Party or its Affiliates of which the request is made and personnel responsible for preparing and maintaining information, books, records and documents in connection with Tax filings, Audits, disputes or litigation. Notwithstanding the foregoing or any other provision in this Agreement, neither Northern Border nor the Entities (or any Affiliates of either) shall have the right to receive or obtain any information relating to Taxes of ONEOK, any of its Affiliates, or any of its predecessors other than information relating solely to or otherwise affecting the calculation of Taxes of or attributable to the Entities or any of their subsidiaries. Northern Border and ONEOK each agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

          10.3 TRANSFER TAXES. All transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar taxes, fees and expenses (including, but not limited to, all applicable stock transfer, real estate transfer or gains Taxes and including any penalties, interest and additions to such tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by ONEOK. Northern Border and ONEOK shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of laws relating to such Transfer Taxes.

          10.4 TAX RETURNS.

               (a) ONEOK shall prepare (or cause to be prepared) and timely file all Tax Returns required to be filed with any Tax Authority with respect to the Entities for all Tax Periods ending on or before the Closing Date and shall pay all Taxes (in excess of any applicable accruals therefor included within the calculation of Final Closing Working Capital) due with respect to such Tax Returns. Northern Border shall timely pay all Taxes due with respect to such Tax Returns to the extent of any applicable accruals included within the calculation of Final Closing Working Capital. ONEOK shall provide Northern Border with drafts of such Tax Returns at least 10 days prior to the due date for filing such Tax Returns (taking into account extensions) for Northern Border's review and comment; provided that in the case of a Tax Return which is a Consolidated Return, ONEOK shall only be required to provide the portions of such Consolidated Return relating solely to the income, gain, loss and deduction of the Entities. The final form of any such Tax Return required to be provided to Northern Border (and the portion of any such Consolidated Return relating solely to the Entities), pursuant to the preceding sentence, shall be subject to Northern Border's prior written consent, which shall not be unreasonably withheld; provided that Northern Border shall not withhold consent to the filing of any such Tax

Return if such Tax Return (or in the case of a Consolidated Return the portion thereof relating to the Entities) is prepared in a manner consistent with
Section 10.4(c) of this Agreement and the treatment of any items that are not covered by past practice would not have an adverse effect on the Taxes of the Entities for any period beginning on or after the Closing Date or the portion of any Straddle Period (as defined below) that is Northern Border's responsibility. In the case of any Tax Return required to be filed by ONEOK pursuant to this
Section 10.4(a) after the Closing Date, Northern Border shall arrange for the signing of such Tax Returns or shall provide ONEOK with such powers or attorney or other authorization, in each case as may be necessary to effect such filings in accordance with applicable Tax Law.

               (b) Northern Border shall prepare (or cause to be prepared) and timely file all Tax Returns for all Tax Periods ending after the Closing Date, including all Tax Returns for periods which include but do not end on the Closing Date ("Straddle Periods") (the "Northern Border Returns"). If ONEOK is responsible under Section 10.5 of this Agreement for any Taxes due with respect to a Northern Border Return, Northern Border shall provide ONEOK with a substantially final draft of each such Tax Return at least 10 days prior to the due date for filing such Tax Returns (taking into account extensions) for ONEOK's review and comment and the final form for any such Northern Border Returns shall be subject to ONEOK's prior written consent, which shall not be unreasonably withheld; provided however, that ONEOK shall not withhold consent if such Tax Return is prepared in a manner consistent with Section 10.4(c) of this Agreement and the treatment of any items that are not covered by past practice would not have a material adverse effect on the Tax liabilities of ONEOK or the Entities for any Pre-Closing Period. Northern Border shall timely pay all Taxes due with respect to such Returns and ONEOK shall promptly reimburse Northern Border for any such Taxes which are its responsibility pursuant to Section 10.5 of this Agreement.

               (c) Except as otherwise agreed by the parties, any Tax Return that includes any of the Entities' assets or activities for any Pre-Closing Period shall be prepared in accordance with ONEOK's past Tax accounting practices used with respect to the Tax Returns in question (unless the party responsible for preparing the Tax Return determines that the past practices are no longer permissible under the Code or other applicable Tax law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the Code or other applicable Tax law), in accordance with reasonable Tax accounting practices selected by the party responsible for preparing the Tax Return. In the case of any Tax Return for an Entity for any Straddle Period, any income, gain, loss and deduction shall be allocated based on a closing of the books method or such other method as may be agreed upon in writing by the parties.

               (d) As part of the Services Agreement between ONEOK and Northern Border, ONEOK shall provide certain Tax Return filing assistance and other Tax assistance relating to the Taxes of the Entities in respect of periods ending after the Closing Date.

          10.5 ALLOCATION OF TAXES.

               (a) Allocation of Straddle Period Taxes. Northern Border and ONEOK shall, to the extent permitted by applicable Tax Law and except as otherwise provided herein, elect with the relevant Tax Authority to close the Tax Period of the Entities as of and including the

Closing Date. Subject to the preceding sentence, in the case of Taxes attributable to the Entities that are payable with respect to any Straddle Period the portion of any such Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall: (1) in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale, transfer or assignment of property (real or personal, tangible or intangible) be deemed equal to the amount that would be payable if the Tax year ended on and included the Closing Date and (2) in the case of Taxes (other than those described in clause (i)) imposed on a period basis with respect to the business or assets of the Entities or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax Period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period (the "Part-Year Fraction"). For purposes of clause (1) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times the Part-Year Fraction. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 10.5(a) shall be computed by reference to the level of such items on the Closing Date. ONEOK shall be responsible for and shall pay any Taxes (in excess of any applicable accruals therefor included within the calculation of Final Closing Working Capital) allocable to the portion of the Straddle Period ending on the Closing Date and Northern Border shall be responsible for and shall pay any Taxes allocable to the portion of the Straddle Period after the Closing Date.

               (b) Post-Closing Tax Periods. From and after the Closing Date, for the portion of any Straddle Period that begins on the day after the Closing Date and any other Tax Period beginning after the Closing Date, without duplication of any amount otherwise payable by Northern Border pursuant to this Agreement, Northern Border shall be responsible and pay, or cause the Entities to pay, to the appropriate Tax Authority any other Taxes due with respect to the Entities for any such period.

               (c) Ad Valorem Taxes. Notwithstanding the foregoing, all ad valorem taxes (other than production, severance and similar Taxes measured by the quantity of or the value of production) related to the 2006 ad valorem tax year shall be pro-rated based on the number of days during the 2006 ad valorem tax year falling before and falling on or after the Closing Date. ONEOK will pay to Northern Border at Closing an amount equal to the portion of the 2006 ad valorem taxes allocated to it pursuant to this paragraph (to the extent such allocated amounts exceed any applicable accruals therefor included within the calculation of Final Closing Working Capital). ONEOK shall not be liable for any ad valorem taxes for the period following the Closing. Northern Border assumes full responsibility for filing all ad valorem renditions and tax returns in all applicable tax jurisdictions due after the Closing Date. ONEOK will, upon request from Northern Border, provide reasonably requested historical documentation of prior year filings related to ad valorem taxes to help facilitate Northern Border's correct filing of ad valorem renditions and tax returns. ONEOK assumes full responsibility for filing all ad valorem taxes through the Closing Date.


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

          10.6 TAX INDEMNITY.

               (a) ONEOK's Indemnity for Taxes for Pre-Closing Date Periods. Notwithstanding any of the provisions of Section 9, from and after the Closing Date, without duplication of any amount otherwise payable by ONEOK pursuant to this Agreement, ONEOK shall indemnify Northern Border and its respective Affiliates against:

                    (i) all Taxes (in excess of any applicable accruals therefor included within the calculation of Final Closing Working Capital) imposed or payable by the Entities with respect to Tax Periods ending on or before the Closing Date and the portion of any Straddle Periods ending on the Closing Date (each such period a "Pre-Closing Taxable Period");

                    (ii) all Taxes that are imposed or payable by the Entities that are attributable to (A) any termination of the Entities under Code Section 708 caused by the transactions contemplated herein, or (B) ONEOK or any member of an Affiliated, consolidated, combined or unitary Tax group of which the Entities are or were members prior to the Closing Date (other than any Taxes of the Entities) that is imposed under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of such Entities being included in any such Affiliated, consolidated, combined or unitary Tax group; and

                    (iii) any payments (in excess of any applicable accruals therefor included within the calculation of Final Closing Working Capital) owed by the Entities to any third party (other than a Governmental Authority) under a tax sharing or other contractual agreement with respect to Taxes of the Entity accruing on or before the Closing Date.

               (b) Northern Border Indemnity for Taxes for Post-Closing Tax Periods. Notwithstanding any of the provisions of Section 9, from and after the Closing Date, without duplication of any amount otherwise payable by Northern Border pursuant to this Agreement, Northern Border shall indemnify ONEOK and its respective Affiliates against all Taxes imposed on or payable by Northern Border or the Entities relating to any Tax Period or portion thereof that begins after the Closing Date, including the portion of the Straddle Period beginning immediately after the Closing Date and including any Taxes accruing after the Closing Date.

               (c) Payments. Payment by the indemnitor of any amount due under this Section 10.6 shall be made within 10 days following written notice by the indemnitee that payment of such amounts to the appropriate Tax Authority is due, such written notice to reasonably demonstrate that the indemnitee is entitled to such payment under the terms of this Agreement.

               (d) Tax Refunds. If Northern Border or any of its Affiliates (including, for this purpose, the Entities after the Closing Date) receives a refund of Taxes of the Entities with respect to a Pre-Closing Taxable Period (including any interest thereon), or in lieu thereof a credit against Taxes, Northern Border shall pay (or cause the Entities to pay) to ONEOK the amount of such Tax refund or credit (net of any costs or expenses incurred by Northern Border or the Entities in obtaining the Tax refund or credit). Such payment shall be made promptly following the receipt of such Tax refund or credit by Northern Border or any of its Affiliates. In addition, if the payments made (or deemed made) by or on behalf of the Entities with respect to the Pre-Closing Taxable Period portion of the Straddle Period exceed the Taxes due with respect to such portion of the Straddle Period, Northern Border shall cause the Entities to pay to ONEOK such excess within 10 days following the filing of the relevant Tax Return with respect to such Straddle Period. ONEOK shall have the sole right, at its expense, to pursue any Tax refunds with respect to Tax periods ending on or before the Closing Date.

          10.7 CONTESTS.

               (a) Notices. After the Closing Date, Northern Border and ONEOK each shall notify the other in writing within 5 business days of receipt of any notice of the commencement of any Tax audit or administrative or judicial proceeding relating to the Taxes of any of the Entities ("Tax Controversy") in respect to Pre-Closing Taxable Periods or the Straddle Periods, the outcome of which may affect the Tax liabilities or indemnification obligations under this Agreement of the other party ("Tax Indemnitor"). Such notice shall include copies of any notice or other document received from any Tax Authority in respect of such audit or other proceeding. If either Northern Border or ONEOK fail to give the other party prompt notice as required under this Agreement, then (i) if the failure of a party to give such notice precludes the Tax Indemnitor from contesting an asserted Tax liability in any administrative or judicial forums, then the Tax Indemnitor shall not have any obligation to indemnify under this Agreement for any loss or damage arising out of such asserted Tax liability, and (ii) if the Tax Indemnitor is not so precluded from contesting an asserted Tax liability, but such failure to give prompt notice results in a detriment to the Tax Indemnitor, then any amount which the Tax Indemnitor is otherwise required to pay pursuant to this Agreement with respect to such liability shall be reduced by the amount of such detriment.

               (b) Control of Contests. ONEOK shall control the defense and settlement of any Tax Controversy involving any asserted liability for Taxes imposed with respect to the Entities relating to Tax Periods that end on or before the Closing Date for which ONEOK is responsible pursuant to this Section
10. Northern Border shall control the defense and settlement of any Tax Controversy involving any asserted liability for Taxes imposed with respect to the Entities relating to Tax Periods that end after the Closing Date.

               (c) Procedures. If the resolution of any Tax Controversy would be grounds for indemnification under this Agreement (including, for this purpose, as a result of altering the Tax Period in which items of income, gain, loss, deduction or credit are reported) by the party not in control of the conduct of such Tax Controversy (the "Non-Controlling Party") or otherwise adversely affect the Tax liability of the Non-Controlling Party, (i) the party in control of such Tax Controversy (the "Controlling Party") shall keep the Non-Controlling Party fully informed of any proceedings, events, and developments relating to or in connection with such Tax Controversy; (ii) the Non-Controlling Party shall be entitled to receive copies of all correspondence and documents relating to such Tax Controversy; (iii) the Controlling Party shall consult with the Non-Controlling Party and shall not enter into any settlement with respect to any such Tax Controversy without the Non-Controlling Party's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; and (iv) at its own cost and expense, the Non-Controlling Party shall have the right to participate (but not control) the defense of such Tax Controversy; provided however, that clauses (i) through (iv) shall apply only in respect of the portion of such Tax Controversy, correspondence and documents that relate solely to the Entities.

          10.8 AMENDED TAX RETURNS. ONEOK shall not, without the prior written consent of Northern Border (which consent shall not be unreasonably withheld, conditioned or delayed), file any amended Tax Return or claim for Tax refund filed or required to be filed hereunder to be filed by ONEOK to the extent such filing, if accepted, could be reasonably expected to have an adverse effect on the Tax liability of Northern Border, its Affiliates or any Entity or any of the Entities for any Tax Period after the Closing; provided that no such consent shall be required for any amended return or claim for Tax refund resulting from an audit adjustment.

          10.9 MISCELLANEOUS.

               (a) Character of Payments. Any payment made by ONEOK, Northern Border, or any of their respective Subsidiaries (including the Entities) under this Section 10 shall constitute an adjustment to the consideration contributed for the Units for all tax purposes.

               (b) Interest on Payments. To the extent any payment obligation under this Section 10 or Article 9 is not made on a timely basis (as determined by the relevant provision of this Section 10 or the relevant provision of
Article 9), the amount due and payable shall bear interest at a floating annual rate equal to the annual prime lending rate of The Chase Manhattan Bank in effect, from time to time, from the last date such payment would be timely under the relevant provision of this Section 10 or Article 9, as applicable, to the date of the payment of such amount.

               (c) Survival of Tax Claims. Notwithstanding any other provision of this Agreement to the contrary, any obligations of the parties pursuant to this Section 10 shall be unconditional and absolute and shall survive until the expiration of 6 months after the applicable statute of limitations (taking into account any applicable extensions or tollings thereof) relating to the Taxes at issue.

               (d) Treatment of Contribution. The Parties intend that the contribution of the Shares and the receipt of the Units pursuant to this Agreement shall be tax free transactions governed by Section 721 of the Code. Each party agrees that it shall not take any position that is inconsistent with the foregoing in any filing made by such party with the IRS or any other taxing authority.

          10.10 ALLOCATION OF VALUE AMONG THE CONTRIBUTED ENTITIES; BOOK UPS.

               (a) Within one hundred twenty (120) days following the Closing Date, ONEOK will prepare, or cause to be prepared, and delivered to Northern Border a statement of the fair market value of the interests in each of the Entities acquired pursuant to this Agreement, with the aggregate of the Entity fair market values equaling the fair market value of the consideration provided in Section 1.2 of this Agreement. In addition, in the case of any Entities which are taxable as disregarded entities federal income tax, the statement shall also include a statement of the fair market value of the assets of each of such Entities (such statement, together with the Entity fair market schedule, the "FMV Schedules"). The FMV Schedules as so prepared by ONEOK shall be deemed accepted by Northern Border, unless Northern Border shall send

ONEOK a written objection thereto within thirty (30) days following the Northern Border's receipt thereof. In the event that Northern Border delivers a timely written objection as aforesaid and Northern Border and ONEOK are unable to resolve such objection within twenty (20) business days after Northern Border is notified of ONEOK's objection, the matters in dispute shall be submitted for final and binding determination to the Neutral Auditors. The FMV Schedules as proposed by ONEOK, shall be adjusted to reflect the resolution of any timely objections made thereto by Northern Border in accordance with this Section 10.9 and the determinations of the Neutral Auditors, which determinations will be binding absent manifest error or fraud. Northern Border and ONEOK shall each pay their own expenses of preparing and analyzing the schedules and resolving objections thereto; provided that the cost of any appraisals required to prepare the FMV Schedule shall be borne 50 percent by Northern Border and 50 percent by ONEOK. The fees and expenses of the Neutral Auditors used to resolve objections to the schedules will be borne equally by Northern Border and ONEOK.

               (b) ONEOK and Northern Border shall use the FMV Schedules as determined under this Section 10.9 to calculate built in gain or loss with respect to interests in the contributed Entities for purposes of Section 704(c) of the Code and the Treasury Regulations thereunder. Each party agrees that it shall not take any position that varies from or is inconsistent with such valuation in any filing made by such party with the IRS or any other taxing authority, except to the extent an adjustment is required by the IRS or any other taxing authority.

               (c) In connection with the contribution hereunder and the contribution of the Shares by Northern Border to NBILP, Northern Border and NBILP shall adjust the carrying value of their assets to their respective fair market values in accordance with the provisions of Treasury Regulation 1.704-1(b)(2)(iv)(f). Such adjustments shall be supported by one or more appraisals reasonably satisfactory to ONEOK, a copy of which appraisals shall be provided to ONEOK. In the event of any dispute with respect to the values as so determined the matters in dispute shall be submitted for final and binding determination to the Neutral Auditors. Northern Border, NBILP and ONEOK shall each pay their own expenses of preparing and analyzing the schedules and resolving objections thereto; provided that the cost of the appraisals shall be borne solely by Northern Border and NBILP. The fees and expenses of the Neutral Auditors used to resolve objections to the schedules will be borne equally by Northern Border and ONEOK.

SECTION 11. MISCELLANEOUS

          11.1 FEES AND EXPENSES. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

          11.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of the State of Delaware without regard to its conflict of laws provisions.

          11.3 NOTICES. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person or by overnight delivery service, (ii) 3 days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (iii) upon receipt when delivered by


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facsimile transmission, in each case, to the addresses set forth below (or to such other address or addresses as the Parties may designate from time to time in writing):

TO ONEOK:

               ONEOK, Inc.
               100 W. 5th Street, Suite 1800
               Tulsa, OK 74103
               Attention: President
               Facsimile: (918) 588-7961

               with copies to (which shall not constitute notice):

               ONEOK, Inc.
               100 W. 5th Street, Suite 1800
               Tulsa, OK 74103
               Attention: General Counsel
               Facsimile: (918) 588-7971

               and to:

               Gable & Gotwals
               100 W. 5th Street, Suite 1100
               Tulsa, OK 74103-4217
               Attention: Stephen W. Lake
               Facsimile: (918) 595-4990

TO THE NORTHERN BORDER PARTNERSHIPS:

               Northern Border Partners, L.P.
               13710 FNB Parkway
               Omaha, NE 68154-5200
               Attention: Chief Executive Officer
               Facsimile: (402) 490-7482

               with copies to (which shall not constitute notice):

               Northern Border Partners, L.P.
               13710 FNB Parkway
               Omaha, NE 68154-5200
               Attention: Janet Place
               Facsimile: (402) 492-7480

               Locke Liddell & Sapp LLP
               600 Travis, 3400 JPMorgan Chase Tower
               Houston, TX 77002

               Attention: Michael T. Peters
               Facsimile: (713) 223-3717

               and with a copy to (prior to the Closing):

               Baker Botts L.L.P.
               910 Louisiana
               Houston, Texas 77002-4995
               Attention: R. Joel Swanson
               Facsimile: (713) 229-1522

          Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

          11.4 ENTIRE AGREEMENT. This Agreement together with the Related Agreements, including the Schedules and Exhibits referred to herein and therein and the other writings specifically identified herein and therein (including the Confidentiality Agreement) or contemplated hereby, is complete, reflects the entire agreement of the Parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the Parties hereto except as referred to herein or therein or in such Schedules and Exhibits or in such other writings and all inducements to the making of this Agreement relied upon by any of the Parties hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

          11.5 ASSIGNABILITY; BINDING EFFECT. This Agreement may not be assigned by any Party without the prior written consent of the other parties to this Agreement. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

          11.6 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a Party hereto shall be deemed to include the feminine or neuter, as the context may require.

          11.7 EXECUTION IN COUNTERPARTS. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

          11.8 AMENDMENTS. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Northern Border, NBILP and ONEOK, or in the case of a waiver, the Party waiving compliance.

          11.9 PUBLICITY AND DISCLOSURES. No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made by a Party to this Agreement without the written consent of ONEOK, Northern Border and NBILP.

          11.10 SEVERABILITY. The Parties agree that, in the event that any provision of this Agreement or the application of any such provision to any Party is held by a court of competent jurisdiction to be contrary to law, the provision in question shall be construed so as to be lawful and the remaining provisions of this Agreement shall remain in full force and effect.

          11.11 WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any Legal Proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

          11.12 ARBITRATION. All disputes arising out of or in connection with this Agreement and the transactions contemplated hereby and thereby, which cannot be resolved through the procedures described herein or therein shall be finally resolved solely and exclusively by means of arbitration under the then-current rules for non-administered arbitration of the International Institute for Conflict Prevention and Resolution ("CPR Rules") to be conducted in English in the City of Tulsa. The arbitration shall be conducted by a panel of three (3) arbitrators appointed by agreement of the Parties, or failing such agreement, under the CPR Rules, provided that any arbitrator selected shall be a retired federal judge of a court within the jurisdiction of the United States. The arbitration will proceed in accordance with the CPR Rules. The decision of the arbitrators shall be final, conclusive, and binding upon the Parties, and a judgment upon the award may be obtained and entered in any federal or state court of competent jurisdiction. The Parties agree that any arbitration shall be kept confidential and any element of such arbitration (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the arbitral tribunal, the Parties, their counsel and any persons necessary to conduct the arbitration, except as may be required in recognition and enforcement proceedings, if any, or in order to satisfy disclosure obligations imposed by any applicable law. The Parties agree to cooperate in providing each other with all discovery, including but not limited to the exchange of documents and depositions of Parties and non-Parties, reasonably related to the issues in the arbitration. If the Parties are unable to agree on any matter relating to such discovery, any such difference shall be determined by the arbitrators. The award of the arbitrators shall be final and binding upon the Parties, and shall not be subject to any appeal or review. The Parties agree that such award may be recognized and enforced in any court of competent jurisdiction. The Parties also agree to submit to the non-exclusive personal jurisdiction of the federal and state courts sitting in Oklahoma, for the limited purpose of enforcing this arbitration agreement (including, where appropriate, issuing injunctive relief) or any award resulting from arbitration pursuant to this Section 11.12. The Parties agree that except in the case of fraud the arbitration proceeding described in this Section 11.12 is the sole and exclusive manner in which the Parties may resolve disputes arising out of or in connection with this Agreement. The arbitrators have the discretion to grant the prevailing Party in any arbitration attorneys' fees and costs and make the non-prevailing Party responsible for all expenses of the arbitration.

          11.13 TIME OF THE ESSENCE. Time is of the essence with respect to the performance of the obligations set forth in this Agreement.

          11.14 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the Parties hereto shall be cumulative and not alternative. The Parties hereto agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other Party to this Agreement, such other Party shall be entitled (in addition to any other remedy that may be available to it and without the requirement of the posting of a bond) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

          11.15 FURTHER ASSURANCES. From and after the date of this Agreement, upon the request of any Party, the other Parties shall execute and deliver such instruments, documents or other writings as may be reasonably necessary to carry out and effectuate fully the intent and purposes of this Agreement.

          11.16 THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give any Person, other than the Parties hereto and their respective successors, permitted assigns and Affiliates (including, without limitation, the Northern Border Indemnitees and the ONEOK Indemnitees), any rights or remedies under or by reason of this Agreement.

          11.17 AUDIT COMMITTEE AUTHORITY. At or prior to the Closing, (a) any action, notice, consent, approval or waiver that is required to be taken or given or may be taken or given by Northern Border pursuant to Section 1.5 (Working Capital Adjustment), Section 4.1 (Conduct of the Entities), Section 6.4 (Public Announcements), Section 7.2 (Conditions to the Obligations of the NBP Partnerships), and Section 8.1 (Termination), and (b) any amendment of this Agreement or of any other Northern Border Transaction Agreement shall be made, taken or given by Northern Border, as the case may be, only with the concurrence, or at the direction, of the Audit Committee of Northern Border.

          11.18 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

          "Acquired Entities" means, collectively, the Entities and the "Entities" as defined in the Northern Border Purchase Agreement.

          "Affiliates" means, with respect to the Person to which it refers, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such subject Person. Notwithstanding the other provisions of this definition and except as otherwise expressly provided in this Agreement, ONEOK's Affiliates shall be deemed to exclude Northern Border and its Subsidiaries and Northern Border's Affiliates shall be deemed to exclude ONEOK and its Subsidiaries (including the Entities).

          "Black Mesa Companies" means Black Mesa Pipeline Operations, L.L.C., Black Mesa Holdings, Inc. and Black Mesa Pipeline, Inc.

          "Business Facility" includes any pipeline or pipeline easement or right-of-way, compressor station, hub, delivery point, receipt point, interconnection, gas storage facility, gas processing facility, fractionator, storage field, well or other real or personal property that any Entity or any of its respective organizational predecessors currently owns, leases, manages or operates in any manner or formerly owned, leased, managed or operated in any manner, including, without limitation, the Operating Assets.

          "CERCLA" shall have the meaning ascribed to it in the definition of Environmental Laws.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Contract" means any written or oral note, instrument, bond, mortgage, indenture, lease, sublease, contract, subcontract, warranty, agreement, obligation, understanding, commitment or legally binding commitment or undertaking of any nature.

          "Consolidated Return" means a consolidated United States Income Tax Return (within the meaning of Section 1501 of the Code and the Treasury Regulations promulgated pursuant to Section 1502 of the Code) and any other combined, joint, consolidated or unitary Tax Return required to be filed with any Tax Authority that includes both (i) any Entity and (ii) ONEOK or any subsidiary of ONEOK that is not an Entity.

          "Contribution Companies" means each of the Companies, other than the Intermediate Contribution Companies.

          "Converting Companies" means each of ONEOK Bushton Processing, Inc., ONEOK Sayre Storage Company, OkTex Pipeline Company, ONEOK Field Services Company and Mid Continent Market Center, Inc.

          "Copyrights" shall have the meaning ascribed to it in the definition of Intellectual Property Assets.

          "Damages" means any loss, damage, injury, decline in value, lost opportunity, liability (INCLUDING STRICT LIABILITY), claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost or expense of any nature (including costs and expenses of litigation, administrative proceedings and investigations), whether arising in tort, contract or otherwise, but excluding any punitive damages except to the extent such punitive damages are awarded against any Indemnitees in a third-party Claim; provided, however, notwithstanding any other provision of this Agreement to the contrary, to avoid double counting as to any matter, "Damages" shall not include any Liability to the extent that such Liability (or a reserve therefor (to the extent of such reserve)) is fully reflected as a current liability in the calculation of Final Closing Working Capital.

          "Drop-Down Contracts" means all Contracts (other than Shared Contracts, intercompany loan or credit agreements that shall be terminated prior to or at the Closing, confidentiality agreements, benefit plans and employment or secondment agreements), to which an Entity is not a party and to which ONEOK or any Affiliate of ONEOK (other than an Entity) is a party and which solely benefits one or more of the Entities.

          "Eligible Person" means a Person treated as a "domestic eligible entity" under section 301.7701-3(a) of the Treasury regulations promulgated under the Code.

          "Employee Benefit Plan" means (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, including any multiemployer plan (as defined in Section 3(40) of ERISA), (ii) each plan that would be an employee benefit plan if it was subject to ERISA, such as plans for directors, (iii) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan (whether qualified or nonqualified), and (iv) each bonus, deferred compensation or incentive compensation plan; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday, and sick or other leave policies, (b) workers compensation insurance, and (c) directors and officers liability insurance.

          "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Sections 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., and the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Sections 1251 et seq., the Occupational Safety and Health Act, 29 U.S.C. Sections. 651 et seq., and all rules and regulations promulgated pursuant to any of the above statutes, and any federal, state, local, municipal, foreign or other law, statute, constitution, common law, resolution, ordinance, code, edict, decree, order, rule, regulation, permit condition, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, in each case relating to Environmental Matters.

          "Environmental Matters" means any matters arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including, without limitation, the ambient and indoor air, surface and ground waters, land and soils, buildings, and indoor workplaces, and any of the foregoing relating to the use, generation, transport, treatment, storage, or disposal of any Hazardous Materials.

          "Environmental Permit" means all Permits required to comply with any applicable Environmental Law.

          "Entity Guarantees" means all guaranties, letters of credit, bonds, sureties and other credit support or assurances provided by ONEOK or its Affiliates (other than the Entities) in support of any obligations of the Entities.

          "Equity Interests" means the capital stock, limited liability company membership interest, partnership interest or similar ownership interests of any Person.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means, with respect to any Person, any other Person that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first Person, or that is a member of the same "controlled group" as the first Person pursuant to Section 4001(a)(14) of ERISA.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

          "Governmental Authority" means any foreign or domestic federal, state, local, municipal, or other government or governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, or regulatory or power of any nature, in each case having jurisdiction over ONEOK, the Entities, the Business or Northern Border.

          "Governmental Order" means any order, ruling, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          "Hazardous Material" means any substance, material or waste that is regulated by any Environmental Law as hazardous, toxic, a pollutant, contaminant, solid waste or words of similar import, including, without limitation, petroleum, petroleum derivatives and by-products, asbestos, urea formaldehyde and polychlorinated biphenyls.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Indebtedness" means all outstanding obligations for borrowed money, including (i) indebtedness evidenced by notes, bonds, debentures or other instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (ii) any outstanding obligations under capital leases and purchase money obligations,
(iii) any amounts owed with respect to drawn letters of credit and (iv) any outstanding guarantees of obligations of the type described in clauses (i) through (iii) above (and, for the avoidance of doubt, excludes accounts payable).

          "Indemnity Cap" means the ONEOK Indemnity Cap or the Northern Border Indemnity Cap, as applicable.

          "Intellectual Property Assets" means: (A) patents, patent applications, inventions, discoveries, and invention disclosures (whether or not patented) (collectively, "Patents"); (B) trade names, trade dress, logos, slogans, internet domain names, registered and unregistered trademarks and service marks and related registrations, applications for registration and renewals therefor (collectively, "Trademarks"); (C) copyrights in both published and unpublished works and all copyright registrations, applications and renewals therefor, and all derivatives, translations, adaptations and combinations of the above (collectively, "Copyrights"); (D) know-how, trade secrets, confidential or proprietary information, data, processes and strategies, (collectively, "Trade Secrets"); (E) other intellectual property rights and/or proprietary rights relating to any of the foregoing; (F) Software; and (G) goodwill, licenses, permits, consents, approvals, and claims of infringement against third parties.

          "Intercompany Accounts" shall mean all balances related to receivables, payables or other accounts between ONEOK and its Subsidiaries (other than the Entities) on the one hand, and the Entities, on the other hand (but excluding all Indebtedness).

          "IRS" means the Internal Revenue Service.

          "Intermediate Contribution Companies" means each of ONEOK Sayre Storage Company, OkTex Pipeline Company and ONEOK Gas Gathering, L.L.C.

          "Knowledge of the NBP Partnerships" or similar words or phrases means the actual knowledge of Bill Cordes, Chris Skoog, Jerry Peters, Mike Nelson, Pierce Norton and Fred Rimington.

          "Knowledge of ONEOK" or similar words or phrases means the actual knowledge of John Gibson, Pierce Norton, Sam McVay, Pete Walker, Terry Spencer, Steve Guy, Jim Haught and Curtis Dinan.

          "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigate or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or Governmental Authority or any arbitrator or arbitration panel.

          "Legal Requirement" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, order, judgment or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including, without limitation, Tax Laws.

          "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Legal Requirement and those arising under any contract, agreement, arrangement, commitment or undertaking.

          "Lien" means any claim, restriction on voting, transfer or pledge, hypothecation, option, right of first refusal, easement, preemptive right, community property interest, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, security interest or other restriction of any kind, whether imposed by Legal Requirement, agreement, understanding or otherwise.

          "Material Adverse Effect" means with respect to the Entities any event, change or effect that individually or in the aggregate has or would reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), business, assets, liabilities, or results of operations of the Entities, taken as a whole; excluding any adverse change, event or effect arising from: (i) conditions generally affecting the United States economy or generally affecting one or more industries in which the Entities operate; (ii) national or international political conditions, including terrorism or the engagement by the United States in hostilities or acts of war;
(iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP which are not specific to the Entities; (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority generally affecting one or more industries in which the Entities operate; (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (vii) seasonal reductions in revenues and/or earnings of the entities in the ordinary course of business. References in this Agreement to dollar amount thresholds shall not be deemed to be a measure of a Material Adverse Effect or materiality.

          "NBILP GP Shares" means all of the outstanding Equity Interests in the Intermediate Contribution Companies.

          "NBP General Partners" means Northern Plains, Pan Border and Northwest Border.

          "NBP GP Shares" means an undivided 1% interest in the Shares of the Contribution Companies.

          "NBP Shares" means an undivided 99% interest in the Shares of the Contribution Companies.

          "Net Working Capital" means, at any date, the difference between the consolidated current assets of the Entities and the consolidated current liabilities of the Entities, in each case determined in accordance with GAAP applied consistently in the manner applied in the Financial Statements, except as otherwise provided in the calculation of Target Working Capital as set forth in Exhibit D, and except as otherwise provided in Schedule 1.5, (but for the purposes of preparing the Closing Working Capital Statement only, without regard to any income Tax assets or liabilities).

          "Northern Border Indemnitees" means the NBP Partnerships and their respective Affiliates (including, without limitation, the Entities) and their respective Representatives.

          "Northern Border Material Adverse Effect" means with respect to the NBP Partnerships any event, change or effect that individually or in the aggregate has or would reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), business, assets, liabilities, or results of operations of the NBP Partnerships, taken as a whole; excluding any adverse change, event or effect arising from: (i) conditions generally affecting the United States economy or generally affecting one or more industries in which the NBP Partnerships operate; (ii) national or international political conditions, including terrorism or the engagement by the United States in hostilities or acts of war; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP which are not specific to Northern Border; (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority generally affecting one or more industries in which the NBP Partnerships operate; (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement or
(vii) seasonal reductions in revenues and/or earnings of Northern Border in the ordinary course of business. References in this Agreement to dollar amount thresholds shall not be deemed to be a measure of a Northern Border Material Adverse Effect or materiality.

          "Northern Border Transaction" means the transactions provided for under the terms of the Northern Border Transaction Agreements when viewed on a collective basis.

          "Northern Border Transaction Agreements" means this Agreement, the Northern Border Purchase Agreement, the TransCanada Agreement, the Amendment and each agreement, instrument, certificate or similar document executed and delivered by Northern Border pursuant to the terms of this Agreement, the Northern Border Purchase Agreement, the TransCanada Agreement and the Amendment.

          "Northwest Border" means Northwest Border Pipeline Company.

          "ONEOK Indemnitees" means ONEOK, ONEOK's Affiliates and their respective Representatives.

     "Patents" shall have the meaning ascribed to it in the definition of Intellectual Property Assets.

          "Permit" means any license, franchise, permit, consent, permission, concession, order, approval, authorization, qualification or registration from, of or with a Governmental Authority.

          "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure Legal Proceeding shall have been commenced: (a) Liens for Taxes, assessments and governmental charges or levies arising in the ordinary course of business and not yet delinquent or Liens that are solely financial in nature and are accounted for as current liabilities in the determination of the Net Working Capital Adjustment; (b) Liens imposed by any applicable Legal Requirement, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent they exceed $500,000;
(c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (e) all matters of record, including, without limitation, survey exceptions, reciprocal easement agreements and other encumbrances on title to real property, and all special exceptions included in title insurance policies or title opinions issued to any Entity, in each case that could not result in future denial of possession and do not unreasonably interfere with the use of the properties in the Business; (f) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations that do not unreasonably interfere with the use of the properties in the Business; (g) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any Permits or other state, local or municipal franchise applicable to any Entity or any of their respective properties that do not unreasonably interfere with the use of the properties in the Business; (h) any encumbrances, restrictions, defects in title or other similar Liens that could not result in future denial of possession and do not unreasonably interfere with the use of the properties in the Business; (i) the rights of licensors and licensees under licenses executed in the ordinary course of business that do not unreasonably interfere with the use of the properties in the Business; and (j) Liens created by Northern Border or its successors and assigns.

          "Person" means any individual, partnership, corporation, limited liability company, trust, other entity or Governmental Authority.

          "Related Agreements" means any agreement, instrument, certificate or similar document executed and delivered pursuant to this Agreement (including, without limitation, the Other Transaction Agreements and the Amendment).

          "Representative" means with respect to a Person, such Person's officers, directors, managers, partners, employees, agents, attorneys, accountants, advisors and representatives. With respect to Northern Border, "Representative" shall include the Chairman of its Audit Committee.

          "Securities Act" means the Securities and Exchange Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "SEC" means the Securities and Exchange Commission.

          "SEC Documents" means all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by the applicable Party with the SEC under the Securities Act or the Exchange Act.

          "Shared Contract" means any Contract (other than Drop-Down Contracts, Intercompany Accounts, confidentiality agreements, Employee Benefit Plans, and employment or secondment agreements), to which an Entity is not a party and to which ONEOK or any Affiliate of ONEOK (other than an Entity) is a party and which directly benefits both (i) an Entity, and (ii) ONEOK or any Affiliate of ONEOK (other than an Entity).

          "Software" means any and all of the following, other than "shrink wrap" licenses, that are primarily used by any of the Entities: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.

          "Subsidiary" means with respect to any Person, the corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person directly or indirectly through one or more intermediaries.

          "Target Working Capital" means the amount shown as the Target Working Capital on Exhibit D.

          "Tax" or "Taxes" means all taxes, charges, levies, fees, or other assessments imposed by any federal, state, local or foreign Tax Authority, including, but not limited to, any income, gross income, gross receipts, profits, capital stock, franchise, business, withholding payroll, social security, workers' compensation, unemployment, disability, property, ad valorem, stamp, excise, occupation, service, sales, use, license, lease, transfer, import, export, value added, goods and services, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

          "Tax Authority" means, with respect to any Tax, the Governmental Authority that imposes such Tax and the agency (if any) charged with the collection or administration of such Tax for such entity.

          "Tax Benefits" means any refund of Taxes, reduction in liability for Taxes, or credit against Taxes.

          "Tax Law" means the law (including any applicable regulations or any administrative pronouncement) of any Governmental Authority relating to any Tax.

          "Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under the applicable Tax Law.

          "Tax Return" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes or any other similar report, statement, declaration, or document required to be filed under applicable Tax Law, including any attachments, exhibits or other materials submitted with any of the foregoing and including any amendments or supplements to any of the foregoing.

          "Trademarks" shall have the meaning ascribed to it in the definition of Intellectual Property Assets.

          "Trade Secrets" shall have the meaning ascribed to it in the definition of Intellectual Property Assets.

          "Transfer Taxes" means all sales, use, transfer, stock transfer, real property transfer, documentary, gains, stamp recording and similar Taxes and fees (including any penalties, interest or additions) incurred in connection with the transactions contemplated by this Agreement.

          11.19 OTHER DEFINED TERMS. For the purpose of this Agreement, the following terms shall have the meanings given in the indicated Sections of this
Agreement:

                                      INDEX

TERM                                                                    SECTION
----                                                                    -------
1935 Act...........................................................         2.18
Aggregate Northern Border Damages..................................       9.3(a)
Aggregate ONEOK Damages............................................       9.3(a)
Agreement..........................................................     Preamble
Amendment..........................................................          1.2
Audits.............................................................       2.6(e)
Balance Sheet......................................................       2.5(a)
Balance Sheet Date.................................................       2.5(a)
Books and Records..................................................    5.2(b)(i)
Business...........................................................     Recitals
Claim..............................................................       9.7(a)
Closing............................................................       1.3(a)

Closing Date.......................................................       1.3(a)
Closing Working Capital............................................       1.5(a)
Closing Working Capital Statement..................................       1.5(a)
Common Units.......................................................          1.2
Companies..........................................................     Recitals
Company............................................................     Recitals
Company Subsidiary.................................................          2.2
Contributing NBP General Partners..................................          1.1
Controlling Party..................................................      10.7(c)
Conversion Transactions............................................         6.11
Conversion Units...................................................          1.2
CPR Rules..........................................................        11.12
Entities...........................................................          2.2
Entity.............................................................          2.2
Entity Intellectual Property Assets................................          2.9
FERC...............................................................       6.1(a)
Final Closing Working Capital......................................       1.5(c)
Financial Statements...............................................       2.5(a)
FMV Schedules......................................................     10.10(a)
Governmental Approvals.............................................       6.3(a)
GP Purchase Agreement..............................................       7.1(h)
Indemnitee.........................................................       9.7(a)
Indemnitor.........................................................       9.7(a)
Indemnity Threshold................................................       9.3(a)
Interim Financial Statements.......................................         6.12
KCC Consent........................................................       7.1(g)
License Period.....................................................          6.9
Material Contracts.................................................      2.10(a)
Minimum Claim Amount...............................................       9.3(a)
NBILP..............................................................     Preamble
NBILP Partnership Agreement........................................          1.4
NBP Partnerships...................................................     Preamble
NBP Partnerships Disclosure Schedules..............................            3
Net Working Capital Adjustment.....................................   1.5(d)(ii)
Neutral Auditors...................................................       1.5(c)
NGA................................................................         2.18
Non-Controlling Party..............................................      10.7(c)
Northern Border....................................................     Preamble
Northern Border Credit Agreement Amendments........................       7.2(j)
Northern Border Credit Agreements..................................       7.2(j)
Northern Border Indemnity Cap......................................       9.3(b)
Northern Border Partnership Agreement..............................          1.2
Northern Border Purchase Agreement.................................       7.1(h)
Northern Border Returns............................................      10.4(b)
Northern Border SEC Documents......................................       3.9(a)
Northern Plains....................................................          1.1

OBPI...............................................................       7.1(k)
OCC Consent........................................................       7.1(g)
ONEOK..............................................................     Preamble
ONEOK Disclosure Schedules.........................................            2
ONEOK Guaranty Agreement...........................................   1.3(b)(ii)
ONEOK Indemnity Cap................................................       9.3(b)
ONEOK Marks........................................................          6.9
Operating Assets...................................................      2.19(a)
Other Transaction Agreements.......................................       7.1(h)
Pan Border.........................................................          1.1
Parties............................................................     Preamble
Party..............................................................     Preamble
Part-Year Fraction.................................................      10.5(a)
Pre-Closing Period.................................................          4.1
Pre-Closing Taxable Period.........................................      10.6(a)
Related Party......................................................         2.14
Resolution Period..................................................       1.5(b)
Services Agreement.................................................   1.3(b)(ii)
Shares.............................................................     Recitals
Straddle Periods...................................................      10.4(b)
Tax Controversy....................................................      10.7(a)
Tax Indemnitor.....................................................      10.7(a)
Tax Records........................................................         10.1
TransCanada Agreement..............................................       7.1(h)
Units..............................................................          1.2
Viking Indenture...................................................       7.2(l)

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                        ONEOK, INC.


                                        By:    /s/ DAVID L. KYLE
                                            ------------------------------------
                                        Name:      David L. Kyle
                                              ----------------------------------
                                        Title: Chairman of the Board, President
                                               ---------------------------------
                                               and Chief Executive Officer
                                               ---------------------------------


                                        NORTHERN BORDER PARTNERS, L.P.


                                        By:     /s/ WILLIAM R. CORDES
                                            ------------------------------------
                                        Name:       William R. Cordes
                                              ----------------------------------
                                        Title:  Chief Executive Officer
                                               ---------------------------------


                                        NORTHERN BORDER INTERMEDIATE
                                        LIMITED PARTNERSHIP


                                        By:     /s/ WILLIAM R. CORDES
                                            ------------------------------------
                                        Name:       William R. Cordes
                                              ----------------------------------
                                        Title:  Chief Executive Officer
                                               ---------------------------------

Exhibit B
---------

                     AMENDMENT NO. 1 TO AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP OF
                         NORTHERN BORDER PARTNERS, L.P.

     This Amendment No. 1 to Amended and Restated Agreement of Limited Partnership of Northern Border Partners, L.P. (this "Amendment"), dated as of February [ ], 2006, is entered into and effectuated by Northern Plains Natural Gas Company, LLC, a Delaware limited liability company ("Northern Plains"), Northwest Border Pipeline Company, a Delaware corporation ("Northwest Border"), and Pan Border Gas Company, LLC, a Delaware limited liability company ("Pan Border" and, together with Northern Plains and Northwest Border, the "General Partners"), as the General Partners, pursuant to authority granted in Section
4.2 and Section 15.1 of the Amended and Restated Agreement of Limited Partnership of Northern Border Partners, L.P., dated as of October 1, 1993 (the "Partnership Agreement"). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

                                    RECITALS:

     WHEREAS, Section 4.2(a) of the Partnership Agreement provides that the Partnership Policy Committee, without the approval of any Limited Partners, may issue additional Partnership Securities, or classes or series thereof, for any Partnership purpose, at any time or from time to time, and may issue such Partnership Securities for such consideration and on such terms and conditions as shall be established by the Partnership Policy Committee in its sole discretion;

     WHEREAS, Section 4.2(b) of the Partnership Agreement provides that the Partnership Securities authorized to be issued by the Partnership pursuant to
Section 4.2(a) may be issued in one more classes, or one or more series of any such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing classes and series of Partnership Securities (except as provided in Section 4.2(c)) as shall be fixed by the Partnership Policy Committee;

     WHEREAS, Section 15.1(f) of the Partnership Agreement provides that the Partnership Policy Committee, without the approval of any Limited Partner or Assignee (subject to the terms of Section 4.2 of the Partnership Agreement), may amend any provision of the Partnership Agreement necessary or appropriate in connection with the authorization for issuance of any class or series of Partnership Securities pursuant to Section 4.2 of the Partnership Agreement;

     WHEREAS, the Partnership has entered into a definitive agreement, dated as of February 14, 2006, between the Partnership and ONEOK, Inc., an Oklahoma corporation ("ONEOK") (the "Contribution Agreement");

     WHEREAS, as part consideration for the contribution of the Shares to the Partnership, the Contribution Agreement obligates the Partnership to issue limited partner interests to be designated as Class B Units having the terms set forth in this Agreement;

     WHEREAS, the Partnership Policy Committee, in consultation with the Audit Committee, has determined that the issuance of the Class B Units provided for in this Amendment is permitted by Section 4.2 of the Partnership Agreement; and

     WHEREAS, Section 15.1(d)(i) of the Partnership Agreement provides that the Partnership Policy Committee, without the approval of any Limited Partner or Assignee, may amend any provision of the Partnership Agreement to reflect a change that the Partnership Policy Committee determines, in its sole discretion, does not adversely affect the Limited Partners in any material respect;

     NOW, THEREFORE, it is hereby agreed as follows:

     A.   Amendment. The Partnership Agreement is hereby amended as follows:

          1)   Section 1.1 is hereby amended to add the following definitions:

                         "Class B Subordination Period" means the period
                    commencing upon issuance of the Class B Units and ending on the earlier of (a) the Conversion Approval Date or (b) the Conversion Approval Termination Date.

                         "Class B Unit" means a Unit representing a fractional
                    part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Class B Units in this Agreement. Except as otherwise provided in this Agreement, the term "Class B Unit" does not refer to a Common Unit prior to the conversion of the Class B Unit into a Common Unit pursuant to the terms hereof.

                         "Class B Unit Arrearage" means, with respect to any
                    Class B Unit, and as to any calendar quarter within the Class B Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to such Class B Unit (including any applicable increased amounts distributable with respect to the Minimum Quarterly Distribution following the Class B Distribution Increase Date, the Section 4.11(b) Distribution Increase Date or the GP Removal Date) over (b) the sum of all Available Cash distributed with respect to such Class B Unit in respect of such quarter pursuant to Section 4.10(b)(ii)(A) (and Section 4.10(b)(ii)(A)(1) following the Class B Distribution Increase Date and/or GP Removal Date, as applicable).

                         "Cumulative Class B Unit Arrearage" means, with respect
                    to any Class B Unit, and as of the end of any calendar quarter (or on the expiration of the Class B Subordination Period), the excess, if any, of (a) the sum resulting from adding together the Class B Unit Arrearage as to such Class B Unit for each of the quarters within the Class B Subordination Period over (b) the sum resulting from adding together (i) any distributions theretofore made pursuant to
                    Section 4.10(b)(ii)(B) (and Section 4.10(b)(ii)(A)(2) following the Class B Distribution Increase Date and/or GP

                    Removal Date, as applicable) with respect to such Class B Unit (including any distributions to be made in respect of the last of such quarters) and (ii) any Cumulative Common Unit Arrearage then existing upon conversion of a Class B Unit into a Common Unit pursuant to the terms hereof or the occurrence of a Termination Capital Transaction.

          2)   Section 1.1 is hereby amended to:

               a) add the following sentence to the end of the definition of "Common Unit":

                         "Except as otherwise provided in this Agreement, the
                    term "Common Unit" does not refer to a Class B Unit prior to the conversion of the Class B Unit into a Common Unit pursuant to the terms hereof."

               b) add the phrase "or within the Class B Subordination Period" after the phrase "and as to any calendar quarter within the Subordination Period" in the definition of "Common Unit Arrearage."

               c) add the phrase "or within the Class B Subordination Period" after the phrase "for each of the quarters within the Subordination Period ending on or before the last day of such quarter" in clause (a) of the definition of "Cumulative Common Unit Arrearage."

               d) add the following proviso to the end of the definition of "Outstanding":

                         "; provided, further, that, except as provided in
                    Sections 4.11(a), 4.11(b), 4.12(a) and 4.12(b), none of the
                    Class B Units shall be deemed to be Outstanding for purposes of determining if any Class B Units are entitled to distributions of Available Cash unless such Class B Units shall have been reflected on the Partnership's books and records as outstanding during such calendar quarter and on the Record Date for the determination of any distribution of Available Cash;"

               e) add the phrase "or if not offered to the public, the price per Unit at which such class or series of Unit was initially issued, in each case" after the phrase "for sale by the Underwriters in respect of such offering," in the definition of "Unrecovered Initial Unit Price."

          3) Article IV is hereby amended to add new Sections 4.10 - 4.13 creating a new class of Units as follows:

                    SECTION 4.10 ESTABLISHMENT OF CLASS B UNITS.

               a) General. The Partnership Policy Committee hereby designates and creates a class of Units to be designed as "Class B Units" and consisting of a total of 36,494,126 Class B Units, and fixes the designations, preferences and relative, participating, optional or other special rights, power and duties of holders of the Class B Units as set forth in this
                    Section 4.10.

               b) Rights Associated with Class B Units. During the period commencing upon issuance of the Class B Units and ending upon the conversion of the Class B Units as set forth in
                    Section 4.10(f) hereof, unless amended pursuant to Section
                    4.11 or Section 4.12 hereof:

                    i) subject to the provisions of Section 5.1(d)(iii)(A), and unless clauses (ii), (iii), or (iv) below require a different allocation pursuant to Section 5.1(c)(i) or otherwise, all items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class B Units to the same extent as such items would be so allocated if such Class B Units were Common Units that were then Outstanding;

                    ii) Notwithstanding anything to the contrary in Section 5.4, with respect to distributions made in accordance with Section 5.4 for calendar quarters ending on or prior to the expiration of the Class B Subordination Period, the Class B Units shall be deemed Units, but not Common Units, for such purposes and, in addition, the holders of Class B Units shall have the right to share in Partnership quarterly cash distributions in accordance with Section 5.4 hereof (such distribution to be prorated for the quarter in which the Class B Units are issued), provided that following any distribution pursuant to Section 5.4(c) and prior to any distribution pursuant to Section 5.4(d), Available Cash shall be distributed as follows:

                              (A) 99% to the holders of Class B Units and 1% to the General Partners, in accordance with their relative General Partner Percentage Interests, until there has been distributed in respect of each Class B Unit Outstanding as of the last day of such quarter an amount equal to the Minimum Quarterly Distribution; and

                              (B) then, 99% to the holders of Class B Units and 1% to the General Partners, in accordance with their relative General Partner Percentage Interests, until there has been distributed in respect of each Class B

                                   Unit Outstanding as of the last day of such quarter an amount equal to the Cumulative Class B Unit Arrearage, if any, existing with respect to such quarter.

                    iii) The holders of Class B Units shall have the right to
                         share in Partnership quarterly cash distributions for quarters ending after the expiration of the Class B Subordination Period in accordance with Section 5.4 hereof as if such holders of Class B Units held Common Units and, in addition, notwithstanding anything to the contrary set forth in Section 5.4, if a Cumulative Class B Unit Arrearage exists on the date of the expiration of the Class B Subordination Period, prior to any distribution pursuant to Section 5.4(d), irrespective of whether any such Class B Units are then Outstanding, Available Cash shall be distributed in accordance with Section 4.10(b)(ii)(B) hereof to each holder of record of the applicable Class B Units as of the expiration of the Class B Subordination Period. This distribution shall not be deemed a distribution on a Common Unit, but the satisfaction of prior entitlements of the holders of Class B Units as of the expiration of the Class B Subordination Period. For the taxable year in which such distribution is made, if not previously allocated, each Person receiving such cash distribution shall be allocated items of gross income in an amount equal to such distribution as provided in
                         Section 5.1(d)(iii)(A).

                    iv) Notwithstanding anything to the contrary in Section 5.1(c)(i), during the Class B Subordination Period the Class B Units shall be treated as Common Units then Outstanding for purposes of Section 5.1(c)(i), and, in addition, following any allocation made pursuant to
                         Section 5.1(c)(i)(B) and before an allocation is made pursuant to Section 5.1(c)(i)(C), any remaining Net Termination Gain shall be allocated 99% to the holders of the Class B Units and 1% to the General Partners, in accordance with their relative General Partner Percentage Interests, until each such holder of a Class B Unit has been allocated Net Termination Gain equal to any then existing Cumulative Class B Unit Arrearage with respect to such Class B Unit.

               c)   Voting Rights. Unless amended pursuant to Section 4.11 or
                    Section 4.12 hereof, (i) during the Class B Subordination Period, the Class B Units are non-voting (and solely for all purposes of calculating votes and determining the presence of a quorum under this Agreement, none of the Class B Units shall be deemed Outstanding), except that the Class B Units shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class B Units in relation to other classes of Partnership Interests or as required by law. The approval of a majority of the Class B Units shall be required to approve any matter for which the holders of the Class B Units are entitled to vote as a separate class, and (ii) upon expiration of the Class B Subordination Period, the Class B Units will have such voting rights pursuant to the Partnership Agreement as such Class B Units would have if they were Common Units that were then Outstanding except that, with respect to the Conversion Approval or Amendment Approval, none of the Class B Units shall be deemed Outstanding as of the record date for such vote or be entitled to vote. Each Class B Unit will be entitled to the number of votes equal to the number of Common Units into which a Class B Unit is convertible at the time of the record date for the vote or written consent on the matter.

               d) Certificates. The Class B Units will be evidenced by certificates in such form as the Partnership Policy Committee may approve and, subject to the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. The Certificates will include the restrictive legend set forth in Section
                    2.17 of the Contribution Agreement.

               e) Registrar and Transfer Agent. Northern Plains will act as registrar and transfer agent of the Class B Units.

               f) Conversion. Except as provided in this Section 4.10(f), the Class B Units are not convertible into Common Units.

                    i) Optional Conversion. The Partnership shall, as promptly as practicable following the issuance of any Class B Units, take such actions as may be necessary or appropriate to submit to a vote or consent of its securityholders the approval of a change in the terms of the Class B Units to provide that each Class B Unit shall be convertible from time to time, at the option of the holders thereof, into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units that occurs prior to the conversion of the Class B Units), effective upon approval of the issuance of additional Common Units in accordance with the following sentence (the "Conversion Approval"). The vote or consent required for such approval will be the requisite vote required under the rules or staff interpretations of the National Securities Exchange on which the Common Units are listed or admitted for trading for the listing or addition to trading of the Common Units that would be issued upon such conversion, excluding those Units held by ONEOK and its affiliates. Upon receipt of the required vote or consent (the date of such approval, the "Conversion Approval Date"), the terms of the Class B Units will be changed, automatically and without further action, so that each Class B Unit may be converted, at the option of the holder thereof, into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units that occurs prior to the conversion of the Class B Units).

                    ii) Automatic Conversion. The Partnership shall, as promptly as practicable following the issuance of any Class B Units, take such actions as may be necessary or appropriate to submit to a vote or consent of holders of at least 66 2/3% of the Outstanding Units (excluding those Units held by ONEOK and its Affiliates) and otherwise as required by Section 15.2 of the Partnership Agreement, the amendments to the Partnership Agreement described on Annex A (the approval of such amendment, the "Amendment Approval," and the date of obtaining the Amendment Approval, the "Amendment Approval Date"). Subject to Section 4.12, each Class B Unit shall automatically convert into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units that occurs prior to the conversion of the Class B Units) upon receipt of:

                              (A) Conversion Approval as set forth above in paragraph (i); and

                              (B) Amendment Approval as set forth above in this paragraph (ii);

                    and immediately thereafter, none of the Class B Units shall be outstanding.

                    iii) Quarterly Cash Distributions. Each Common Unit into
                         which a Class B Unit has been converted as provided in this Section 4.10(f) shall have the right to share in any Partnership quarterly cash distributions made in respect of a Common Unit in accordance with Section 5.4 hereof (including, without limitation and not withstanding anything to the contrary contained in the Partnership Agreement, the right to any distributions of amounts in respect of Cumulative Common Unit Arrearages in respect of a Common Unit).

               SECTION 4.11 AMENDMENT OF TERMS OF CLASS B UNITS IF SECURITYHOLDER APPROVAL IS NOT OBTAINED.

               a)   If:

                    i) the Conversion Approval has not been obtained by the date that is 12 months following the Closing (as defined under the Contribution Agreement); and

                    ii) the Amendment Approval has not been obtained by the date that is 12 months following the Closing;

                    then, unless the provisions of Section 4.12 shall already be in effect, effective as of the next succeeding day (the "Class B Distribution Increase Date") until amended by the provisions of Section 4.12, Sections 4.10(b) and 4.10(c) hereof will be deemed to be amended in their entirety, automatically and without further action, as follows:

               "b) Rights Associated with Class B Units. Prior to the conversion of all of the Class B Units pursuant to Section 4.10(f) above:

                    i) subject to the provisions of Section 5.1(d)(iii)(A) and paragraphs (ii) and (iii) below, all items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class B Units to the same extent such items would be allocated if such Class B Units were Common Units then Outstanding, and the allocations to Class B Units shall have the same order of priority relative to allocations on the Common Units;

                    ii) (A) notwithstanding anything to the contrary in Section 5.4, the Class B Units shall be deemed Units, but not Common Units, for purposes of Section 5.4 and the Class B Units shall have the right to share in Partnership quarterly cash distributions in accordance with Section
                         5.4 hereof based on 115% of the amount of any Partnership distribution that would be made to each Common Unit so that the amount of any Partnership distribution to each Class B Unit will equal 115% of the amount of such distribution to each Common Unit (such additional 15% pro rated for the quarter in which the Class B Distribution Increase Date occurs), provided, however, that following any distribution pursuant to Section 5.4(c) and prior to any distribution pursuant to Section 5.4(d), Available Cash shall be distributed as follows:

                              (1) 99% to the holders of Class B Units and 1% to the General Partners, in accordance with their relative General Partner Percentage Interests, until there has been distributed in respect of each Class B Unit Outstanding as of the last day of such quarter an amount equal to 115% of the Minimum Quarterly Distribution; and

                              (2) then, 99% to the holders of Class B Units and 1% to the General Partners, in accordance with their relative General Partner Percentage Interests, until there has been distributed in respect of each Class B Unit Outstanding as of the last day of such quarter an amount equal to the Cumulative Class B Unit Arrearage, if any, existing with respect to such quarter.

                         (B) notwithstanding anything to the contrary contained in Section 5.4, if a Cumulative Class B Unit Arrearage exists on the date of the expiration of the Class B Subordination Period, prior to any distribution pursuant to Section 5.4(d), irrespective of whether any such Class B Units are then Outstanding, Available Cash shall be distributed 99% to the holders of record of the applicable Class B Units as of the expiration of the Class B Subordination Period and 1% to the General Partners, in accordance with their relative General Partner Percentage Interests, until there has been distributed in respect of each Class B Unit an amount equal to the Cumulative Class B Unit Arrearage, if any, existing with respect to such quarter. This distribution shall not be deemed a distribution on a Common Unit, but the satisfaction of prior entitlements of the holders of Class B Units as of the expiration of the Class B Subordination Period. For the taxable year in which such distribution is made, if not previously allocated, each Person receiving such cash distribution shall be allocated items of gross income in an amount equal to such distribution as provided in Section 5.1(d)(iii)(A); and

                    iii) the Class B Units shall have rights upon dissolution
                         and liquidation of the Partnership, including the right to share in any liquidating distributions, that are based on 115% of the liquidating distributions that would be made to the Common Units so that the amount of any liquidating distribution to each Class B Unit will equal 115% of the amount of such distribution to each Common Unit, and, in addition, following any allocation made pursuant to Section 5.1(c)(i)(B) and before an allocation is made pursuant to Section 5.1(c)(i)(C), any remaining Net Termination Gain shall be allocated 99% to the holders of the Class B Units and 1% to the General Partners, in accordance with their relative General Partner Percentage Interests, until each such holder of a Class B Unit has been allocated Net Termination Gain equal to any then existing Cumulative Class B Unit Arrearage with respect to such Class B Unit, and accordingly, notwithstanding anything to the contrary in this Agreement, prior to any distribution under
                         Section 14.3, the Capital Account of each Partner shall be adjusted to give effect to the foregoing liquidation rights.

               c) Voting Rights. The Class B Units will have such voting rights pursuant to the Partnership Agreement as such Class B Units would have if they were Common Units that were then Outstanding except that, with respect to the Conversion Approval or Amendment Approval, none of the Class B Units shall be deemed Outstanding as of the record date for such vote or be entitled to vote. Each Class B Unit will be entitled to the number of votes equal to the number of Common Units into which a Class B Unit is convertible at the time of the record date for the vote or written consent on the matter."

               (b   If:

                         i) the Conversion Approval has been obtained by the date that is 12 months following the Closing (as defined under the Contribution Agreement); and

                         ii) the Amendment Approval has not been obtained by the date that is 12 months following the Closing;

                         then, unless the provisions of Section 4.12 shall already be in effect, effective as of the next succeeding day (the "Section 4.11(b) Distribution Increase Date") until amended by the provisions of
                         Section 4.12, Sections 4.10(b) and 4.10(c) hereof will be deemed to be amended in their entirety, automatically and without further action, as follows:

               "b) Rights Associated with Class B Units. Prior to the conversion of all of the Class B Units pursuant to Section 4.10(f) above:

                         i)   subject to the provisions of Section
                              5.1(d)(iii)(A) and paragraphs (ii) and (iii) below, all items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class B Units to the same extent such items would be allocated if such Class B Units were Common Units then Outstanding, and the allocations to Class B Units shall have the same order of priority relative to allocations on the Common Units;

                         ii) (A) the Class B Units shall have the right to share in Partnership quarterly cash distributions based on 115% of the amount of any Partnership distribution that would be made to each Common Unit so that the amount of any Partnership distribution to each Class B Unit will equal 115% of the amount of such distribution to each Common Unit (such additional 15% pro rated for the quarter in which the Class B Distribution Increase Date occurs), and the right of holders of Class B Units to receive distributions shall have the same order of priority relative to distributions on the Common Units; and

                              (B) notwithstanding anything to the contrary contained in Section 5.4, if a Cumulative Class B Unit Arrearage existed on the date of the expiration of the Class B Subordination Period, prior to any distribution pursuant to Section 5.4(d), irrespective of whether any such Class B Units are then Outstanding, Available Cash shall be distributed 99% to the holders of record of the applicable Class B Units as of the expiration of the Class B Subordination Period and 1% to the General Partners, in accordance with their relative General Partner Percentage Interests, until there has been distributed in respect of each Class B Unit an amount equal to the Cumulative Class B Unit Arrearage, if any, existing with respect to such quarter. This distribution shall not be deemed a distribution on a Common Unit, but the satisfaction of prior entitlements of the holders of Class B Units as of the expiration of the Class B Subordination Period. For the taxable year in which such distribution is made, if not previously allocated, each Person receiving such cash distribution shall be allocated items of gross income in an amount equal to such distribution as provided in Section 5.1(d)(iii)(A); and

                         iii) the Class B Units shall have rights upon
                              dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions, that are based on 115% of the liquidating distributions that would be made to the Common Units so that the amount of any liquidating distribution to each Class B Unit will equal 115% of the amount of such distribution to each Common Unit, and, in addition, following any allocation made pursuant to Section 5.1(c)(i)(B) and before an allocation is made pursuant to
                              Section 5.1(c)(i)(C), any remaining Net
                              Termination Gain shall be allocated 99% to the holders of the Class B Units and 1% to the General Partners, in accordance with their relative General Partner Percentage Interests, until each such holder of a Class B Unit has been allocated Net Termination Gain equal to any then existing Cumulative Class B Unit Arrearage with respect to such Class B Unit, and accordingly, notwithstanding anything to the contrary in this Agreement, prior to any distribution under Section 14.3, the Capital Account of each Partner shall be adjusted to give effect to the foregoing liquidation rights.

                    c) Voting Rights. The Class B Units will have such voting rights pursuant to the Partnership Agreement as such Class B Units would have if they were Common Units that were then Outstanding except that, with respect to the Conversion Approval or Amendment Approval, none of the Class B Units shall be deemed Outstanding as of the record date for such vote or be entitled to vote. Each Class B Unit will be entitled to the number of votes equal to the number of Common Units into which a Class B Unit is convertible."

               c) If a Class B Distribution Increase Date or Section 4.11(b) Distribution Increase Date has occurred and the Partnership's securityholders thereafter either (1) obtain the Conversion Approval and the Amendment Approval, or (2) any of the Class B Units are converted into Common Units pursuant to Section 4.10(f)(i), then, unless the provisions of Section 4.12 shall already be in effect, (i) with respect to the matters described in sub-clause (1) above, as of the later of the Conversion Approval Date and the Amendment Approval Date, all Class B Units shall automatically, and without further action of the holder(s) thereof, be converted into Common Units in accordance with Section 4.10(f)(ii), and (ii) with respect to matters described in sub-clauses (1) and (2) above for the quarter in which such conversion occurs, concurrently with the distribution made in accordance with Article V of the Partnership Agreement of Available Cash, with respect to the quarter in which the conversion of the Class B Units is effected, a distribution shall be paid to each holder of record of the applicable Class B Units as of the effective date of such conversion, with the amount of such distribution for each such Class B Unit to be equal to the product of (a) 15% of the amount to be distributed in respect of such quarter to each Common Unit times (it being agreed that each such Common Unit issued upon conversion shall be entitled to the full distribution payable to the holder of a Common Unit) and (b) a fraction, of which (A) the numerator is the number of days in such quarter up to but excluding the date of such conversion, and (B) the denominator is the total number of days in such quarter (the foregoing amount being referred to as an "Excess Payment"). For the taxable year in which an Excess Payment is made, each holder of a Class B Unit shall be allocated items of gross income with respect to such taxable year in an amount equal to the Excess Payment distributed to it as provided in Section 5.1(d)(iii)(A).

     SECTION 4.12 AMENDMENT OF TERMS OF CLASS B UNITS UPON REMOVAL OF THE GENERAL PARTNER.

     a) If prior to the conversion of all Class B Units, a resolution of the Limited Partners holding the requisite majority of Outstanding Units is passed approving the removal of any Affiliate of ONEOK as the general partner of the Partnership (a "GP Removal Event") and the Conversion Approval has not been obtained, then notwithstanding Section 4.11, automatically and without further action and, effective as of the next succeeding day (the "GP Removal Date"), Section 4.10(f)(ii) shall be deemed to be deleted in its entirety, automatically and without further action, and Sections 4.10(b) and 4.10(c) hereof will be deemed to be amended in their entirety, automatically and without further action, as follows:

               "b) Rights Associated with Class B Units. Prior to the conversion of the Class B Units as set forth in Section 4.10(f) hereof:

                    i) subject to the provisions of Section 5.1(d)(iii)(A) and paragraphs (ii) and (iii) below, all of items Partnership income, gain, loss, deduction and credit shall be allocated to the Class B Units to the same extent as such items would be allocated if such Class B Units were Common Units then Outstanding, and the allocations to Class B Units shall have the same order of priority relative to allocations on the Common Units; and

                    ii) (A) notwithstanding anything to the contrary in Section 5.4, the Class B Units shall be deemed Units, but not Common Units, for purposes of Section 5.4 and the Class B Units shall have the right to share in Partnership quarterly cash distributions in accordance with Section
                         5.4 hereof based on 125% of the amount of any Partnership distribution that would be made to each Common Unit so that the amount of any Partnership distribution to each Class B Unit will equal 125% of the amount of such distribution to each Common Unit (such additional 25% pro rated for the quarter in which the GP Removal Date occurs), provided, however, that following any distribution pursuant to Section 5.4(c) and prior to any distribution pursuant to Section 5.4(d), Available Cash shall be distributed as follows:

                              (1) 99% to the holders of Class B Units and 1% to the General Partners, in accordance with their relative General Partner Percentage Interests, until there has been distributed in respect of each Class B Unit Outstanding as of the last day of such quarter an amount equal to 125% of the Minimum Quarterly Distribution; and

                              (2) then, 99% to the holders of Class B Units and 1% to the General Partners, in accordance with their relative General Partner Percentage Interests, until there has been distributed in respect of each Class B Unit Outstanding as of the last day of such quarter an amount equal to the Cumulative Class B Unit Arrearage, if any, existing with respect to such quarter.

                              (B) notwithstanding anything to the contrary in
                              Section 5.4, if a Cumulative Class B Unit
                              Arrearage exists on the date of the expiration of the Class B Subordination Period, prior to any distribution pursuant to Section 5.4(d), irrespective of whether any such Class B Units are then Outstanding, Available Cash shall be distributed 99% to the holders of record of the applicable Class B Units as of the expiration of the Class B Subordination Period and 1% to the General Partners, in accordance with their relative General Partner Percentage Interests, until there has been distributed in respect of each Class B Unit an amount equal to the Cumulative Class B Unit Arrearage, if any, existing with respect to such quarter. This distribution shall not be deemed a distribution on a Common Unit, but the satisfaction of prior entitlements of the holders of Class B Units as of the expiration of the Class B Subordination Period. For the taxable year in which such distribution is made, if not previously allocated, each Person receiving such cash distribution shall be allocated items of gross income in an amount equal to such distribution as provided in Section 5.1(d)(iii)(A); and

                    iii) the Class B Units shall have rights upon dissolution
                         and liquidation of the Partnership, including the right to share in any liquidating distributions, that are based on 125% of the liquidating distributions that would be made to the Common Units so that the amount of any liquidating distribution to each Class B Unit will equal 125% of the amount of such distribution to each Common Unit, and, in addition, following any allocation made pursuant to Section 5.1(c)(i)(B) and before an allocation is made pursuant to Section 5.1(c)(i)(C), any remaining Net Termination Gain shall be allocated 99% to the holders of the Class B Units and 1% to the General Partners, in accordance with their relative General Partner Percentage Interests, until each such holder of a Class B Unit has been allocated Net Termination Gain equal to any then existing Cumulative Class B Unit Arrearage with respect to such Class B Unit, and accordingly, notwithstanding anything to the contrary in this Agreement, prior to any distribution under Section 14.3, the Capital Account of each Partner shall be adjusted to give effect to the foregoing liquidation rights.

                    c) Voting Rights. The Class B Units will have such voting rights pursuant to the Partnership Agreement as such Class B Units would have if they were Common Units that were then Outstanding except that, (i) for the purposes of the definition of "Outstanding" such Class B Units shall be deemed to be "Units," but not "Common Units," for all purposes thereof and (ii) with respect to the Conversion Approval (if not already obtained), none of the Class B Units shall be deemed Outstanding as of the record date for such vote or be entitled to vote . Each Class B Unit will be entitled to one vote on each matter with respect to which such Class B Unit is entitled to be voted."

          b) If, the Conversion Approval has been obtained and a GP Removal Event occurs, then notwithstanding Section 4.11, automatically and without further action and, effective as of the GP Removal Date,
          Section 4.10(f)(ii) shall be deemed to be deleted in its entirety, automatically and without further action, and Sections 4.10(b) and 4.10(c) hereof will be deemed to be amended in their entirety, automatically and without further action, as follows:

                    "b) Rights Associated with Class B Units. Prior to the conversion of the Class B Units as set forth in Section 4.10(f) hereof:

                         i)   subject to the provisions of Section
                              5.1(d)(iii)(A) and paragraphs (ii) and (iii) below, all of items Partnership income, gain, loss, deduction and credit shall be allocated to the Class B Units to the same extent as such items would be allocated if such Class B Units were Common Units then Outstanding, and the allocations to Class B Units shall have the same order of priority relative to allocations on the Common Units; and

                         ii) (A) the Class B Units shall have the right to share in Partnership quarterly cash distributions based on 125% of the amount of any Partnership distribution that would be made to each Common Unit so that the amount of any Partnership distribution to each Class B Unit will equal 125% of the amount of such distribution to each Common Unit (such additional 25% pro rated for the quarter in which the GP Removal Date occurs), and the right of holders of Class B Units to receive distributions shall have the same order of priority relative to distributions on the Common Units; and,

                              (B) notwithstanding anything to the contrary in
                              Section 5.4, if a Cumulative Class B Unit
                              Arrearage existed on the date of the expiration of the Class B Subordination Period, prior to any distribution pursuant to Section 5.4(d), irrespective of whether any such Class B Units are then Outstanding, Available Cash shall be distributed 99% to the holders of record of the applicable Class B Units as of the expiration of the Class B Subordination Period and 1% to the General Partners, in accordance with their relative General Partner Percentage Interests, until there has been distributed in respect of each Class B Unit an amount equal to the Cumulative Class B Unit Arrearage, if any, existing with respect to such quarter. This distribution shall not be deemed a distribution on a Common Unit, but the satisfaction of prior entitlements of the holders of Class B Units as of the expiration of the Class B Subordination Period. For the taxable year in which such distribution is made, if not previously allocated, each Person receiving such cash distribution shall be allocated items of gross income in an amount equal to such distribution as provided in Section 5.1(d)(iii)(A); and

                         iii) the Class B Units shall have rights upon
                              dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions, that are based on 125% of the liquidating distributions that would be made to the Common Units so that the amount of any liquidating distribution to each Class B Unit will equal 125% of the amount of such distribution to each Common Unit, and, in addition, following any allocation made pursuant to Section 5.1(c)(i)(B) and before an allocation is made pursuant to
                              Section 5.1(c)(i)(C), any remaining Net
                              Termination Gain shall be allocated 99% to the holders of the Class B Units and 1% to the General Partners, in accordance with their relative General Partner Percentage Interests, until each such holder of a Class B Unit has been allocated Net Termination Gain equal to any then existing Cumulative Class B Unit Arrearage with respect to such Class B Unit, and accordingly, notwithstanding anything to the contrary in this Agreement, prior to any distribution under Section 14.3, the Capital Account of each Partner shall be adjusted to give effect to the foregoing liquidation rights.

                    c) Voting Rights. The Class B Units will have such voting rights pursuant to the Partnership Agreement as such Class B Units would have if they were Common Units that were then Outstanding except that, for the purposes of the definition of "Outstanding" such Class B Units shall be deemed to be "Units", but not "Common Units" for all purposes thereof. Each Class B Unit will be entitled to one vote on each matter with respect to which such Class B Unit is entitled to be voted."

               c) If a GP Removal Event has occurred and any of the Class B Units are converted into Common Units pursuant to Section 4.10(f)(i), then, for the quarter in which such conversion occurs, concurrently with the distribution made in accordance with Article V of the Partnership Agreement of Available Cash, with respect to the quarter in which the conversion of the Class B Units is effected, a distribution shall be paid to each holder of record of the applicable Class B Units as of the effective date of such conversion, with the amount of such distribution for each such Class B Unit to be equal to the product of (a) 25% of the amount to be distributed in respect of such quarter to each Common Unit times (it being agreed that each such Common Unit issued upon conversion shall be entitled to the full dividend payable to the holder of a Common Unit) (b) a fraction, of which (i) the numerator is the number of days in such quarter up to but excluding the date of such conversion, and
               (ii) the denominator is the total number of days in such quarter (the foregoing amount being referred to as an "Excess Payment"). For the taxable year in which an Excess Payment is made, each holder of a Class B Unit shall be allocated items of gross income with respect to such taxable year in an amount equal to the Excess Payment distributed to it as provided in Section 5.1(d)(iii)(A).

               SECTION 4.13 CHANGE OF NEW YORK STOCK EXCHANGE RULES OR INTERPRETATIONS. If at any time (i) the rules of the National Securities Exchange on which the Common Units are listed or admitted to trading or the staff interpretations of such rules are changed, or (ii) facts and circumstances arise so that the Conversion Approval is no longer required as a condition to the listing of the Common Units that would be issued upon any conversion of any Class B Units into Common Units as provided in
               Section 4.10(f)(i) hereof as determined by the Partnership Policy Committee (the date that the Partnership Policy Committee makes such determination, the "Conversion Approval Termination Date") and the Amendment Approval has been obtained, then, unless the provisions of Section 4.12 shall already be in effect, the terms of such Class B Units will be changed so that each such Class B Unit is converted (without further action or any vote of any securityholders of the Partnership) into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units).

          B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

          C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.

          D. Invalidity of Provisions. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be effected thereby.

          E. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all parties thereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

                                        General Partners:

                                        Northern Plains Natural Gas Company, LLC


                                        ----------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        Northwest Border Pipeline Company


                                        ----------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        Pan Border Gas Company, LLC


                                        ----------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        Limited Partners:

                                        All Limited Partners now and hereafter
                                        admitted as limited partner of the
                                        Partnership, pursuant to Powers of
                                        Attorney now and hereafter executed in
                                        favor of, and granted and delivered to,
                                        the Members of the Partnership Policy
                                        Committee.


                                        ----------------------------------------
                                        Chairman of the Partnership Policy
                                        Committee, as attorney-in-fact for all
                                        Limited Partners pursuant to the Powers
                                        of Attorney granted in Section 1.4

                                     ANNEX A

1.   THE FOLLOWING DEFINITIONS SHALL BE DELETED IN THEIR ENTIRETY FROM ARTICLE
     II:

     "GROSS GENERAL PARTNER PERCENTAGE INTEREST"; AND

     "HYPOTHETICAL EQUITY VALUE".

2.   SECTION 13.2 SHALL BE AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

     "Section 13.2 Removal of the General Partner.

          The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including for purposes of such determination Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class (including for purposes of such determination Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the Intermediate Partnership and any other Group Members of which the General Partner is a general partner or managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 13.2, such Person shall, upon admission pursuant to Article XII, automatically become a successor general partner or managing member, to the extent applicable, of the Intermediate Partnership and any other Group Members of which the General Partner is a general partner of a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 13.2 shall be subject to the provisions of Section 12.3."

3. THE SECOND PARAGRAPH OF SECTION 13.3(A) SHALL BE AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

          "For purposes of this Section 13.3(a), the fair market value of the Departing Partner's Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing Partner and other factors it may deem relevant."

4.   SECTION 13.3(B) SHALL BE AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

     (b) If the Combined Interest of a Departing Partner is not acquired by one or more of the remaining General Partners pursuant to Section 11.7(b) or by a successor in the manner set forth in Section 13.3(a), the Departing Partner shall become a Limited Partner and the Combined Interest shall be converted into Common Units based on the fair market value of such Combined Interest as calculated pursuant to Section 13.3(a) and the Current Market Price of the Common Units as of the effective date of the departure of such Departing Partner. Any successor General Partner shall indemnify the Departing Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner becomes a Limited Partner. For purposes of this Agreement, conversion of a General Partner's Partnership Interest as a general partner in the Partnership to Common Units will be characterized as if such General Partner contributed its Partnership Interest to the Partnership in exchange for the newly-issued Common Units.

Exhibit E
_________

                               SERVICES AGREEMENT

     This Services Agreement ("Agreement") is made and entered into as of the [__]th day of [________], 2006 (the "Effective Date") by and among ONEOK, Inc., an Oklahoma corporation ("ONEOK"), Northern Plains Natural Gas Company, LLC, a Delaware limited liability company ("Northern Plains"), NBP Services, LLC, a Delaware limited liability company ("NBP Services"), Northern Border Partners, L.P., a Delaware limited partnership (the "MLP"), and Northern Border Intermediate Limited Partnership (the "ILP"), a Delaware limited partnership. Each party is referred to herein individually as a "Party," and collectively as the "Parties." Capitalized terms used herein and not otherwise defined shall have the meanings given to them in Section 10.1.

                                   WITNESSETH:

     WHEREAS, the MLP and ILP previously contracted for NBP Services to provide certain services to the MLP and the ILP in connection with the day-to-day business and affairs of the MLP and ILP pursuant to the Administrative Services Agreement;

     WHEREAS, the Parties desire for the Administrative Services Agreement to be terminated, superseded and replaced by this Agreement and to have the services previously provided under that Administrative Services Agreement be provided under this Agreement;

     WHEREAS, Northern Plains, pursuant to certain Operating Agreements, is the operator of certain interstate natural gas pipelines in which the MLP and the ILP have an ownership interest;

     WHEREAS, the Operating Agreements each provide that Northern Plains may delegate or cause one or more of its affiliates to fulfill its obligations under the Operating Agreements;

     WHEREAS, certain affiliates of ONEOK own all of the outstanding general partner interests of each of the MLP and ILP and own a substantial percentage of the outstanding equity interests in the MLP;

     WHEREAS, the Parties have determined that the operations of ONEOK and its affiliates and the Northern Border Companies can operate more efficiently and cost effectively if certain common services are combined and shared;

     WHEREAS, certain ONEOK Affiliates and Northern Border Companies are regulated by various governmental entities that require a fair and reasonable method of allocation for costs incurred for such common services; and

     WHEREAS, ONEOK (an affiliate of NBP Services and Northern Plains) desires to provide or cause the provision of certain services to the Northern Border Companies, and the Northern Border Companies desire to receive these services, in accordance with the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

                                   ARTICLE I
                             SERVICES TO BE PROVIDED

     1.1 Services. On the terms and conditions set forth in this Agreement, ONEOK will provide or cause to be provided to the Northern Border Companies at least the type and amount of services that it provides or causes to be provided to ONEOK Affiliates, including but not limited to, executive officers, legal services, human resources and employee benefits, information technology, insurance and risk management, purchasing, inventory control, gas supply services, marketing, pipeline control, right of way management, general operations and maintenance, measurement, engineering, accounting, contract administration, SEC reporting, day-to-day supervisory and administrative services, planning support, budgeting support, technical, treasury services, tax and internal audit services, external audit services and other services required to be provided pursuant to the partnership agreements of the MLP and ILP, as amended from time to time, and various other services routinely and customarily provided to the ONEOK Affiliates (the "Services"). Each Northern Border Company or permitted successor or assign that receives Services shall be referred to as a "Purchaser" and collectively as the "Purchasers". ONEOK and the ONEOK Affiliates that provide Services under this Agreement, including Northern Plains and NBP Services, shall be collectively referred to as the "Provider."

     1.2 Operating Agreement Services. The Parties acknowledge and agree that Northern Plains will continue to perform its obligations under each of the Operating Agreements. To the extent Northern Plains requests Services from ONEOK under this Agreement in order to perform those obligations, ONEOK shall provide such Services, and Northern Plains shall pay for such Services, under the terms and conditions set forth in this Agreement. To the extent Northern Plains receives Services under this Agreement, it will be deemed a "Purchaser" with respect to such Services.

     1.3 Additional Services. Any additional services requested by any Purchaser will be provided on the basis agreed upon by the Parties in writing. Unless the context otherwise requires, the term "Services" in this Agreement shall include any such additional services agreed upon in writing by the Parties.

     1.4 Costs. The costs for the Services provided under this Agreement will be allocated and billed monthly to the Purchasers in a manner consistent with the method of allocation of such costs among other ONEOK Affiliates and consistent with applicable law, including the requirements of the Federal Energy Regulatory Commission ("FERC"). Direct costs will be allocated to the Purchasers having activities that give rise to such costs to the extent that such direct basis can reasonably be determined and allocated. The remaining unallocated direct costs and all indirect costs will then be allocated on the basis of a three-factor formula (the "Distrigas Method"), consistent with methods approved by the FERC. The Distrigas Method provides for the allocation of common costs based on the average of the percentage of "gross plant and investment", "operating income" and "labor expense," as such terms are defined in FERC regulations of each company involved in the calculation. The Provider will determine an average of those three factors for each Purchaser and for ONEOK and each ONEOK Affiliate that is involved in the calculation. That average will be the allocation ratio for each such entity (the "Distrigas Allocation Ratio"). The Distrigas Allocation Ratio for each such entity will then be applied to the total amount of common costs to determine the amount of common costs that will be allocated to each such entity. The Distrigas Allocation Ratio will be recalculated annually, or as required due to acquisitions, divestitures or other similar types of transactions or regulatory requirements. For the avoidance of doubt, the costs allocated through the Distrigas Method are based on actual costs recognized under U.S. generally accepted accounting principles and do not include a mark-up or other element of profit. The Provider is not entitled to and will not receive any other fee or other compensation for the performance of the Services other than as set forth in this Section 1.4.

                                   ARTICLE II
                                SERVICE STANDARD

     2.1 Standard of Care; Limited Warranty.

          (a) The Provider represents that it will discharge its duties hereunder in good faith and with reasonable diligence and on a basis consistent with the standards of service provided to ONEOK Affiliates. EXCEPT AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, THE PROVIDER MAKES NO (AND HEREBY DISCLAIMS AND NEGATES ANY AND ALL) WARRANTIES OR REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES. IN NO EVENT SHALL THE PROVIDER BE LIABLE TO THE NORTHERN BORDER COMPANIES OR ANY OTHER PERSON FOR ANY INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES RESULTING FROM ANY ERROR IN THE PERFORMANCE OF THE SERVICES, REGARDLESS OF WHETHER THE PROVIDER OR OTHERS MAY BE WHOLLY, CONCURRENTLY, PARTIALLY, OR SOLELY NEGLIGENT OR OTHERWISE AT FAULT; PROVIDED HOWEVER, THAT THE PROVIDER SHALL BE LIABLE FOR ANY DAMAGES ARISING OUT OF ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE PRECEDING IS THE ONLY WARRANTY CONCERNING THE SERVICES AND ANY RESULTS, WORK PRODUCT OR PRODUCTS RELATED THERETO, AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR NONINFRINGEMENT. THE PARTIES UNDERSTAND, ACKNOWLEDGE AND AGREE THAT THE LEVEL OF COMPENSATION THE PARTIES HAVE AGREED TO ACCEPT IS PREDICATED ON THIS LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTIES.

          (b) The Parties shall agree and communicate regarding (i) any changes to the Services or (ii) service level expectations related to the Services. The Provider shall not make any changes to the Services or the manner in which they are provided without advance notice to the Purchaser.

     2.2 Consequences of Breach or Non-Performance. The Purchasers shall promptly notify the Provider of any failure by the Provider to perform one or more of the Services in accordance with the terms of this Agreement. In the event that the Provider does not cure such non-performance within thirty (30) business days of the receipt of such notice, the Purchasers may terminate such Service(s) by delivering notice to the Provider.

     2.3 Relationship of Parties. The Parties hereby acknowledge and agree that, in providing the Services and otherwise in connection with this Agreement, the Provider is an independent contractor and is not, and shall not be deemed to be, an agent, employee or legal representative of the Purchasers or otherwise as having power or authority to bind the Purchasers, unless specifically delegated to do so in order to facilitate the Services.

                                   ARTICLE III
                              TERM AND TERMINATION

     3.1 Term. This Agreement shall become effective as of the Effective Date and shall remain in effect until terminated as herein provided or until Services are no longer being provided (the "Term").

     3.2 Termination of this Agreement. Except as set forth in Section 2.2 of this Agreement, a Party may not terminate this Agreement during the Term except under the following circumstances:

          (a) The Parties may terminate this Agreement by the execution of a written agreement signed by authorized representatives of all Parties, in which event the termination shall be effective on the date specified in such agreement.

          (b) If a transaction is consummated which would cause the Provider or its Affiliates (other than the Northern Border Companies and their subsidiaries) to cease to be a general partner of the MLP or the ILP, then ONEOK or the MLP, as the case may be, shall have the right to terminate this Agreement upon the execution and delivery of a mutually agreeable transition services agreement between the Parties.

     3.3 Termination of the Administrative Services Agreement. Effective as of the execution and delivery of this Agreement, the Administrative Services Agreement is hereby terminated, superseded and replaced by this Agreement; provided, however, that all amounts due or to become due under that Administrative Services Agreement shall be paid in full and the Administrative Services Agreement shall continue in effect with respect thereto until all such amounts are paid in full.

                                   ARTICLE IV
                               BILLING AND PAYMENT

     4.1 Invoices. The Provider will send one monthly invoice to the ILP covering all of the Services provided under this Agreement. The monthly invoice will be sent following completion of the Provider's normal monthly financial reporting process, including completion of the Distrigas Method calculation. The ILP shall pay each invoice by wire transfer or other means of immediate payment within fifteen (15) days of the invoice date without setoff or deduction of any kind, except as provided in Section 4.2. Any late payment by the ILP shall incur a late fee of ten percent (10%) per annum, calculated from the due date until the date of payment. In the event that any invoice is based on estimated costs, the Provider shall make adjustments by increasing or decreasing the costs in the invoice subsequent to the determination of the actual costs.

     4.2 Disputed Amounts. In the event that a dispute arises as to the amount of any statement or invoice or any portions thereof submitted pursuant to this
Article IV, the Parties will resolve the dispute in accordance with this Section
4.2 and Section 4.3 below. Pending resolution of the dispute, the ILP may withhold payment of the amounts on an invoice or statement to the extent such amounts are disputed in good faith, but shall pay all charges on such invoice or statement that are not so disputed. If the ILP disputes any amount on an invoice or statement it shall promptly notify the Provider in writing of such disputed amounts and the reasons each such charge is disputed. The Provider shall provide the ILP with sufficient records relating to the disputed charge to enable the Parties to resolve the dispute. In the event the determination is made that the ILP should have paid the disputed amount, the ILP shall pay the disputed amount, with interest on the disputed amount at a rate of ten percent (10%) per annum, calculated from and after the original due date of such invoice until the date of payment. If the ILP paid the disputed amount, but such disputed amount is ultimately determined not to have been payable, then the Provider shall refund to the ILP the disputed amount, with interest on the disputed amount at a rate of ten percent (10%) per annum, calculated from and after the date the Provider received the payment to the date of the refund. Payment by the ILP of a disputed amount shall not be deemed a waiver of the right of the ILP to recoup any contested portion of any bill or statement.

     4.3 Dispute Resolution. In the event of a dispute under this Agreement, the Parties shall, during the fifteen (15) days after notice of such a dispute, use their commercially reasonable efforts to reach agreement on the disputed items or amounts. If the Parties are unable to reach agreement within such period, they shall promptly thereafter cause a nationally recognized accounting firm agreeable to the Parties (the "Accounting Referee") to review this Agreement and the disputed items or amounts. The Accounting Referee shall deliver to the Parties as promptly as practicable (but in any event no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth the Accounting Referee's determination of the appropriate resolution of the dispute. Such determination shall be final and binding upon the Parties. The cost of such review and report shall be borne equally by each Party involved in the dispute.

     4.4 Audit. The Northern Border Companies and their designated representatives, after fifteen (15) days notice in writing to the Provider, shall have the right during normal business hours to audit, at their own expense, all books and records of the Provider related to the Services. Such audits shall not be commenced more often than twice each calendar year. The Northern Border Companies shall have two (2) years after the close of a calendar year in which to make an audit of the Provider's records for such calendar year. Absent fraud or intentional concealment or misrepresentation by the Provider or its employees, the Provider shall neither be required nor permitted to adjust any item unless a claim therefore is presented or adjustment is initiated within two (2) years after the close of the calendar year in which the statement therefore is rendered, and in the absence of such timely claims or adjustments, the bills and statements rendered shall be conclusively established as correct. The Provider shall use reasonable commercial efforts to obtain similar audit rights from contractors, consultants and suppliers engaged to perform any of the Services on behalf of the Provider.

                                    ARTICLE V
                     LIMITATION OF LIABILITY AND INDEMNITIES

     5.1 Purchaser's Limitation of Liability. Each of the Northern Border Companies agrees, with respect to the Services provided to such entity hereunder, to indemnify, defend and hold harmless the Provider and its Affiliates (provided that Northern Plains shall not be entitled to indemnity for any costs, expenses or liabilities incurred by it as a general partner of the MLP or the ILP), and their respective employees, officers, directors, representatives and agents harmless from and against all claims, losses, costs, damages and expenses (including, without limitation, attorneys' fees and expenses), penalties and liabilities (collectively, "Liabilities") arising out of the acts (or failure to act) by any such persons or entities in connection with the performance by such persons or entities of such Services, REGARDLESS OF WHETHER THE PROVIDER, OR SUCH OTHER PERSONS OR ENTITIES MAY BE WHOLLY, CONCURRENTLY, PARTIALLY OR SOLELY NEGLIGENT OR OTHERWISE AT FAULT IN CONNECTION THEREWITH; PROVIDED, HOWEVER, THAT NEITHER THE PROVIDER NOR ANY OF SUCH OTHER PERSONS AND ENTITIES SHALL BE INDEMNIFIED FOR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PROVIDER OR SUCH OTHER PERSONS OR ENTITIES.

     5.2 Provider's Indemnification. The Provider shall indemnify, defend and hold the Northern Border Companies and their general partners and their respective employees, directors, policy committee members, officers, representatives and agents harmless from and against all Liabilities arising out of the performance of this Agreement and resulting from the gross negligence or willful misconduct of the Provider or its Affiliates.

     5.3 Defense of Claims. It is understood and agreed that in the event that any Party is made a defendant in any suit, action or proceeding for which it is entitled to be indemnified pursuant to this Agreement, and the applicable indemnifying party fails or refuses to timely assume the defense thereof, after having been notified by the indemnified party to do so, that the indemnified party may compromise and settle or defend any such claim, and the applicable indemnifying party shall be bound and obligated to reimburse said indemnified party for the amount expended by the indemnified party in settling and compromising any such claim, or for the amount expended by the indemnified party in paying any judgment rendered therein, together with all reasonable attorneys' fees and costs incurred by the indemnified party for defense or settlement of such claim. Any judgment rendered against the indemnified party or amount expended by the indemnified party in compromising or settling such claim, together with all reasonable attorneys' fees and costs, shall be conclusive as determining the amount for which the applicable indemnifying party is liable to reimburse the indemnified party hereunder.

                                   ARTICLE VI
                    CONFIDENTIALITY AND OWNERSHIP OF RECORDS

     6.1 Confidentiality. The Parties acknowledge that in the course of this Agreement they may have access to and be in possession of Confidential Information (as described immediately below) of the other Party. Each Party shall protect the other Parties' Confidential Information in the same manner as it protects its own confidential information of like kind, which in no event shall be less than reasonable care. Each Party's access to the Confidential Information of the other Parties shall be restricted to those of such Party's personnel who have a need to know in order to perform under this Agreement. The provisions of this Section shall survive any termination or expiration of this Agreement and shall not be limited by any limitation of liability contained herein. The term "Confidential Information" shall mean information regarded by that Party as proprietary or confidential, including, but not limited to, information relating to its business affairs, financial information and prospects; future projects or purchases; proprietary products, materials or methodologies; data; customer lists; system or network configurations; passwords and access rights; and any other information marked as confidential or, in the case of information verbally disclosed, verbally designated as confidential.

     6.2 Ownership of Records. The Northern Border Companies shall own the data, records, information, etc. provided, generated, or otherwise related to the Services and the business of the Northern Border Companies ("Northern Border Company Records"), regardless of who prepares or generates such Northern Border Company Records. The Provider shall maintain on behalf of the Northern Border Companies all Northern Border Company Records and shall not destroy or delete any Northern Border Company Records without the prior written consent of the Northern Border Companies. Additionally, should this Agreement be terminated, then the Provider shall deliver or cause to be delivered all Northern Border Company Records to the Northern Border Companies; provided, however, that ONEOK shall be entitled to retain copies of any such Records.

                                   ARTICLE VII
                                  FORCE MAJEURE

     7.1 Force Majeure. Subject to the standards set forth in Article II, if, by reason of force majeure (as defined in Section 7.2 below), a Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, and if the non-performing Party declaring force majeure gives notice and reasonable particulars of such force majeure to the Party to whom the performance is due within a reasonable time after the occurrence of the cause relied on, upon giving such notice, so far as and to the extent that it is affected by such force majeure, the non-performing Party declaring force majeure shall not be liable solely on account of such inability to perform during the continuance of any inability so caused; provided, however, the non-performing Party shall use commercially reasonable efforts to recommence performance of the affected Services as promptly as possible; provided, further, however, that an event of force majeure shall not excuse payment for Services provided hereunder.

     7.2 Definition of Force Majeure. The term "force majeure" as employed in this Agreement shall mean acts of God; strikes, lockouts or industrial disputes or disturbances; civil disturbances; arrests and restraints from rulers of people; interruptions by government, administrative agency or court orders, other than as a result of a failure to comply with laws; present and future valid orders, decisions or rulings of any governmental or administrative entity having proper jurisdiction; acts of a public enemy; wars; acts of terrorism; riots; blockades; insurrections; inability to secure materials by reason of allocations promulgated by authorized governmental agencies; epidemics; landslides; lightning; earthquakes; fire; storm; floods;

washouts; whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming force majeure and not caused, in whole or in part, by the acts or omissions of the Party so affected by force majeure.

                                  ARTICLE VIII
                               NOTICES AND REPORTS

     8.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (i) when delivered personally or by prepaid overnight courier, with a record of receipt, (ii) the fourth day after mailing, if mailed by certified mail, return receipt requested, or (iii) the day of transmission, if sent by facsimile or telecopy during regular business hours, or the day after transmission if sent after regular business hours (with a copy promptly sent by prepaid overnight courier with record of receipt or by certified mail, return receipt requested), to the Parties at the following addresses or telecopy numbers (or to such other address or telecopy number as a Party may have specified by notice given to the other Party pursuant to this provision):

          If to the Provider(s), to:

               ONEOK, Inc.
               100 West 5th Street
               Tulsa, OK 74103
               Attn: General Counsel
               Facsimile: (918) 588-7971

          If to Northern Border Companies:

               Northern Border Partners, L.P.
               13710 FNB Parkway
               Omaha, NE 68154-5200
               Attention: General Counsel
               Facsimile: (402) 492-7480

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.1 Applicable Law. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED, AND DETERMINED IN ACCORDANCE WITH, THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE AND THE INTERNAL LAWS OF THE STATE OF OKLAHOMA (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

     9.2 Waiver. The performance of or compliance with a Party's obligation hereunder may be waived, but only in writing signed by an authorized representative of the other relevant Party. No waiver or failure of enforcement by any Party of any default by any other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner a release of the defaulting Party from, performance of any other provision, condition or requirement herein, nor deemed to be a waiver of, or in any manner a release of the defaulting Party from, future performance of the same provision, condition or requirement; nor shall any delay or omission of any non-defaulting Party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

     9.3 Modification. This Agreement may not be modified, varied or amended except by an instrument in writing signed by the Parties.

     9.4 Headings. The headings to each of the various Articles and Sections in this Agreement are included for convenience and reference only and shall have no effect on, or be deemed as part of the text of, this Agreement.

     9.5 Third Parties. Except as provided in Article V hereof, this Agreement is not intended to confer upon any Person not a Party hereto any rights or remedies hereunder, and no Person other than the Parties hereto is entitled to rely on or enforce any representation, warranty or covenant contained herein.

     9.6 Survival; Limitations Period. Notwithstanding any other provisions in this Agreement, all indemnities, limitations of liability, and payment obligations set forth in this Agreement, and the provisions set forth in Section
4.2 and Articles V, VI, VII, VIII, IX, X and XI, shall survive the termination of this Agreement or the expiration of the Term, in whole or in part. NO PARTY MAY ASSERT ANY CAUSE OF ACTION AGAINST ANY OTHER PARTY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT MORE THAN ONE (1) YEAR AFTER TERMINATION OF THIS AGREEMENT.

     9.7 Binding Effect Assignment.

          (a) Subject to Section 9.7(b) below, no Party hereto may assign this Agreement, in whole or in part, except with the prior written approval of each other Party. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective permitted successors and assigns.

          (b) The Provider may assign the performance by it of any Service to an Affiliate (other than the Northern Border Companies and their subsidiaries) or any subsidiary or any successor in interest to any such Affiliate or subsidiary. In addition, the Provider may subcontract or outsource the performance of any Service to a third party.

     9.8 Entire Agreement. This Agreement, including any exhibits, attachments and schedules hereto, constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes any prior understandings or written or oral agreements relative to such subject matter. However, this Agreement in no way changes or amends the terms of the Operating Agreements or the Administrative Services Agreement or the obligations of NBP

Services and Northern Plains to any of the Northern Border Companies under any of those agreements.

     9.9 Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     9.10 No Strict Construction. The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.

     9.11 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

     9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     9.13 Acknowledgement of Applicability of Section 365(n) of the Bankruptcy Code. The Parties hereby acknowledge that this Agreement is an executory contract granting rights in intellectual property to the Northern Border Companies as described in the U. S. Bankruptcy Code, Title 11 Section 365(n)(1)(B), and, as such, the Northern Border Companies may retain their rights under this Agreement in the event that the Provider or its Affiliates or its trustee, as applicable, rejects such executory contract or this Agreement pursuant to, and in accordance with, Section 365(n) of Title 11. Furthermore, the Parties acknowledge and agree that the execution of this Agreement shall not impair any of the Provider's rights under title 11 of the United States Code.

                                    ARTICLE X
                           INTERPRETATION; DEFINITIONS

     10.1 Definitions. Capitalized terms used herein and not otherwise defined shall have the following meanings:

     "Administrative Services Agreement" means the agreement between NBP Services, LLC, Northern Border Partners, L.P. and Northern Border Intermediate Limited Partnership effective as of October 1, 1993, as amended.

     "Affiliate" means any person or entity that is Controlled By a person. For purposes of this Agreement, a Provider shall not constitute an Affiliate of any Purchaser.

     "Control" or "Controlled By" means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by written contract or otherwise).

     "Northern Border Companies" (each, individually, a Northern Border Company) means (i) the MLP, (ii) the ILP, (iii) any direct or indirect subsidiary of the MLP, and (iv) any other entity that directly, or through one or more intermediaries, is controlled by the MLP, and (v) any entity in which the MLP or ILP has a direct or indirect ownership interest and NBP Services or Northern Plains is contractually obligated to provide administrative and/or operational services.

     "ONEOK Affiliates" means any direct or indirect subsidiary of ONEOK or any entity controlled by ONEOK, but shall exclude any of the Northern Border Companies.

     "Operating Agreements" include (i) the Northern Border Pipeline Project Operating Agreement between Northern Plains Natural Gas Company and Northern Border Pipeline Company dated February 28, 1980; (ii) the Midwestern Gas Transmission Company Operating Agreement between Northern Plains Natural Gas Company and Midwestern Gas Transmission Company dated May 1, 2001; (iii) the Viking Gas Transmission Company Operating Agreement between Northern Plains Natural Gas Company and Viking Gas Transmission Company dated January 17, 2003, and (iv) the Operating Agreement between Northern Plains Natural Gas Company and Guardian Pipeline, L.L.C. dated April 5, 2004. Additionally, this definition shall include any other operating agreement subsequently entered into by Northern Plains for the purpose of providing similar services to other natural gas transmission companies or similar services to other entities in the energy industry.

     10.2 Construction and Interpretation. All references herein to agreements and other contractual instruments shall be deemed to include all exhibits, attachments and appendices attached thereto and all amendments and other modifications to such agreements and instruments. Words used herein in the singular, where the context so permits, shall also apply to words when used in the plural and visa versa. The term "including" when used in this Agreement will be by way of example and not considered in any way to be a limitation, and means "including, without limitation".

                                   ARTICLE XI
                                  LICENSE GRANT

     11.1 License. Subject to the terms and conditions of this Agreement, and subject to the right of ONEOK and the ONEOK Affiliates to do so, ONEOK and the ONEOK Affiliates (collectively, for purposes of this Article XI, "Licensor") hereby grant and agree to grant to each Northern Border Company (each, for purposes of this Article XI, a "Licensee"), under all of Licensor's intellectual property rights in and to the software programs, object code and source code, and documentation related to the Services and licensed patents related thereto ("Licensed Programs"), a fully paid-up, irrevocable and perpetual (during the term of this Agreement), worldwide, non-exclusive, transferable, sublicensable, assignable license to: (i) copy, modify and use the Licensed Programs and documentation; (ii) use, make, have made, distribute, and sell any and all products and services of Licensee, its Affiliates, and its sublicensees (if any) and (iii) engage in the business as conducted by Licensee, its Affiliates, and sublicensees (if any). The foregoing license shall include the right for any third party service company or independent contractor retained by any Licensee or an Affiliate of any Licensee ("Contractor") to install, copy, modify and/or use the Licensed Programs on behalf of such Licensee and its Affiliates. The grant of the foregoing licenses with respect to any particular Licensed Program and related documentation or patents shall be limited to those Licensed Programs utilized by the Provider to provide the Services to the Purchasers and shall not include any Licensed Programs subject to agreements that would be breached by the grant in this paragraph.

     11.2 Existing Rights. Except as expressly provided herein, Licensor shall retain all of its right, title and interest, including, without limitation, all intellectual property rights, in and to the Licensed Programs, including any and all copies in whatever form. Licensee acknowledges that all materials provided by Licensor to Licensee under this provision, including, but not limited to the Licensed Programs, class libraries, scripts, algorithms, designs, flow-charts, procedures, processes, systems, methodologies, and information shall remain the sole and exclusive property of Licensor.

     11.3 Hardware and Software Platform. Licensee acknowledges that Licensee's operation of the Licensed Programs may require, among other things, Licensee's obtaining rights to use third party hardware and licensed copies of third party software, and Licensee shall be responsible for obtaining such rights to use third party hardware and software. Licensor assumes no responsibility or liability under this license grant or otherwise for obtaining or providing any such third party hardware or software or for providing any labor support. Licensor shall provide reasonable assistance in converting Licensee's data files for use with the Licensed Programs.

                            (Signature Page Follows)

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

                                        ONEOK, Inc.,
                                        an Oklahoma corporation


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        NORTHERN PLAINS NATURAL GAS
                                        COMPANY, LLC,
                                        a Delaware limited liability company


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        NBP SERVICES, LLC,
                                        a Delaware limited liability company


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        NORTHERN BORDER PARTNERS, L.P.
                                        a Delaware limited partnership


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        NORTHERN BORDER INTERMEDIATE
                                        LIMITED PARTNERSHIP,
                                        a Delaware limited partnership


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------